                                          As filed pursuant to Rule 424(b)(1)
                                          under the Securities Act of 1933
                                          Registration No. 333-36135


                                3,000,000 UNITS
                  EACH UNIT CONSISTING OF ONE COMMON SHARE AND
                  ONE REDEEMABLE COMMON SHARE PURCHASE WARRANT

                                 [NAMTAI LOGO]

    Nam Tai Electronics, Inc. (the "Company") is distributing to each holder of its Common Shares, $0.01 par value ("Common Shares"), on October 10, 1997 (the "Record Date"), nontransferable rights (the "Rights") to subscribe for one Unit (collectively the "Units") for every three Common Shares owned on the Record Date. The subscription price ("Subscription Price") is $17.00 per Unit. Each Unit consists of one Common Share and one redeemable Common Share Purchase Warrant (singly a "Warrant" and collectively the "Warrants") and each Warrant is exercisable to purchase one Common Share at a price of $20.40 per share at any time from the date of their issuance until November 24, 2000. The Common Shares and the Warrants included in the Units will be separately transferable immediately. The Warrants are redeemable by the Company at any time at $.05 per Warrant if the average closing sale price of the Common Shares for 20 consecutive trading days within the 30-day period preceding the date the notice is given equals or exceeds $25.50 per share. See "Description of Securities."

    The rights will expire at 9:00 a.m. Los Angeles time on November 24, 1997 (the "Expiration Date"). Shareholders who exercise their Rights will have the right to oversubscribe for Units at the Subscription Price, in an amount not exceeding 40% of the number of Units initially subscribed for by such holder subject to reduction to an amount not less than 15% of the Units initially subscribed for by such holder upon the election (the "Standby Underwriters' Oversubscription Cutback") of Joseph Charles & Associates, Inc., the representative (the "Representative") of the standby underwriters (the "Standby Underwriters") for the Standby Offering described below (the "Oversubscription Privilege"), and subject in any event to pro rata allocation among oversubscribers if there are insufficient Units to fill all oversubscriptions (the "Rights Offering"). Subject to the terms and conditions of the Standby Underwriting Agreement, any Units not subscribed for pursuant to the Rights Offering (the "Underwritten Units") will be sold to the Standby Underwriters at the lower of the Subscription Price per Unit or the closing bid price per Common Share as reported on The Nasdaq National Market on the Expiration Date; provided, however, that if the Representative elects to exercise the Standby Underwriters' Oversubscription Cutback, the Underwritten Units will be sold to the Standby Underwriters at the Subscription Price per Unit. The Standby Underwriters will initially offer to sell the Underwritten Units (or the Common Shares and Warrants included in the Units) to the public at the price paid by the Standby Underwriters (the "Standby Offering"). See "The Rights Offering" and "Standby Underwriting."

    Mr. M. K. Koo, the Company's Chairman of the Board, and Mr. Tadao Murakami, the Company's Chief Executive Officer, have agreed to exercise all of their Rights pursuant to which they will purchase an aggregate of 802,906 Units, assuming no exercise of their Oversubscription Privilege. Mr. Koo and Mr. Murakami have advised the Company that they intend to fully exercise their Oversubscription Privilege as well. See "The Rights Offering."

    Since the Rights are not transferable, there will be no trading market for the Rights. Prior to this offering, there has been no public market for the Units or the Warrants. The Common Shares are included in The Nasdaq National Market under the symbol "NTAIF." On October 29, 1997, the last reported sales price of the Common Shares as reported on The Nasdaq National Market was $21.50 per share. The Subscription Price for the Units and the exercise price and other terms of the Warrants were determined by negotiations between the Company and the Representative of the Standby Underwriters based in part upon the most recent bid price of the Common Shares. See "Price Range of Common Shares" and "Standby Underwriting." The Warrants will be included on The NASDAQ National Market under the symbol "NTAWF" upon consummation of this offering.

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=====================================================================================================================
                                                       SUBSCRIPTION PRICE                            PROCEEDS TO
                                                       AND PRICE TO PUBLIC    STANDBY FEES(1)        COMPANY(2)
---------------------------------------------------------------------------------------------------------------------
Per Unit..............................................        $17.00               $.68                $16.32
---------------------------------------------------------------------------------------------------------------------
Total.................................................      $51,000,000         $2,040,000           $48,960,000
=====================================================================================================================

(1) Excludes a non-accountable expense allowance to the Representative of $510,000 and the value of warrants to purchase up to 120,000 Units. The Company has agreed to indemnify the Standby Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Standby Underwriting."

(2) Before deducting expenses of the Company estimated at $970,000, including the Representative's non-accountable expense allowance.

     Any Units offered by the Standby Underwriter are offered subject to prior sale, when, as and if delivered to, and accepted by, the Standby Underwriter and subject to its right to reject any order in whole or in part and to certain other conditions. It is expected that certificates for the Units will be available for delivery, against payment therefor, at the offices of Joseph Charles & Associates, Inc. Beverly Hills, California or through the facilities of Depository Trust Company on or about the fourth business day following the Expiration Date.

                       JOSEPH CHARLES & ASSOCIATES, INC.
                THE DATE OF THIS PROSPECTUS IS OCTOBER 30, 1997.

                             AVAILABLE INFORMATION

     The Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Such materials filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such materials can also be obtained by written request to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed a Registration Statement under the Securities Act with the Commission with respect to the Securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission. Statements contained in this Prospectus such as the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     The Company is a holding corporation organized as an International Business Company under the laws of the British Virgin Islands and its principal operating subsidiary is organized under the laws of Hong Kong, where the Company's principal executive offices are also located. The Company has appointed Stephen Seung, 2 Mott St., Suite 601, New York, New York 10013 as its agent upon whom process may be served in any action brought against it under the securities laws of the United States. However, outside the United States, it may be difficult for investors to enforce judgments against the Company obtained in the United States in any such actions, including actions predicated upon civil liability provisions of the Federal securities laws. In addition, all of the Company's officers and most of its directors reside outside the United States and all of the assets of these persons and of the Company are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against the Company or such persons judgments predicated upon the liability provisions of the U.S. securities laws. The Company has been advised by Wilkinson & Grist, its Hong Kong counsel, and McW. Todman & Co., its British Virgin Islands counsel, that there is substantial doubt as to the enforceability against the Company or any of its directors and officers located outside the United States in original actions or in actions for enforcement of judgments of U.S. courts of liabilities predicated on the civil liability provisions of the Federal securities laws.
                            ------------------------

NOTICE TO NON-U.S. RESIDENTS

     This offering has not been registered or qualified in any jurisdiction outside of the United States of America. Investors who are not resident in the United States should consult with their financial or legal advisors as to their ability to participate in the Rights Offering and whether or not there are resale restrictions associated with the securities acquired upon exercise of the Rights.

                            ------------------------

     IN CONNECTION WITH THE STANDBY OFFERING, THE STANDBY UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AND/OR THE WARRANTS OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTION MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON SHARES ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "STANDBY UNDERWRITING."

                               PROSPECTUS SUMMARY

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors discussed in "Risk Factors" and elsewhere in this Prospectus.

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

     Nam Tai is an independent provider of high quality manufacturing services to original equipment manufacturers ("OEMs") in the consumer electronics industry. All of the Company's manufacturing operations are based in the People's Republic of China ("China"). Nam Tai assists OEMs in the design and development of products and furnishes full turnkey manufacturing services to its OEM customers utilizing advanced processes such as chip on board ("COB"), surface mount technology ("SMT"), tape automated bonding ("TAB") and outer lead bonding ("OLB") technologies. The Company provides hardware and software design, plastic molding, component purchasing, assembly into finished products or electronic subassemblies, post-assembly testing and shipping. The Company manufactures a broad line of finished products for its OEM customers, including personal organizers, linguistic products, calculators, integrated circuit ("IC") or smart card readers (referred to as "IC card readers"). It also manufactures electronic components and subassemblies for printed circuit boards ("PCBs"). These products include large scale integrated circuits ("LSI") bonded on PCBs that are used in the manufacture of products such as electronic toys, and subassemblies for liquid crystal display ("LCD") modules that are in turn used in the manufacture of communications, camera and computer products. In addition, Nam Tai provides OEMs with silk screening services for plastic parts, polyvinyl chloride ("PVC") products and metal parts.

     The Company moved its manufacturing facilities to Shenzhen, China in 1987 to take advantage of lower overhead costs and competitive labor rates and to position itself to achieve low-cost, high volume manufacturing. The location of Nam Tai's factory in Shenzhen is about 30 miles from Hong Kong, providing the Company with close access to Hong Kong's infrastructure of communication and banking as well as facilitating transportation of the Company's products out of China through the port of Hong Kong.

     The Company emphasizes high responsiveness to the needs of OEM customers through the development and volume production of increasingly sophisticated and specialized products. The Company seeks to build long-term relationships with its customers through high quality standards (supported by ISO 9001 Certification), competitive pricing, strong research and development support, advanced assembly processes and high volume manufacturing, and with key suppliers through volume purchasing and reliable forecasting of component purchases. Nam Tai believes that the potential for increased manufacturing outsourcing by Japanese and U.S. OEMs in China is substantial especially through its expanded production capacity and experience. Management believes Nam Tai's record of providing timely delivery in volume of highquality, high technology, low-cost products builds close customer relationships and positions the Company to receive orders for more complex products. As the Company grows, management will seek to maintain a low cost structure, reduce overhead where possible and continuously strive to improve its manufacturing quality and processes.

     The Company was incorporated as an International Business Company in the British Virgin Islands in 1987. The Company's principal executive offices are located in Hong Kong in Unit 9,15/F., Tower 1, China Hong Kong City, 33 Canton Road, Kowloon, Hong Kong and its telephone and fax numbers are (852) 2341-0273 and (852) 2341-4164, respectively. The Company maintains the following toll-free telephone number for United States investor relations: (800) 661-8831. Unless the context otherwise requires, references to "Nam Tai" or the "Company" are to Nam Tai Electronics, Inc. and its subsidiaries.

     Except where otherwise indicated, all share and per share information in this Prospectus (a) assumes no exercise of the Warrants included in the Units offered hereby, the Representative's Warrants to purchase up to 120,000 Units, warrants to purchase 10,000 Units to be sold to the Company's counsel upon conclusion of the Standby Offering ("Counsel's Warrants") and options to purchase up to an aggregate of 486,633 Common Shares that are outstanding or reserved for future grant under the Company's Stock Option Plan and (b) reflect a 2-for-1 stock split effected on July 16, 1992.

                                  THE OFFERING

Securities offered.........  Rights to subscribe for 3,000,000 Units; each Unit consisting of one Common Share and one three-year Warrant, each Warrant is exercisable to purchase one Common Share at $20.40 per share.

Subscription Price.........  $17.00 per Unit.

Last reported sales price
of
Common Shares..............  $21.50 per share on October 29, 1997.

Record Date................  October 10, 1997

Terms of Rights Offering...  Common Shareholders will be issued nontransferable rights entitling them to purchase one Unit for each three Common Shares held on the Record Date (the "Basic Subscription Privilege"). Fractional Rights will not be issued. See "The Rights Offering."

Expiration Date............  The rights will expire at 9:00 a.m. Los Angeles time on November 24, 1997.

Oversubscription
Privilege..................  Shareholders who exercise their Rights will have the right to oversubscribe for Units at the Subscription Price, in an amount not exceeding 40% of the number of Units initially subscribed for by such holder subject to reduction to an amount not less than 15% of the Units initially subscribed for by such holder pursuant to the Standby Underwriters' Oversubscription Cutback, subject in any event to pro rata allocation among oversubscribers if there are insufficient Units to fill all oversubscriptions. See "The Rights Offering -- Subscription Privileges."

Standby Purchase
Commitment.................  The Standby Underwriters, through the
                             Representative, have agreed, subject to the terms and conditions of the Standby Underwriting Agreement, to purchase that number of Units equal to 3,000,000 less the number of Units purchased through the exercise of Rights (the "Underwritten Units"), at the lower of the Subscription Price per Unit or the closing bid price per Common Share as reported on The Nasdaq National Market on the Expiration Date, provided, however, that if the Representative elects to exercise the Standby Underwriters' Oversubscription Cutback, the Underwritten Units will be sold to the Standby Underwriters at the Subscription Price per Unit. The Standby Underwriters will initially offer to sell such Units (or the Common Shares and Warrants included in the Units) to the public at the price paid by the Standby Underwriters (the "Standby Offering"). See "Standby Underwriting."

Transferability of
Rights.....................  The Rights are nontransferable.

Method of Exercising
Rights.....................  Rights may be exercised by delivery to U.S. Stock
                             Transfer Corporation (the "Rights Agent"), 1745 Gardena Avenue, 2nd Floor, Glendale CA

                             91204, U.S.A., on or prior to the Expiration Date of Rights certificates (which contain a subscription form), properly completed and with full payment for all Units subscribed for (including Units subscribed for pursuant to the exercise of the Oversubscription Privilege) by cash, certified check, bank draft, wire transfer or money order payable to the order of the Rights Agent. The wire transfer address for the Rights Agent is Nam Tai Electronics, Inc. Rights Offering Account, c/o First Professional Bank, 606 Broadway Street, Santa Monica, CA 90401, U.S.A., ABA #122239335, Account #004-900588. The Rights Agent
                             will hold in custody all payments received upon exercise of Rights until the Expiration Date and the number of Units subscribed for is determined. Holders will be refunded, without interest, any amounts paid upon exercise of the Oversubscription Privilege to the extent Units are not available to fill all such oversubscriptions. The Rights Agent will also accept a written or telegraphic guarantee received prior to the Expiration Date from a commercial bank or trust company having an office in the United States, or a member of the New York Stock Exchange or the National Association of Securities Dealers, Inc. which states the name of the subscriber, the number of Rights represented by the Rights Certificate, and the number of Units subscribed for, and which guarantees that the Rights certificate and appropriate payment will be promptly delivered to the Rights Agent. See "The Rights Offering -- Exercise of Rights."

Additional Information.....  Additional information relating to the method of subscription and requests for additional copies of this Prospectus should be directed to the Syndicate Department at Joseph Charles & Associates, Inc., telephone (310) 278-4950, fax (310) 859-2877,
                             e-mail: jcacorpfin@aol.com.

Issuance of Units..........  Certificates evidencing the Common Shares and
                             Warrants composing the Units will be delivered to subscribers as soon as practicable after the fourth business day following the Expiration Date.

Common Shares Outstanding:

     Before Offering.......   8,196,227 Common Shares(1)
     After Offering........  11,196,227 Common Shares(1)

Use of proceeds............  For working capital and general corporate purposes, including possible acquisitions. See "Use of Proceeds."

Risk Factors...............  This offering involves a high degree of risk. See
                             "Risk Factors."

Nasdaq National Market
symbols --

     Common Shares.........  NTAIF
     Warrants..............  NTAWF
---------------

(1) Based on 8,196,227 Common Shares outstanding at August 31, 1997.

                 SUMMARY CONSOLIDATED FINANCIAL INFORMATION(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  SIX MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                    JUNE 30,
                              --------------------------------------------------  -----------------
                                1992      1993      1994      1995       1996       1996     1997
                              --------  --------  --------  ---------  ---------  --------  -------
Income statement data:
Net sales.................... $ 57,955  $ 70,844  $ 96,564  $ 121,240  $ 108,234  $ 50,242  $71,596
Gross margin.................   10,940    14,098    17,223     23,152     22,185     9,943   19,840
Net income...................    2,503     5,197     8,099     11,419      9,416     3,742   13,333(2)
Dividends paid...............      853        --        65        120        243       243      786

Per share amounts:
Net income................... $   0.47  $   0.87  $   1.09  $    1.40  $    1.16  $   0.46  $  1.68(2)
Dividend paid................     0.20        --      0.01       0.02       0.03      0.03     0.10
Weighted average common
  shares outstanding and
  common stock equivalents...    5,302     5,976     7,460      8,172      8,142     8,213    7,947

                                                                                     AT JUNE, 1997
                                                 AT DECEMBER 31,                   ------------------
                                 ------------------------------------------------               AS
                                   1992      1993      1994      1995      1996     ACTUAL    ADJUSTED(3)
                                 --------  --------  --------  --------  --------  ---------  -------
Balance sheet data:
Current assets.................. $ 23,071  $ 31,247  $ 45,520  $ 47,011  $ 46,609  $  66,187  114,177
Property, plant and
  equipment -- net..............    6,337     7,396    14,624    27,635    36,487     32,287   32,287
Total assets....................   29,474    39,530    66,287    79,281    88,391    102,333  150,323
Current liabilities.............   12,475    10,644    17,838    19,108    21,401     20,909   20,909
Non current liabilities.........      631       609        --        --        --         --       --
Shareholders' equity............   16,368    28,162    48,449    60,173    66,990     81,424  129,414

---------------

(1) The Company's Consolidated Financial Statements are prepared in accordance with generally accepted accounted principles in the United States of America and are stated in U.S. dollars.

(2) Includes other income -- net of $2,611,000, primarily consisting of a gain of $2,648,000 from the sale of a portion of a long-term investment. See Note 5 of Notes to Consolidated Financial Statements for June 30, 1996 and 1997 included elsewhere herein.

(3) As adjusted to reflect the sale of the Units offered hereby at the Subscription Price of $17.00 per Unit and the addition of the net proceeds to working capital. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS, THE FOLLOWING FACTORS, AMONG OTHERS, IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE UNITS OFFERED BY THIS PROSPECTUS.

POLITICAL, LEGAL, ECONOMIC AND OTHER UNCERTAINTIES OF OPERATIONS IN CHINA AND HONG KONG

     Internal Political and Other Risks. The Company's single manufacturing complex is located in China. As a result, the Company's operations and assets are subject to significant political, economic, legal and other uncertainties associated with doing business in China. Changes in policies by the Chinese government resulting in changes in laws, regulations, or the interpretation thereof, confiscatory taxation, restrictions on imports and sources of supply, import duties, corruption, currency revaluations or the expropriation of private enterprise could materially and adversely affect the Company. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. There can be no assurance that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, that such policies will not be significantly altered from time to time or that business operations in China would not become subject to the risk of nationalization, which could result in the total loss of investment in that country. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power, water supplies, transportation, communications, raw materials and parts. If for any reason the Company were required to move its manufacturing operations outside of China, the Company's profitability would be substantially impaired, its competitiveness and market position would be materially jeopardized and there can be no assurance that the Company could continue its operations.

     Uncertain Legal System and Application of Laws. The legal system of China relating to foreign investments is both new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances. China does not have a comprehensive system of laws. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may not be possible to obtain swift and equitable enforcement of that law.

     Current Dependence on Single Factory Complex. The Company's products are manufactured exclusively at its complex located in Baoan County, Shenzhen, China. The Company does not own the land underlying its factory complex. It occupies the site under agreements with the local Chinese government. In the case of its original facility, the lease agreement covers an aggregate of approximately 150,000 square feet of factory space and expires in August 2007. In the case of the newer facility, the Company is entitled to use the land upon which it is situated until 2044. These agreements and the operations of the Company's Shenzhen factories are dependent on the Company's relationship with the local government. The Company's operations and prospects would be materially and adversely affected by the failure of the local government to honor these agreements. In the event of a dispute, enforcement of these agreements could be difficult in China. Moreover, firefighting and disaster relief or assistance in China is primitive by Western standards. Material damage to, or the loss of, the Company's factory complex due to fire, severe weather, flood, or other act of God or cause, even if covered by insurance, would have a material adverse effect on the Company's financial condition, business and prospects.

     Possible Changes and Uncertainties in Economic Policies. As part of its economic reform, China has designated certain areas, including Shenzhen where the Company's manufacturing complex is located, as Special Economic Zones. Foreign enterprises in these areas benefit from greater economic autonomy and more favorable tax treatment than enterprises in other parts of China. Changes in the policies or laws governing Special Economic Zones could have a material adverse effect on the Company. Moreover, economic reforms and growth in China have been more successful in certain provinces than others, and the continuation or increase of such disparities could affect the political or social stability of China.

     Inherent Risks of Business in China. Conducting business in China is inherently risky. Corruption, extortion, bribery, pay-offs, theft, and other fraudulent practices are common in China. The Company has attempted to implement safeguards to prevent losses from such practices, but there can be no assurance that despite these safeguards the Company will not suffer losses relating to such practices.

     Recent Relations with the U.S. In 1995, the United States considered revocation of China's most favored nation ("MFN") trade status, which provides China with the trading privileges generally available to trading partners of the United States, and in 1996 the United States and China were involved in controversy over the protection in China of intellectual property rights. In 1996, China and the United States reached an agreement on copyright protection and the United States has extended China's MFN status to July 3, 1998. Various interest groups continue to urge that the United States not renew China's trade status. There can be no assurance that future controversies will not arise that threaten trade relations between the United States and China or that the United States will not revoke or refuse to extend China's MFN status. In any of such eventualities, the business of the Company could be adversely affected.

     Relations Between China and Taiwan. Relations between China and Taiwan have been unresolved since Taiwan was established in 1949. The general election in Taiwan in 1996 heightened tensions between them. Although not directly a threat to Nam Tai, peaceful and normal relations between China and its neighbors reduces the potential for events which could have an adverse impact on the Company's business.

     Operations in Hong Kong. The Company's executive and sales office, and several of its customers and suppliers are located in Hong Kong, formerly a British Crown Colony. Sovereignty over Hong Kong was transferred effective July 1, 1997 to China. The Company prepared for this transition in Hong Kong by increasing the role and capability of its personnel in China to manage a number of responsibilities previously managed through the Hong Kong office. Certain other responsibilities have been transferred to the Company's office in Vancouver, British Columbia, Canada. While the Company does not believe that the transfer of sovereignty over Hong Kong to China will have a material adverse effect on the Company's business, there can be no assurance as to the continued stability of political, economic or commercial conditions in Hong Kong, and any instability could have an adverse impact on the Company's business.

     The Hong Kong dollar and the United States dollars have been fixed at approximately 7.80 Hong Kong dollars to $1.00 since 1983. The Chinese government has expressed its intention in the Basic Law to maintain the stability of the Hong Kong currency after the sovereignty of Hong Kong was transferred to China. There can be no assurance that this will continue and the Company could face increased currency risks if the current exchange rate mechanism is changed. See "-- Exchange Rate Fluctuations."

CUSTOMER CONCENTRATION; DEPENDENCE ON ELECTRONICS INDUSTRY

     Sales to four major customers, Sharp Corporation, Texas Instruments Incorporated, Nintendo, Inc. (which orders through Sharp Corporation) and Seiko Instruments Inc. aggregated approximately 89.7%, 92.3% and 90.3% of the Company's total net sales during the years ended December 31, 1994, 1995 and 1996. For information disclosing sales to each of these customers during these years, see "Business -- Customers and Marketing." The Company's sales transactions to all its OEM customers are based on purchase orders received by the Company from time to time. Except for these purchase orders, the terms of which in a few cases are supplemented by basic agreements dependent upon the receipt of purchase orders, the Company has no written agreements with its OEM customers. Although management believes that any one of its OEM customers could be replaced eventually, the loss of any one of its major customers could have a material adverse effect on the Company's business. See "Management's Discussion of Results of Operations and Financial Condition."

     Virtually all of the Company's sales are to customers in the electronics industry, which is subject to rapid technological change and product obsolescence. The factors affecting the electronics industry in general, or any of the Company's major customers in particular, could have a material adverse effect on the Company's results of operations.

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

     The Company's quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect net sales, gross profit and profitability. This could result from any one or a combination of factors such as the cancellation or postponement of orders, the timing and amount of significant orders from the Company's largest customers, customers' announcement and introduction of new products or new generations of products, evolutions in the life cycles of customers' products, the Company's timing of expenditures in anticipation of future orders, effectiveness in managing manufacturing processes, changes in cost and availability of components, mix of orders filled, adverse effects to the Company's financial statements resulting from, or necessitated by, possible future acquisitions, and changes or anticipated changes in economic conditions. The volume and timing of orders received during a quarter are difficult to forecast. The Company's customers from time to time encounter uncertain and changing demand for their products. Customers generally order based on their forecasts. If demand falls below such forecasts or if customers do not control inventories effectively, they may reduce or postpone shipments of orders.

     The Company's expense levels during any particular period are based, in part, on expectations of future sales. If sales in a particular quarter do not meet expectations, operating results could be materially adversely affected. In addition, the Company's operating results are affected by seasonality during the third quarter in anticipation of the Christmas buying season and in the first quarter resulting from both the closing of the Company's factory in China for one-half of a month for the Chinese New Year holidays and the general reduction in sales following the holiday season. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The market segments served by the Company are also subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recessionary period affecting the industry segments served by the Company could have a material adverse effect on the Company's results of operations. Results of operations in any period should not be considered indicative of results to be expected in any future period, and fluctuations in operating results may also result in fluctuations in the market price of the Company's Common Shares.

TECHNOLOGICAL CHANGES AND PROCESS DEVELOPMENT

     The market for the Company's manufacturing services is characterized by rapidly changing technology and continuing process development. The Company is continually evaluating the advantages and feasibility of new manufacturing processes, such as COB, SMT, TAB and OLB. The Company believes that its future success may depend upon its ability to develop and market manufacturing services which meet changing customer needs, maintain technological leadership and successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis. There can be no assurance that the Company's process development efforts will continue to prove successful.

RISKS FROM POSSIBLE ACQUISITIONS

     An important element of the Company's strategy is to review acquisition prospects that would complement the Company's existing products and services, augment its market coverage and sales ability or enhance its technological capabilities. While the Company has no current agreements or understandings with respect to any acquisitions, the Company may acquire businesses, products or technologies in the future. See "Use of Proceeds." Future acquisitions by the Company could result in accounting charges, potentially dilutive issuance of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's business, financial condition and results of operations and/or the price of the Company's Common Stock. Acquisitions entail numerous risks, including the assimilation of the acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. Management has no experience in assimilating acquired organizations. There can be no assurance as to the ability of the Company to successfully integrate the products, technologies or personnel of any business that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

EXCHANGE RATE FLUCTUATIONS

     The Company sells most of its products in United States dollars and Japanese yen and pays expenses in United States dollars, yen, Hong Kong dollars, Canadian dollars and Chinese renminbi. The Company is subject to a variety of risks associated with changes among the relative value of the United States dollar, yen, Hong Kong dollar, Canadian dollar and Chinese renminbi, but management believes that the most significant exchange risk results from material purchases made in yen. Approximately 35%, 33% and 28% of Nam Tai's material costs have been in yen during the years ended December 31, 1994, 1995 and 1996. Sales made in yen accounted for approximately 15% of sales for the year ended December 31, 1996, 18% of sales for 1995 and 13% of sales for 1994. The net exposure has been declining as material costs in Japanese yen decrease and sales increase. Based on oral agreements with its customers which are customary in the industry, the Company believes its customers will accept an increase in the selling price of manufactured products if the exchange rate of the Japanese yen appreciates beyond a range of 5% to 10% although such customers may also request a decrease in selling price in the event of a depreciation of the Japanese yen. There can be no assurance its customers will accept such price increase and the refusal to accept such price increase in the event of a severe fluctuation of the Japanese yen at a time when sales made in yen are insufficient to cover material purchases in yen would materially and adversely affect the Company's operations.

     Although only 9.3% of the Company's expenses were in Chinese renminbi in 1996, the appreciation of the renminbi against the U.S. dollar increases the expenses of the Company when translated into U.S. dollars. There can be no assurances that the renminbi will not increase significantly in value relative to the U.S. dollar in the future.

     From time to time, the Company attempts to hedge its currency exchange risk. The Company's financial results have been affected in the past due to hedging activities, resulting in foreign exchange gains of approximately $52,000 in 1995 and $68,000 in 1994 and foreign exchange losses of approximately $400,000 in 1993 and $350,000 in 1992. The Company continually reviews its hedging strategy but there can be no assurance that Nam Tai will not suffer losses in the future as a result of currency hedging.

COMPETITION

     Competition in the contract electronic manufacturing industry is intense. The Company's primary competitors in the manufacture of its principal product lines of calculators, personal organizers and linguistic products, are Kinpo Electronics, Inc. (formerly Cal-Comp Electronics, Inc.) and Inventec Co. Ltd., both of Taiwan. While an OEM may prefer its approved suppliers, management believes that OEMs tend to order from several suppliers in order to lessen dependence on any one of them. Certain competitors may have substantially greater technical, financial and marketing resources than the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company depends to a large extent on the abilities and continued participation of Mr. M. K. Koo, its Chairman of the Board, and Mr. Tadao Murakami, its Chief Executive Officer and President, who is in charge of the Company's day-to-day manufacturing and marketing operations in China. The loss of the services of Mr. Koo or Mr. Murakami could have a material adverse effect on Company's business.

ENFORCEABILITY OF CIVIL LIABILITIES

     The Company is a holding corporation organized as an International Business Company under the laws of the British Virgin Islands and its principal operating subsidiary is organized under the laws of Hong Kong, where the Company's principal executive offices are also located. The Company has appointed Mr. Stephen Seung, an attorney engaged in the private practice of law in New York and a director of Nam Tai since 1995, as its agent upon whom process may be served in any action brought against the Company under the securities laws of the United States. However, outside the United States, it may be difficult for investors to enforce judgments against the Company obtained in the United States in any such actions, including actions predicated upon civil liability provisions of Federal securities laws. In addition, all of the Company's officers and a majority of its directors reside outside the United States and nearly all of the assets of these persons and of the Company are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against the Company or such persons judgments predicated upon the liability provisions of U.S. securities laws. The Company has been advised by its Hong Kong counsel and its British Virgin Island counsel that there is substantial doubt as to the enforceability against the Company or any of its directors and officers located outside the United States in original actions or in actions for enforcement of judgments of U.S. courts of liabilities predicated on the civil liability provisions of Federal securities laws.

CERTAIN LEGAL CONSEQUENCES OF INCORPORATION IN THE BRITISH VIRGIN ISLANDS

     The Company is organized under the laws of the British Virgin Islands. Principles of law relating to matters affecting the validity of corporate procedures, the fiduciary duties of the Company's management, directors and controlling shareholders and the rights of Nam Tai's shareholders differ from, and may not be as protective of shareholders as, those that would apply if the Company were incorporated in a jurisdiction within the United States. Directors of the Company have the power to take certain actions without shareholder approval, including an amendment of the Company's Memorandum or Articles of Association, a change in the Company's authorized capital, and certain fundamental corporate transactions, including reorganizations, certain mergers or consolidations, and the sale or transfer of assets. In addition, there is doubt that the courts of the British Virgin Islands would enforce liabilities predicated upon U.S. securities laws.

RISKS OF INTERNATIONAL SALES

     The products of the Company are sold in the United States and internationally, principally in Japan, Europe and Hong Kong. International sales may be subject to political and economic risks, including political instability, currency controls and exchange rate fluctuations, and changes in import/export regulations, tariff and freight rates. Changes in tariffs or other trade policies could adversely affect the Company's customers or suppliers or decrease the cost of products for Nam Tai's competitors relative to such costs for the Company.

EXEMPTIONS UNDER THE EXCHANGE ACT AS A FOREIGN PRIVATE ISSUER

     The Company is a foreign private issuer within the meaning of rules promulgated under the Exchange Act. As such, and though its Common Shares are registered under Section 12(g) of the Exchange Act, it is exempt from certain provisions of the Exchange Act applicable to United States public companies including: the rules under the Exchange Act requiring the filing with the Commission of quarterly reports on Form 10-Q or current reports on Form 8-K; the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect to a security registered under the Exchange Act; and the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer's equity securities within six months or less). Because of the exemptions under the Exchange Act applicable to foreign private issuers, shareholders of the Company are not afforded the same protections or information generally available to investors in public companies organized in the United States.

AGREEMENT TO EXERCISE RIGHTS BY MR. M. K. KOO AND MR. TADAO MURAKAMI.

     Mr. M. K. Koo, the Company's Chairman of the Board, and Mr. Tadao Murakami, the Company's Chief Executive Officer, have agreed to fully exercise their Basic Subscription Privilege pursuant to which they will purchase an aggregate of 802,906 Units, assuming no exercise of their Oversubscription Privilege. Mr. Koo and Mr. Murakami have advised the Company that they intend to fully exercise their Oversubscription Privilege as well.

SECURITIES MARKET FACTORS

     The markets for equity securities have been volatile and the price of the Company's Common Shares has been and could continue to be subject to wide fluctuations in response to quarter to quarter variations in operating results, news announcements, trading volume, general market trends and other factors. See "Price Range of Common Shares." These same factors could be expected to affect the market price of the Company's Warrants following this offering. There can be no assurance that the Company's Common Shares and Warrants together will trade in the future at market prices in excess of the Subscription Price. Certain events, such as the issuance of Common Shares upon the exercise of the Warrants included in the Units and the exercise of the Representative's Warrants and Counsel's Warrants could also adversely effect the prevailing market prices of the Company's securities. See "Description of Securities."

REDEMPTION OF WARRANTS

     From and after the Expiration Date, the Warrants are redeemable by the Company at $.05 per Warrant on 30 days' written notice provided the closing sale price of the Common Shares for 20 consecutive trading days within the 30-day period preceding the date of the notice of redemption equals or exceeds $25.50. In the event the Company exercised the right to redeem the Warrants, a holder would be forced either to sell or exercise the Warrants within 30 days of the notice of redemption, or accept the redemption price. See "Description of Securities -- Warrants."

VOTING DILUTION TO SHAREHOLDERS NOT EXERCISING RIGHTS

     The voting dilution to persons who do not exercise their subscription rights in the Rights Offering is approximately 36.6%. See "The Rights Offering" and "Standby Underwriting."

                              THE RIGHTS OFFERING
THE RIGHTS

     The Company is distributing to all holders of its outstanding Common Shares of record on the Record Date nontransferable Rights to purchase one Unit for every three Common Shares owned on the Record Date. The Subscription Price is $17.00 per Unit. Fractional Rights will not be issued and any shareholder holding a number of Common Shares on the Record Date that is not divisible by three will receive a number of Rights equal to the number of Common Shares held on the Record Date divided by three, rounded down to the nearest whole number.

     Each Unit consists one Common Share and one Warrant and each Warrant is exercisable to purchase one Common Share at a price of $20.40 per share at any time from the Expiration Date until November 24, 2000. The Common Shares and the Warrants included in the Units will be separately transferable immediately. The Warrants are redeemable by the Company at any time after their issuance at $.05 per Warrant if the average closing sale price of the Common Shares for 20 consecutive trading days within the 30-day period preceding the date the notice is given equals or exceeds $25.50. See "Description of Securities."

     The issuance by the Company of the Units pursuant to the Rights Offering is not conditioned upon the subscription of any minimum number of Units by holders of the Rights. Mr. M. K. Koo, the Company's Chairman of the Board, and Mr. Tadao Murakami, the Company's Chief Executive Officer, have agreed to exercise all of their Rights pursuant to which they will purchase an aggregate of 802,906 Units, assuming no exercise of their Oversubscription Privilege. Mr. Koo and Mr. Murakami have also advised the Company that they intend to fully exercise their Oversubscription Privilege as well. The Standby Underwriters have committed to purchase from the Company and will reoffer to the public all Units that are not purchased upon exercise of Rights. See "Standby Underwriting." Subject to satisfaction of the terms and conditions of the Standby Underwriting Agreement and the performance by the Standby Underwriter of its obligations thereunder, the Company is assured of selling all of the Units offered in the Rights Offering.

     The Subscription Price for the Units and the exercise price and other terms of the Warrants included therein were determined by negotiations between the Company and the Representative based in part upon the most recent bid price of the Common Shares. See "Standby Underwriting."

EXPIRATION DATE

     The Rights expire at 9:00 a.m., Los Angeles time, on November 24, 1997. The Company will not be obligated to honor any purported exercise of Rights received by the Rights Agent after the Expiration Date, regardless of when documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below.

RIGHTS AGENT

     The Rights Agent is U.S. Stock Transfer Corp., 1745 Gardena Avenue, 2nd Floor, Glendale CA 91204, telephone (818) 502-1404 and fax (818) 502-0674.

SUBSCRIPTION PRIVILEGES

     Basic Subscription Privilege. Each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one Unit. Certificates representing the Common Shares and Warrants composing the Units purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date.

     Oversubscription Privilege. Subject to the allocation and the Standby Underwriters' Oversubscription Cutback described below, each Right also carries the right to subscribe at the Subscription Price for up to that number of additional Units equal to 40% of the number of Units purchased by the holder pursuant to the Basic Subscription Privilege unless the Representative elects, prior to the Standby Offering, to reduce the percentage from 40% to a lower percentage that is not less than 15% of the Units initially subscribed for by such holders (the "Standby Underwriters' Oversubscription Cutback"). At the election of the Representative to exercise the Standby Underwriters' Oversubscription Cutback, the number of units purchasable upon exercise of the Oversubscription Privilege shall be reduced from up to 40% of the Units initially subscribed for by holders to up to such lower percentage (not less than 15% of the Units initially subscribed for by such holder exercising Rights) as determined by the Representative upon its exercise of the Standby Underwriters' Oversubscription Cutback. Notwithstanding anything to the contrary herein, the right of each holder to subscribe at the Subscription Price for up to that number of additional Units equal to a minimum of 15% and a maximum of 40% of the Units initially subscribed for (depending upon whether and to the extent of the Representative's exercise of the Standby Underwriters' Oversubscription Cutback) is referred to herein as the "Oversubscription Privilege."

     To the extent that any Units are not sold through the Basic Subscription Privilege, Units will be available for purchase pursuant to the Oversubscription Privilege. To the extent such excess Units ("Excess Units") are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Units will be allocated pro rata (subject to the elimination of fractional Units) among those holders of Rights exercising the Oversubscription Privilege, in proportion to the number of Units each beneficial holder exercising the Oversubscription Privilege has purchased pursuant to the Basic Subscription Privilege (as opposed to the number of Units requested pursuant to the Oversubscription); provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Units than such holder subscribed for pursuant to the exercise of such holder's Oversubscription Privilege, then such holder will be allocated only such number of Excess Units as such holder subscribed for and the remaining Excess Units will be allocated among all other holders exercising the Oversubscription Privilege. No fractional Units will be issued. Fractional Units otherwise issuable upon exercise of the Oversubscription Privilege will be rounded down to the nearest whole number. All beneficial holders who exercise the Basic Subscription Privilege will be entitled to exercise the Oversubscription Privilege. Certificates representing Units purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations have been effected.

     Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Rights Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Units that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

METHOD OF EXERCISING RIGHTS

     Rights may be exercised by completing and signing the Subscription Form on the reverse side of the Rights certificate and mailing or delivering the Rights certificate, together with payment in full (in United States dollars) by cash, certified check, bank draft, wire transfer or money order payable to the order of "U.S. Stock Transfer Corporation" of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, which must be received by the Rights Agent before 9:00 a.m., Los Angeles time, on the Expiration Date. The wire transfer address for the Rights Agent is Nam Tai Electronics, Inc. Rights Offering Account, c/o First Professional Bank, 606 Broadway Street, Santa Monica, CA 90401 U.S.A., Phone number (310) 458-1521, ABA #122239335, Account #004-900588.

     Holders of Rights must follow all instructions for due exercise of their Rights. Questions relating to the method of subscription and requests for additional copies of this Prospectus should be directed to the Syndicate Department at Joseph Charles & Associates, Inc., telephone (310) 278-4950. All issues with respect to the validity, form and eligibility of the exercise of any Rights will be resolved solely by the Company. The Company in its sole discretion may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine, or reject the exercise of any Right. Subscriptions will not be deemed to have been made until all irregularities have been waived or cured. Neither the Company nor the Rights Agent will be under any duty to give notification of defects in subscription, nor will either incur any liability for failure to give such notification. The risk of delivery of all documents and payment is on subscribers, not the Company or the Rights Agent. The Subscription Price will be deemed to have been received by the Rights Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Rights Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of good funds in the Rights Agent's account designated above. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AS MANY AS 10 BUSINESS DAYS OR MORE TO CLEAR. ACCORDINGLY, HOLDERS OF RIGHTS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     The address to which the Subscription Form and payment of the Subscription Price should be delivered is:
              U.S. STOCK TRANSFER CORP.
              1745 Gardena Avenue
              2nd Floor
              Glendale CA 91204

     If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Form evidencing such Rights to reach the Rights Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised by following the Guaranteed Delivery Procedures described below.

     Funds received in payment of the Subscription Price for Excess Units subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account in custody pursuant to an agreement among the Rights Agent, the Company and First Professional Bank pending issuance of such Excess Units. If a Rights holder exercising the Oversubscription Privilege is allocated less than all of the Units which such holder wished to subscribe for pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for Units not issued will be returned by mail without interest or deduction as soon as practicable after the Expiration Date.

     Unless a Subscription Form (i) provides that the Units to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Form must be guaranteed by an Eligible Institution.

     Holders who hold Common Shares for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Rights should complete Subscription Forms and submit them to the Rights Agent with the proper payment. In addition, beneficial owners of Common Shares or Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions.

     The instructions accompanying the Subscription Forms should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION FORMS TO THE COMPANY.

     THE METHODS OF DELIVERY OF SUBSCRIPTION FORMS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE RIGHTS AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS. IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE RIGHTS AGENT AND CLEARANCE OF PAYMENT PRIOR TO 9:00 A.M., LOS ANGELES TIME ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST TEN BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Rights Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Forms or incur any liability for failure to give such notification.

GUARANTEED LATE DELIVERY OF PAYMENT AND RIGHTS CERTIFICATES

     Late subscriptions will be accepted subject to withholding certificates for the Units until receipt of the duly completed and executed Rights certificate and payment of the Subscription Price, provided that the following conditions (the "Guaranteed Delivery Procedures") are met: prior to the Expiration Date, the holder must deliver to the Rights Agent a written or telegraphic guarantee from a commercial bank or trust company having an office in the United States, or a member of the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers, Inc., stating the name of the subscriber, the number of Rights represented by the Rights certificates and the number of Units subscribed for, and guaranteeing that the Rights certificate and the appropriate payment will be promptly delivered to the Rights Agent; and a properly completed Rights certificate, along with payment for all Rights exercised must be received by the Rights Agent within five business days following the Expiration Date. A form of Guaranteed Delivery is included along with the Rights Certificate and this Prospectus.

RIGHTS OF SUBSCRIBERS

     Subscribers will have no rights as shareholders of the Company with respect to the Common Shares included in the Units until certificates representing the Units are issued to them. Subscribers will have no right to revoke their subscriptions after delivery to the Rights Agents.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RESPECTING THE RIGHTS

     The following summary describes certain United States Federal income tax considerations affecting holders of Common Shares receiving Rights in the Rights Offering. This summary is based upon laws, regulations, rulings and decisions currently in effect. This summary does not discuss all aspects of Federal taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the Federal tax laws (for example, banks, dealers in securities, life insurance companies, tax-exempt organizations and foreign persons), nor does it discuss any aspect of state, local or foreign tax laws. HOLDERS OF COMMON SHARES SHOULD THEREFORE CONSULT THEIR OWN TAX ADVISORS CONCERNING THEIR INDIVIDUAL TAX SITUATIONS AND THE TAX CONSEQUENCES OF THE RIGHTS OFFERING UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

     The Distribution of the Rights to Buy Units. When the Company distributes the nontransferable right to buy Units to its shareholders, the value to such right is not includable in the gross income of such shareholders by virtue of section 305(a) of the INTERNAL REVENUE CODE OF 1986 (the "Code").

     A Shareholder's Tax Basis in the Rights. As a general rule under section 307(a) of the Code if a shareholder of a corporation receives rights to acquire its stock such as the Rights, in a distribution to which section 305(a) of the Code applies, then, if such rights are exercised or sold (the Rights issued by the Company are nontransferable, and thus cannot be sold) the basis of the stock respect to which the rights were distributed (the "old stock"), and the basis in the rights, respectively, shall be determined by an allocation between the old stock and the rights, pro rata according to their respective fair market values.
Section 307(b) of the Code provides an exception to this general rule when the fair market value of the rights at the time of the distribution is less than fifteen percent (15%) of the fair market value of the old stock at the time of the distribution. In such cases no allocation is required and the tax basis of the rights is zero, unless the shareholder elects to determine the tax basis of the old stock and the rights. The election, if made by a shareholder, must be made with respect to all the rights received by him or her in a particular distribution and with respect to all of the stock of the same class owned by him in the corporation at the time of the distribution. If the old stock was acquired at different times and for different prices, and the shareholder can identify each separate lot, then the basis of each lot of old stock can be used separately in the allocation. If the shareholder cannot identify each lot, then the shareholder must use the first-in first-out tracing approach; use of the average cost of all lots for basis is not permitted. The Company believes that the fair market value of the Rights will be negligible compared to the value of the Common Shares at the time they are distributed, and thus no distributee shareholder will have an obligation to make the allocation. Instead they will have the election to allocate described herein.

     If a shareholder allows the Rights to lapse, he or she realizes neither gain nor loss, and any basis previously allocated to the Rights will revert to the underlying shares.

     Exercise of Rights. A holder of Rights will not recognize gain or loss upon the exercise of the Rights. A holder of Rights who receives Units upon such exercise will acquire a basis in those Units equal to the Subscription Price plus any basis previously allocated to the Rights. The holding period of Units and their components received on exercise of the Rights will begin on the date the Rights are exercised. For information concerning certain United States Federal Income Tax Considerations to holders of the Units after the Rights are exercised, see "DESCRIPTION OF SECURITIES -- Certain United States Federal Income Tax Consequences Respecting the Units."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 3,000,000 Units offered hereby (at the Subscription Price of $17.00 per Unit) are estimated to be approximately $47,990,000, after deducting the Standby Fees and expenses and other offering expenses of the Company.

     The Company intends to use the net proceeds for working capital and general corporate purposes. A portion of the net proceeds may also be used for the possible acquisitions of businesses, products or technologies that are complementary to those of the Company. From time to time, the Company evaluates potential acquisitions of such businesses, products or technologies; however, the Company has no current understandings, agreements or commitments with respect to any such transaction. Pending such uses, the Company intends to invest the net proceeds in short-term, high-quality, interest-bearing obligations. Any additional proceeds received upon exercise of the Warrants and the Representative's Warrants and Counsel's Warrants, as well as income from investments, will be added to working capital.

                                DIVIDEND POLICY

     In the past Nam Tai paid quarterly dividends on its Common Shares, but such dividends were discontinued in January 1993. In 1994, the Company began paying annual dividends, paying shareholders aggregate dividends of $65,000 ($0.01 per share) in 1994, $120,000 (0.015 per share) in 1995 and $243,000 ($0.03 per share) in 1996 and $786,000 ($0.10 per share in 1997). It is the current policy of Nam Tai to determine the actual amount of future dividends based upon the Company's growth during the preceding year and to limit cash dividends to less than 20% of net cash flow in order to have sufficient cash to finance growth. Future dividends will be in the form of cash or stock or a combination of both. There can be no assurance that any dividend on the Common Shares will be declared or, if declared, what the amounts of dividends will be or whether such dividends, once declared, will continue for any future period.

                          PRICE RANGE OF COMMON SHARES

     The Company's Common Shares are traded on The Nasdaq National Market under the symbol "NTAIF". The following table sets forth the high and low closing sale prices in U.S. dollars ("US$") as reported by The Nasdaq National Market during each of the quarters indicated.

                             QUARTER ENDED                        HIGH         LOW
        -------------------------------------------------------  -------     -------
        March 31, 1995.........................................  US$9.75     US$7.94
        June 30, 1995..........................................    10.50        9.00
        September 30, 1995.....................................    17.25        9.00
        December 31, 1995......................................    13.88       10.75
        March 31, 1996.........................................    13.13        9.25
        June 30, 1996..........................................    13.88       10.50
        September 30, 1996.....................................    11.50        8.63
        December 31, 1996......................................    10.63        7.25
        March 31, 1997.........................................    11.88        8.13
        June 30, 1997..........................................    16.63        9.63
        September 30, 1997.....................................    31.63       16.75
        December 31, 1997 (through October 29, 1997)...........    28.38       19.50

     The 8,196,227 Common Shares of the Company outstanding as of August 31, 1997 were held by approximately 1,134 holders of record worldwide, including 1,106 holders of record in the United States. Management believes that holders of record hold for approximately 2,700 beneficial holders. On October 29, 1997, the closing sale price of a Common Share as reported on The Nasdaq National Market was $21.50.

     On December 12, 1996, the Company listed its shares on The Toronto Stock Exchange under the symbol "NMT." The following table sets forth the high and low closing sale prices in Canadian dollars ("Cdn.$") as reported by the Toronto Stock Exchange for the periods indicated:

                           QUARTER ENDED                        HIGH           LOW
        ---------------------------------------------------  ----------     ----------
        December 31, 1996 (from December 12, 1996).........  Cdn.$12.25     Cdn.$10.85
        March 31, 1997.....................................       15.00          11.00
        June 30, 1997......................................       23.00          13.50
        September 30, 1997.................................       41.00          23.00

     Pursuant to the Company's voluntary application to delist its Common Shares from the Toronto Stock Exchange, the Common Shares were delisted effective at the close of business on September 30, 1997.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1997 and as adjusted to reflect the sale of 3,000,000 Units offered hereby at the Subscription Price of $17.00 per Unit (assuming no part of the price is allocated to the Warrants). The table should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in the Prospectus. Dollar amounts are in thousands.

                                                                      JUNE 30, 1997
                                                                 -----------------------
                                                                  ACTUAL     AS ADJUSTED
                                                                 --------    -----------
        Long-term debt.......................................... $     --      $      --
        Shareholders equity:
          Common Shares, $0.01 par value per share:
             20,000,000 shares authorized, 8,065,627 shares
             issued and outstanding, and 11,065,627 shares to be
             issued and outstanding as adjusted(1)..............       81            111
          Additional paid in capital............................   30,725         78,685
          Stock option grants...................................       47             47
          Retained earnings.....................................   50,544         50,544
          Foreign currency translation adjustment...............       27             27
                                                                 --------       --------
        TOTAL SHAREHOLDERS EQUITY AND TOTAL CAPITALIZATION...... $ 81,424      $ 129,414
                                                                 ========       ========

---------------

(1) Between July 1, 1997 and October 29, 1997, the Company issued 157,267 Common Shares upon exercise of options granted under its Stock Option Plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data for 1992 through 1996 set forth below are derived from the audited Consolidated Financial Statements of the Company and Notes thereto. The Consolidated Financial Statements at December 31, 1995 and 1996 for the years ended December 31, 1994, 1995 and 1996 have been audited by Price Waterhouse and appear elsewhere in this Prospectus. The selected consolidated financial data set forth below at June 30, 1997 and for the six months ended June 30, 1996 and 1997 are derived from the Company's unaudited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of these data. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The selected consolidated financial data are qualified in their entirety by reference to, and should be read in conjunction with, the Consolidated Financial Statements and related notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this Prospectus.

                                                                                                          SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                           JUNE 30,
                                           ---------------------------------------------------------     -------------------
                                            1992        1993        1994         1995         1996        1996        1997
                                           -------     -------     -------     --------     --------     -------     -------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)      (UNAUDITED)
INCOME STATEMENT DATA
Net sales................................  $57,955     $70,844     $96,564     $121,240     $108,234     $50,242     $71,596
Cost of sales............................   47,015      56,746      79,341       98,088       86,049      40,299      51,756
                                           -------     -------     -------     --------     --------     -------     -------
  Gross profit...........................   10,940      14,098      17,223       23,152       22,185       9,943      19,840
Costs and expenses
  Selling, general and administrative
    expenses.............................    7,595       7,735       9,370       11,441       12,702       6,323       7,664
Research and development expenses........      598         547         239          945          950         412         541
                                           -------     -------     -------     --------     --------     -------     -------
                                             8,193       8,282       9,609       12,386       13,652       6,735       8,205
Income from operations...................    2,747       5,816       7,614       10,766        8,533       3,208      11,635
  Gain (loss) on disposal of fixed
    assets...............................       42          --         (48)          --         (123)         --        (634)
  Other income (loss) -- net.............      165        (413)        761          225        1,253         617       2,611(1)
  Interest expense.......................     (132)       (137)       (129)        (161)         (89)        (19)        (37)
                                           -------     -------     -------     --------     --------     -------     -------
Income from consolidated companies before
  income taxes and minority interests....    2,822       5,266       8,198       10,830        9,574       3,806      13,575
Benefit (provision) for taxes on
  income.................................     (219)        (73)       (173)         589         (158)        (64)       (242)
                                           -------     -------     -------     --------     --------     -------     -------
                                             2,603       5,193       8,025       11,419        9,416       3,742      13,333
Minority interests in subsidiaries.......     (100)          4          74           --           --          --          --
                                           -------     -------     -------     --------     --------     -------     -------
Net income...............................  $ 2,503     $ 5,197     $ 8,099     $ 11,419     $  9,416     $ 3,742     $13,333(1)
                                           =======     =======     =======     ========     ========     =======     =======
Dividend paid............................  $   853     $    --     $    65     $    120     $    243     $   243     $   786
                                           =======     =======     =======     ========     ========     =======     =======
Weighted average Common Shares
  outstanding and common stock
  equivalents............................    5,302       5,976       7,460        8,172        8,142       8,213       7,947
PER SHARE AMOUNTS
  Net income.............................  $  0.47     $  0.87     $  1.09     $   1.40     $   1.16     $  0.46     $  1.68(1)
  Dividend paid..........................  $  0.20     $    --     $  0.01     $   0.02     $   0.03     $  0.03     $  0.10

                                                                                                                     AT
                                                                             AT DECEMBER 31,                      JUNE 30,
                                                           ---------------------------------------------------    --------
                                                            1992       1993       1994       1995       1996        1997
                                                           -------    -------    -------    -------    -------    --------
BALANCE SHEET DATA:
Current assets...........................................  $23,071    $31,247    $45,520    $47,011    $46,609    $ 66,187
Property, plant and equipment -- net.....................    6,337      7,396     14,624     27,635     36,487      32,287
Total assets.............................................   29,474     39,530     66,287     79,281     88,391     102,333
Current liabilities......................................   12,475     10,644     17,838     19,108     21,401      20,909
Non current liabilities..................................      631        609         --         --         --          --
Shareholders' equity.....................................   16,368     28,162     48,449     60,173     66,990      81,424

---------------

(1) Includes for the six months ended June 30, 1997 a gain of $2,648,000 from the sale of a portion of a long-term investment. See Note 5 of Notes to Consolidated Financial Statements for June 30, 1996 and 1997 included elsewhere herein.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     This section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the "Risk Factors" section of this Prospectus. This section should be read in conjunction with the Company's Consolidated Financial Statements included elsewhere herein.

RESULTS OF OPERATIONS

  General

     The Company derives its revenues principally from manufacturing consumer electronic products and subassemblies for OEM customers in the electronics industry. The Company manufactures a broad line of finished products for its OEM customers, including personal organizers, linguistic products, calculators and IC card readers. In addition, it manufactures electronic components and subassemblies. In 1994, the Company discontinued sales of its proprietary products, sales of which had not been material to the Company's operating results prior to the sale of the product lines.

     During each of the years ended December 31, 1994, 1995 and 1996, sales to OEM customers accounted for 99% of total net sales. Management believes that sales of personal organizers, linguistic products and calculators to its OEM customers will continue to be an important line of business for the Company for the next several years. The importance of sales of subassemblies and components and other products to total revenues has been rising, and management expects these products, particularly LCD modules and IC card readers, to contribute an increasing proportion of total revenue. See "Business -- Customers and Marketing."

     The consumer electronics industry is very competitive and the Company is continuously under pressure to lower the selling price and therefore reduce the gross profit margin of its existing product lines. In response to these pressures, the Company seeks to upgrade its technology in order to be capable of manufacturing more advanced and specialized products with higher unit margins. It also strives to improve customer relations and quality. The Company believes there is less competition in more advanced and specialized products due to the complexity involved in manufacturing and the lower numbers of direct competitors.

     Since 1987, when the Company moved its manufacturing operations to China, Nam Tai has derived substantially all of its operating income from its China operations. The Company plans to continue increasing the scope of its operations and investment in China.

     Under current British Virgin Islands law, Nam Tai is not subject to tax on its income. Most of the Company's operating profits accrue in China, where its effective tax rate is 10%, and in Hong Kong, where the corporate tax rate on assessable profits is currently 16.5%. The Company receives tax credits in China related to its reinvestment of profits on China operations, which reduces the overall tax payable by the Company. See Note 9 of Notes to Consolidated Financial Statements.

     The Company values its inventory at the lower of cost or market. Until March 1997, the Company used a standard cost system to value its inventory, which is purchased in U.S. dollars, Japanese yen and Hong Kong dollars under which system, at the end of each quarter, the Company revalued its inventory based upon actual costs and the resulting standard cost revaluation flowed through cost of sales when the inventory is sold. Since March 1997, the Company has used a cost system which is effectively an actual cost system.

     The first quarter is typically the Company's slowest sales period because, as is customary in China, the Company's factories in China are closed for two weeks for the Chinese New Year holidays. The following table sets forth certain selected operating data for the quarters indicated. This information has been derived from the unaudited consolidated financial statements of the Company which in the opinion of management contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information. These operating results are not necessarily indicative of results for any future period and results may fluctuate significantly from quarter to quarter in the future.

                                                                1994                                    1995
                                                -------------------------------------   -------------------------------------
                                                  Q1        Q2        Q3        Q4        Q1        Q2        Q3        Q4
                                                -------   -------   -------   -------   -------   -------   -------   -------
                                                                           (AMOUNTS IN THOUSANDS)
Net sales.....................................  $14,888   $24,625   $32,127   $24,924   $22,443   $30,065   $35,514   $33,218
Gross profit..................................    2,602     4,681     5,702     4,238     4,256     5,987     6,967     5,942
Net income....................................      655     2,003     3,494     1,947     1,556     3,210     4,637     2,016
Net income per share..........................  $  0.09   $  0.28   $  0.48   $  0.24   $  0.19   $  0.39   $  0.57   $  0.25

                                                                                 1996                          1997
                                                                 -------------------------------------   -----------------
                                                                   Q1        Q2        Q3        Q4        Q1        Q2
                                                                 -------   -------   -------   -------   -------   -------
                                                                                  (AMOUNTS IN THOUSANDS)
Net sales......................................................  $25,357   $24,885   $28,005   $29,987   $31,152   $40,444
Gross profit...................................................    5,036     4,907     6,344     5,898     7,246    12,594
Net income.....................................................    2,333     1,409     3,318     2,356     5,570     7,763
Net income per share...........................................  $  0.29   $  0.17   $  0.40   $  0.30   $  0.71   $  0.97

     The following table presents selected consolidated financial information stated as a percentage of net sales for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997:

                                                                                      SIX MONTHS
                                                                                        ENDED
                                                         YEAR ENDED DECEMBER 31,       JUNE 30,
                                                         -----------------------    --------------
                                                         1994     1995     1996     1996     1997
                                                         -----    -----    -----    -----    -----
                                                                                     (UNAUDITED)
Net sales..............................................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales..........................................   82.2     80.9     79.5     80.2     72.3
Gross profit...........................................   17.8     19.1     20.5     19.8     27.7
                                                         -----    -----    -----    -----    -----
Costs and expenses
Selling, general and administrative expenses...........    9.7      9.4     11.7     12.6     10.7
Research and development expenses......................    0.2      0.8      0.9      0.8      0.8
                                                         -----    -----    -----    -----    -----
                                                           9.9     10.2     12.6     13.4     11.5
Income from operations.................................    7.9      8.9      7.9      6.4     16.2
Gain (loss) on disposal of fixed assets................    0.0      0.0     (0.1)     0.0     (0.9)
Other income (loss) -- net.............................    0.8      0.2      1.1      1.2      3.6
Interest expense.......................................   (0.2)    (0.2)    (0.1)     0.0      0.0
                                                         -----    -----    -----    -----    -----
Income from consolidated companies before income taxes
  and minority interests...............................    8.5      8.9      8.8      7.6     18.9
Benefit (provision) for taxes on income................   (0.2)     0.5     (0.1)    (0.1)    (0.3)
Minority interests in subsidiaries.....................    0.1      0.0      0.0      0.0      0.0
                                                         -----    -----    -----    -----    -----
Net income.............................................    8.4      9.4      8.7      7.5     18.6
                                                         =====    =====    =====    =====    =====

  SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Nam Tai's sales increased by 42.5% to $71,596,000 in the six months ended June 30, 1997 compared to $50,242,000 for the six months ended June 30, 1996, primarily due to increases in sales to Texas Instruments Incorporated and Seiko Instruments.

     The Company's gross profit margin increased to $19,840,000 or 27.2% of sales for the six months ended June 30, 1997 from $9,943,000 or 19.8% of sales. The principal reasons for the increase in profit margins were

(i) the production of new, higher margin products, (ii) lower cost of raw materials, in part the result of the weakness of the Japanese yen in relation to the U.S. dollar, and (iii) improvements in quality control which resulted in the reduction of the scrap rate.

     Selling, general and administrative expenses increased by 21.2% to $7,664,000 in the six months ended June 30, 1997 from $6,323,000 for the six months ended June 30, 1996. As a percentage of sales, selling, general and administrative expenses decreased to 10.7% of sales in the six months ended June 30, 1997 from 12.6% of sales for the six months ended June 30, 1996. The increase in absolute dollars principally reflected additional staff and costs required to provide services to the Company in line with growth in sales. The decrease in such expenses as a percent of sales was the result of efficiencies obtained in general administrative expenses as the Company handled a greater level of activity with existing resources.

     Research and development expenses increased to $541,000 in the six months ended June 30, 1997 from $412,000 in 1996. Namtek, the Company's software-development subsidiary which began operations in early 1996, accounted for approximately 36% and 34% of the research and development expenses in the six months ended June 30, 1996 and 1997, respectively. These expenses were substantially recovered from fees paid by third parties.

     Loss on disposal of fixed assets was $634,000 in the six months ended June 30, 1997 as compared to zero for the six months ended June 30, 1996. The loss in 1997 principally related to the sale of certain of the Company's real property in Burnaby, British Columbia, Canada.

     Other income -- net increased to $2,611,000 during the six months ended June 30, 1997 from $617,000 for the six months ended June 30, 1996. This income increased principally as a result of a gain of $2,648,000 from the sale of a portion of the Company's equity interest in Deswell in early 1997 and dividend income from its ownership of Deswell's common shares. The overall increase for the six months ended June 30, 1997 was reduced by increases of approximately $209,000 in miscellaneous expenses over such expenses in the six months ended June 30, 1996 and decreases in interest income of approximately $107,000 from interest income during the six months ended June 30, 1996.

     Income before income taxes increased to $13,575,000 for the six months ended June 30, 1997 from $3,806,000 for the six months ended June 30, 1996. The improvement of approximately 257% was primarily attributable to higher operating income reflecting increased sales volume and higher gross profit margins associated with 1997 sales.

     The income tax expense of $242,000 for the six months ended June 30, 1997 compares to an income tax expense of $64,000 for the six months ended June 30, 1996. For further information on income taxes payable by the Company see, Note 8 of Notes to Consolidated Financial Statements relating to the six months ended June 30, 1996 and 1997.

     Net income increased by 256% to $13,333,000 (or 18.6% of sales) for the six months ended June 30, 1997 compared to $3,742,000 (or 7.5% of sales) for the six months ended June 30, 1996. This resulted in earnings per share for the six months ended June 30, 1997 of $1.68 compared to earnings per share of $0.46 for the six months ended June 30, 1996. The increase in net income and earnings per share was in line with the increase in sales taking into consideration the higher operating margins. The weighted average number of common shares outstanding and common stock equivalents decreased to 7,947,421 for the six months ended June 30, 1997 from 8,212,954 for the six months ended June 30, 1996, reflecting the repurchase by the Company of 273,500 shares, principally in the latter half of 1996, through the Company share repurchase program offset by issuances of 229,400 Common Shares in the first half of 1997 upon exercise of stock options granted under the Company's stock option plan.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Nam Tai's sales declined by 11% to $108,234,000 for the year ended December 31, 1996 compared to $121,240,000 for the year ended December 31, 1995. A reduction in orders from certain OEM customers, particularly Sharp Corporation, caused the decline in sales. Management believes the reduction in orders was the result of forecasts of year-end sales levels by certain of the Company's OEM customers which had caused them to place extensive orders with the Company for production during the third and fourth quarters of 1995. Lower than expected year-end 1995 sales by these OEM customers caused them to curtail orders for production in 1996. The decline in orders from Sharp Corporation during 1996 was partially offset by a substantial increase in sales to certain other OEM customers, particularly Texas Instruments Incorporated.

     The Company's gross profit decreased 4.2% to $22,185,000 for the year ended December 31, 1996 from $23,152,000 for 1995. The principal reason for the decrease in gross profit was the decrease in sales. Also contributing to the decrease in gross profit was an increase in the cost of sales resulting from a net write-off of $415,000 of inventory. During the course of the audit of its financial statements for the year ended December 31, 1996, the Company confirmed that certain components included in its raw material inventory were not likely to be used in connection with future production, and due to the passage of time, could not be charged to customers who would have otherwise been responsible for the reimbursement of cost. Consequently, the Company elected to write-off the cost of such inventory.

     Despite the reduction in sales and additions to costs of sales, Nam Tai's gross profit margin improved to 20.5% in 1996 from 19.1% in 1995. This was principally because of lower component costs and efficiencies implemented to reduce manufacturing costs. Lower component costs were attributable to the general decline in the cost of certain components as well as the decline in the value of the yen relative to the U.S. dollar. The latter benefitted the Company as it purchases a substantial volume of components from Japanese companies which are paid in yen.

     Selling, general and administrative expenses increased by 11.0% to $12,702,000 or 11.7% of sales in the year ended December 31, 1996 from $11,441,000 or 9.4% of sales for the year ended December 31, 1995. The increase in absolute dollars was principally the result of costs associated with the addition of management personnel to the Company's operations in China, Hong Kong and Canada, plus certain one-time expenses relating to the opening of Phase I of the Company's new factory.

     Research and development expenses increased marginally to $950,000 in 1996 from $945,000 in 1995. Namtek, the Company's software-development subsidiary which began operations in early 1996, accounted for approximately 40% of the research and development expenses in 1996. These expenses were substantially recovered from fees paid by third parties.

     Loss on disposal of fixed assets was $123,000 in the year ended December 31, 1996 as compared to zero for the year ended December 31, 1995. The loss in 1996 principally related to $120,000 of leasehold improvements Nam Tai had made to its former principal executive offices in Hong Kong under a lease which was prematurely terminated as of the end of 1996. See the discussion regarding this lease, its termination and Nam Tai's relocation of its principal executive offices in Hong Kong to new premises under "Liquidity and Capital Resources" below.

     Other income (net) increased to $1,253,000 for the year ended December 31, 1996 from $225,000 for the year ended December 31, 1995. This income consisted chiefly of interest income of $1,092,000 on the Company's cash balances and $294,000 of income from dividends paid by Deswell to the Company as a shareholder. In 1995, other income was reduced as a result of fourth quarter charges totaling $936,000 in regard to a provision for the Company's compensation for loss of office arrangement and a one-time bonus to workers.

     Interest expense decreased to $89,000 for the year ended December 31, 1996 from $161,000 for the year ended December 31, 1995 as a result of the reduction in the Company's borrowings under its banking facilities.

     Income from continuing operations before income tax was $9,574,000 for the year ended December 31, 1996 as compared to $10,830,000 for the year ended December 31, 1995. The decrease of 11.6% was primarily due to decreased 1996 sales.

     The income tax expense of $158,000 for the year ended December 31, 1996 compares to a recovery of $589,000 for the prior year. The income tax expense in 1996 relates to income taxes on Hong Kong operations and is comparable to 1995 income taxes paid with respect to Hong Kong operations. In 1995, the Company reversed a provision of $705,000 against income taxes owing from China operations following receipt of a refund of 1994 income taxes on China operations. The refund in 1995 of 1994 China income taxes resulted in an overall recovery of total income taxes paid for 1995. As a result of expected refunds of income taxes attributable to China operations, the Company made no provision for such income taxes in either 1995 or 1996. The refund of 1995 income taxes on China operations was received in 1996 and the refund of 1996 income taxes from such operations is expected in 1997.

     Net income decreased by 17.5% to $9,416,000 (or 8.7% of sales) for the year ended December 31, 1996 compared to $11,419,000 (or 9.4% of sales) for the year ended December 31, 1995. This resulted in earnings per share for the year ended December 31, 1996 of $1.16 compared to earnings per share of $1.40 for the year ended December 31, 1995. The decrease in net income and earnings per share was in line with the decrease in sales taking into consideration the higher operating margins.

     The weighted average number of Common Shares outstanding and common stock equivalents decreased to 8,142,131 for the year ended December 31, 1996 from 8,171,750 for the year ended December 31, 1995, reflecting the repurchase by the Company of 273,500 shares through its share repurchase program in effect from September 11, 1996 to December 4, 1996.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Nam Tai's sales increased by 26% to $121,240,000 in the year ended December 31, 1995 compared to $96,564,000 for the year ended December 31, 1994, primarily due to increases in sales to Sharp Corporation, Nintendo, Inc. (which orders through Sharp Corporation) and Texas Instruments Incorporated. The Company also received additional orders from Optrex Corporation.

     The Company's gross profit margin increased to $23,152,000 or 19.1% of sales for the year ended December 31, 1995 from $17,223,000 or 17.8% of sales. The principal reasons for the increase in profit margins were (i) low cost of raw materials, in part the result of the weakness of the Japanese yen in relation to the US dollar, and (ii) improvements to quality control which resulted in a reduction of the scrap rate.

     Selling, general and administrative expenses increased by 22.1% to $11,441,000 or 9.4% of sales in the year ended December 31, 1995 from $9,370,000 or 9.7% of sales for the year ended December 31, 1994. The increase in absolute dollars mainly reflected additional staff and costs required to provide services to the Company in line with growth in sales. The decrease in such expenses as a percent of sales was the result of efficiencies obtained in general administrative expense as the Company handled a greater level of activity with existing resources. Other expenses included the initial start up expenses associated with the formation of the new subsidiary operation, Namtek.

     No gain or loss on disposal of fixed assets was incurred in the year ended December 31, 1995 compared to a net loss on disposal of fixed assets of $48,000 in the year ended December 31, 1994. Other income -- net declined to $225,000 for the year ended December 31, 1995 from $761,000 for the year ended December 31, 1994. This income mainly consists of $1,548,000 of interest income less a $560,000 charge relating to undepreciated cost of the compensation for loss of office arrangement and $376,000 associated with a one-time bonus to staff in Hong Kong, China and Canada to recognize exceptional work in the fourth quarter of 1995 (a period of high activity). The provision taken to expense the compensation for loss of office arrangement applied to certain senior management who were the beneficiaries of such arrangement but did not involve the payment of any funds and will eliminate the need to accrue for this expense in the future.

     Interest expense increased to $161,000 for the year ended December 31, 1995 from $129,000 for the year ended December 31, 1994.

     Income from continuing operations before income taxes increased to $10,830,000 for the year ended December 31, 1995 from $8,198,000 for the year ended December 31, 1994. The improvement of 32.1% was primarily attributable to higher operating income reflecting increased sales volume and higher gross profit margins associated with 1995 sales.

     The income tax benefit of $589,000 for the year ended December 31, 1995 compared to a provision for income tax expense of $173,000 for the year ended December 31, 1994. The tax recovery resulted from the refund of $782,000 China tax paid for the year ended December 31, 1994 which was received during the second quarter of 1995. Hong Kong tax payable was $106,000 for the year ended December 31, 1995.

     Minority interest in subsidiaries declined to nil for the year ended December 31, 1995 from $74,000 for the year ended December 31, 1994 following the repurchase of shares of NT Canada from a minority shareholder during 1994.

     Net income increased by 41% to $11,419,000 (or 9.4% of sales) for the year ended December 31, 1995 compared to $8,099,000 (or 8.4% of sales) for the year ended December 31, 1994. This resulted in earnings per share for the year ended December 31, 1995 of $1.40 compared to earnings per share of $1.09 for the year ended December 31, 1994. The increase in net income and earnings per share was in line with the increase in sales taking into consideration the higher operating margins. The weighted average number of common shares outstanding and common stock equivalents increased to 8,171,750 for the year ended December 31, 1995 from 7,459,570 for the year ended December 31, 1994, reflecting the exercise of warrants issued according to the 1993 Rights Offering which occurred in September 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Current assets remained relatively stationary at $46,609,000 for the year ended December 31, 1996 compared to $47,011,000 for the year ended December 31, 1995. Cash, cash equivalents and term deposits were also relatively stationary at $17,741,000 for the year ended December 31, 1996 versus $17,362,000 for the year ended December 31, 1995. At June 30, 1997, current assets were $66,187,000 and cash and cash equivalents and term deposits were $31,057,000. The principal reasons for the increase in current assets, cash and cash equivalents and term deposits were increased cash generated from operations and increases in accounts receivable, each resulting from increased sales, and cash received from the proceeds of the sale of a portion of the Company's equity interest in Deswell. Accounts receivable at December 31, 1996 decreased by 6.3% from the level at December 31, 1995, essentially corresponding to the decrease in sales during 1996. Accounts receivable at June 30, 1997 increased by 40% over levels at December 31, 1996, reflecting the increases in sales during 1997. Inventories at December 31, 1996 increased by 0.8% from levels at December 31, 1995, reflecting an inventory turnover period of 45 days in 1996 versus 37 days for 1995. The increase in the inventory turnover was principally the result of Nam Tai's transfer of responsibility for accounts payable on China deliveries from the Hong Kong office to personnel at the Company's China factory complex. Inventories at June 30, 1997 decreased by 8.7% from levels at December 31, 1996.

     Total current assets increased modestly to $47,011,000 at ended December 31, 1995 compared to $45,520,000 at December 31, 1994. Cash, cash equivalents and term deposits declined to $17,362,000 for the year ended December 31, 1995 from $23,681,000 for the year ended December 31, 1994. This decline of $6,319,000 resulted from expenditures on new plant construction. The increase in accounts receivable and inventories for the year ended December 31, 1995 compared to 1994 was in line with the increase in sales during 1995 over 1994 plus additional receivables at December 31, 1995 in the amount of $2,620,000 which related to the residential property in West Vancouver, British Columbia, Canada. The sale of this property was concluded as at December 31, 1995.

     In December 1994, the Company invested $3,931,000 for approximately 14% of Deswell's then outstanding capital stock. In July 1995, Deswell completed an initial public offering of its securities in the United States and the Company's investment was diluted to approximately 10.5% of Deswell's outstanding shares as at December 31, 1995. In July 1996, the Company exercised warrants to purchase an additional 12,000 shares of Deswell for $119,000. As at December 31, 1996, this investment was shown at cost and was approximately 87% of the market value of Deswell common shares as reported on The Nasdaq National Market at December 31, 1996. Subsequent to the end of the year, the market price of the Deswell shares rose substantially on The Nasdaq National Market and the Company elected to sell a portion of its investment in Deswell, reducing its stake in Deswell to approximately 5.8% of its shares reported outstanding at December 31, 1996. The Company realized a gain of $2,648,000 on sales of 230,000 shares for total gross proceeds of

$4,553,000. In July 1997, the Company sold an additional 160,000 shares of Deswell for $4,164,000, realizing an additional gain of $2,840,000, and further reducing its stake in Deswell to approximately 1.9% of its shares reported outstanding at June 30, 1997.

     The increases in property, plant and equipment -- net $36,487,000 as at December 31, 1996 from $27,635,000 as at December 31, 1995 principally reflects the expenditure of capital on new plant facilities during 1996. A total of $9,904,000 was expended finalizing the construction of the new facility resulting in a total expenditure, excluding land and production equipment, of $21,812,000. In addition, $1,100,000 of new production equipment costs were incurred during 1996. The increase in property, plant and equipment - net to $27,635,000 for the year ended December 31, 1995 from $14,624,000 for the year ended December 31, 1994 reflects the expenditure of capital on new plant facilities, net of depreciation.

     At December 31, 1996, 28% and 51% of the Company's identifiable assets were located in Hong Kong and China, respectively, as compared to 32% and 54%, respectively, at December 31, 1995. At June 30, 1997, 25% and 41% of the Company's identifiable assets were located in Hong Kong and China, respectively. In 1996, the Company implemented a new policy of holding surplus funds in Canada. Consequently, cash and cash equivalents and term deposits representing 93% and 53% of the total cash and cash equivalents and term deposits of $31,057,000 and $17,741,000 were held by the Company in Canada at June 30, 1997 and December 31, 1996, respectively, versus nil as at December 31, 1995. As a result, identifiable assets in Canada represented 34% and 21% of total assets at June 30, 1997 and December 31, 1996, respectively, as compared to 14% of total assets at December 31, 1995.

     In the past, the Company used short-term bank borrowings to assist it to meet its working capital requirements and to provide funds for investment in property, plant and equipment. Short-term bank borrowings totaled $273,000 as at December 31, 1995. During 1996 and the first half of 1997, the Company's capital requirements were financed from internally generated funds and short-term borrowings were reduced to nil at December 31, 1996 and were zero at June 30, 1997.

     At both December 31, 1996 and June 30, 1997, Nam Tai had in place general banking facilities with six financial institutions aggregating $49,200,000. Such facilities, which are subject to annual review, permit the Company to obtain overdrafts, lines of credit for forward exchange contracts, letters of credit, import facilities, trust receipt financing, shipping guarantees and working capital, as well as fixed loans. As at December 31, 1996 and June 30, 1997, the Company had utilized approximately $7,629,000 and $5,220,000, respectively, under such general credit facilities and had available unused credit facilities of $41,571,000 and $43,980,000. Interest on notes payable averaged 5.1% per annum during the year ended December 31, 1996. During the year ended December 31, 1996 and the six months ended June 30, 1997, the Company paid a total of $89,000 and $37,000 in interest on indebtedness.

     Accounts payable increased by 20.7% to $16,184,000 for the year ended December 31, 1996 from $13,408,000 for the year ended December 31, 1995, principally as a result of changes to policy regarding the payment of vendors associated with the transfer, during 1996, of responsibility for accounts payable on China deliveries from the Hong Kong office to personnel at the Company's China factory complex. Accounts payable increased by 8.2% to $17,523,000 for the six months ended June 30, 1997 from the level at December 31, 1996 because of the increase in sales. The Company had no long term debt during 1995, 1996 or the first six months of 1997.

     Cash flow from operations for 1996 included net income of $9,416,000 and depreciation of $2,676,000. The net cash addition due to changes in working capital (excluding cash and bank borrowings) was $3,347,000. During 1996, the Company's investment activities utilized $11,650,000 in additions to property, plant and equipment, mainly consisting of capitalized construction costs for the Company's new factory and additional equipment costing $1,100,000.

     During 1995, the Company commenced the expansion of its complex in China, including the construction of Phase I of its new manufacturing facility adjacent to the Company's original factory. The Company used existing cash balances to finance the construction. Construction was substantially completed in May 1996 and the Company began to utilize portions of the facility during the period from June 1 through December 31,

1996. As a result of the partial use of the new facility during the last seven months of 1996, the Company recorded a depreciation expense of $346,000 for the year ended December 31, 1996.

     In September 1994, the Company agreed to a three-year lease for office space in Hong Kong and effective March 1, 1995 moved its principal executive and marketing offices there. The rent for the first two years was approximately $17,800 per month. As a result of zoning regulations which limited the use that the Company could make of the space comprising its Hong Kong headquarters, Nam Tai was required to terminate its existing lease and relocate its principal executive and Hong Kong marketing offices prior to the expiration of the lease term. Accordingly, in February 1997, the Company leased new premises for its principal executive offices in Hong Kong. The rent for the new space is approximately $17,900 per month for the first two years and is to be renegotiated for the third year. The Company moved into the new premises in late March 1997. The Company recorded a charge of $120,000 for the year ended December 31, 1996 in regard to leasehold improvements Nam Tai had made in the terminated leasehold.

     Net cash utilized by financing activities was $2,873,000 in 1996 and net cash provided by financing activities was $1,140,000 for the six months ended June 30, 1997. No major financing was undertaken during 1996. Financing activities during the first six months of 1997 consisted of the issuances of Common Shares upon exercise of stock options and payment of dividends.

     The Company believes that there are no material restrictions (including foreign exchange controls) on the ability of Nam Tai's non-China subsidiaries to transfer funds to the Company in the form of cash dividends, loans, advances, or product/material purchases. With respect to the Company's China subsidiaries, there are restrictions on the payment of dividends and the removal of dividends from China due to the Company's reinvestment program for tax purposes, however, the Company believes that such restrictions will not have a material effect on the Company's liquidity or cash flow.

     In the past Nam Tai paid quarterly dividends on its Common Shares, but such dividends were discontinued in January 1993. In 1994, the Company began paying annual dividends, paying shareholders aggregate dividends of $65,000 ($0.01 per share) in 1994, $120,000 (0.015 per share) in 1995, $243,000 ($0.03 per share)
in 1996 and $786,000 ($0.10 per share) in the first six months of 1997. It is the current policy of Nam Tai to determine the actual amount of future dividends based upon the Company's growth during the preceding year and to limit cash dividends to less than 20% of net cash flow in order to have sufficient cash to finance growth. Future dividends will be in the form of cash or stock or a combination of both. There can be no assurance that any dividend on the Common Shares will be declared or, if declared, what the amounts of dividends will be or whether such dividends, once declared, will continue for any future period.

     Management believes that cash flow from operations and the net proceeds of this offering will be sufficient to fund the Company's capital requirements for at least the next 12 months.

IMPACT OF INFLATION

     The Company believes that inflation has not had a material effect on its past business. The Company has generally been able to increase the price of its products in order to keep pace with inflation. The Company believes that increases in labor costs, which represent the most significant component of the Company's production costs (other than material costs), will not materially affect its business because of the Company's utilization of less expensive labor through its operations in China. Labor and overhead expenses related to Nam Tai's Chinese factory amounted to 8.7% of the Company's total expenses before operating income during the year ended December 31, 1996 and 6.2% during the year ended December 31, 1995, the increase principally resulting from the expansion of the facility.

EXCHANGE RATES

     The Company sells a majority of its products in U.S. dollars and pays for its material components in Japanese yen, U.S. dollars and Hong Kong dollars. It pays labor costs and overhead expenses in renminbi, the currency of China (the basic unit of which is the yuan), Hong Kong dollars and Canadian dollars. The exchange rate of the Hong Kong dollar to the United States dollar has been fixed by the Hong Kong government since 1983 at approximately HK$7.80 to $1.00 through the currency issuing banks in Hong Kong and accordingly has not presented a currency exchange risk. Canadian operations are relatively small with the percentage of expense in Canadian dollars representing 2% of the total expenses for the year ended December 31, 1996.

     Management believes that the Company's most significant foreign exchange risk results from material purchases made in Japanese yen. Approximately 28%, 33% and 35% of Nam Tai's material costs have been in yen during the years ended December 31, 1996, 1995 and 1994, respectively. Sales made in yen account for approximately 15% of sales for the year ended December 31, 1996, 18% of sales for 1995 and 13% of sales for 1994. The net currency exposure has been declining as material costs in yen decrease and sales in yen increase. The Company also believes its customers will accept an increase in the selling price of manufactured products if the exchange rate of the yen appreciates beyond a range of 5% to 10% although such customers may also request a decrease in selling price in the event of a depreciation of the Japanese yen. This Company's belief is based on oral agreements with its principal customers which management believes are customary between OEMs and their suppliers. However, there can be no assurance that such agreements will be honored, and the refusal to honor such an agreement in the event of a severe fluctuation of the yen at a time when sales made in yen are insufficient to cover material purchases in yen would materially and adversely affect the Company's operations.

     Effective January 1, 1994, China adopted a floating currency system whereby the official exchange rate equaled the market rate. Since the market and official renminbi rates were unified, the value of the renminbi against the dollar has been stable. This is in spite of significant inflation during 1994 and 1995 which placed devaluation pressure on the renminbi. The Chinese Government took steps to restrict credit to counteract these pressures, which taken together with the net inflow of capital into China, resulted in stability of the currency against the United States dollar. This stability was maintained through 1996. The Company believes that because its Chinese operations presently are confined to manufacturing products for export, any devaluation of the renminbi would benefit Nam Tai by reducing its costs in China provided that action or other economic pressures do not lead to fundamental changes in the present economic climate in China.

     Foreign exchange transactions involving the renminbi take place through the Bank of China or other institutions authorized to buy and sell foreign exchange or at an approved foreign exchange adjustment center (known as a "swap center"). In the past, when exchanging Hong Kong dollars for renminbi, the Company used a swap center to obtain the best possible rate. When translating the Chinese company account into U.S. dollars, the Company uses the same exchange rate as quoted by the Bank of China. Since January 1, 1994, when China adopted a floating currency system (whereby the official rate is equal to the market rate), swap centers and banks in China offer essentially the same market rates, facilitating the exchange of Hong Kong dollars for renminbi. The adoption of a floating currency system has had no material impact on the Company.

     On April 1, 1996, new regulations on foreign exchange were implemented by the China government. Trade-related foreign exchange receipts and disbursements are generally not subject to restriction in accordance with the provisions on settling, selling or buying foreign exchange. Capital account foreign exchange receipts and disbursements are subject to control and organizations in China are restricted in foreign currency transactions which must take place through designated banks.

     The Company may elect to hedge its currency exchange risk when it judges such action may be required. In an attempt to lower the costs of expenditures in foreign currencies, management will periodically enter into forward contracts to buy or sell foreign currency(ies) against the U.S. dollar through one of its banks. A buy contract allows Nam Tai to buy a targeted currency at a fixed price for up to one year, but which the Company normally books forward six months. Conversely, a sale contract allows the Company to sell the currency at a fixed price during the contract period. The type of contract and currency that the Company enters into depends on whether management believes the currency will rise or fall against the dollar in the succeeding period. Nam Tai will enter into buy forward contracts if it appears the currency will rise and sell forward contracts if it appears the currency will fall against the dollar. If there is a fluctuation in the two currencies a gain or loss occurs between the buy forward exchange rate and the sell forward exchange rate. The Company enters into foreign currency contracts in order to manage foreign exchange exposures. However, since the foreign currency contracts are not intended to hedge identifiable foreign currency commitments, as required by generally accepted accounting principles, the contracts are marked to the market with any realized and unrealized gains or losses recorded as other income (loss) -- net.

     As at December 31, 1996, the Company had no open forward contracts while at December 31, 1995 there were open forward contracts amounting to $60,000. During 1996, Nam Tai recorded no gain from hedging transactions. The Company's financial results have been affected in the past due to hedging activities, resulting in foreign exchange gains of approximately $52,000 in 1995 and $68,000 in 1994 and foreign exchange losses of approximately $400,000 in 1993 and $350,000 in 1992. These exchange gains and losses were caused by the difference between the buy forward rate and sell forward rate for exchange contracts between the foreign currencies (Japanese yen in 1992 and 1993, Canadian dollars in 1994 and 1995) entered into by the Company. The Company is continuing to review its hedging strategy and there can be no assurance that Nam Tai will not suffer losses in the future as a result of currency hedging.

NEW ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share. The new rule will require specific disclosure of both diluted earnings per share and earnings per common share calculated without the dilutive impacts of outstanding stock options or convertible securities. There was no material difference between reported earnings per share and diluted earnings per share for the periods presented in the Company's financial statements.

     Also during 1997, Statements of Financial Accounting Standards No. 129, No. 130 and No. 131 were issued. Implementation of these standards will not have an effect on the amount of the net income presented in the Company's financial statements.

                                    BUSINESS

     Nam Tai is an independent provider of high quality manufacturing services to original equipment manufacturers ("OEMs") in the consumer electronics industry. All of the Company's manufacturing operations are based in the People's Republic of China ("China"). Nam Tai assists OEMs in the design and development of products and furnishes full turnkey manufacturing services to its OEM customers utilizing advanced processes such as chip on board ("COB"), surface mount technology ("SMT"), tape automated bonding ("TAB") and outer lead bonding ("OLB") technologies. The Company provides hardware and software design, plastic molding, component purchasing, assembly into finished products or electronic subassemblies, post-assembly testing and shipping. The Company manufactures a broad line of finished products for its OEM customers, including personal organizers, linguistic products, calculators, integrated circuit ("IC") or smart card readers (referred to as "IC card readers"). It also manufactures electronic components and subassemblies for printed circuit boards ("PCBs"). These products include large scale integrated circuits ("LSI") bonded on PCBs that are used in the manufacture of products such as electronic toys, and subassemblies for liquid crystal display ("LCD") modules that are in turn used in the manufacture of communications, camera and computer products. In addition, Nam Tai provides OEMs with silk screening services for plastic parts, polyvinyl chloride ("PVC") products and metal parts.

     The Company moved its manufacturing facilities to Shenzhen, China in 1987 to take advantage of lower overhead costs and competitive labor rates available and to position itself to achieve low-cost, high volume manufacturing. The location of Nam Tai's factory in Shenzhen, about 30 miles from Hong Kong, also permits the Company to manage easily manufacturing operations from Hong Kong, and facilitates transportation of the Company's products out of China through the port of Hong Kong.

INDUSTRY OVERVIEW

     As a result of the recognition by OEMs in the electronics industry of the rising costs of operating a manufacturing site and the need to add more sophisticated and expensive manufacturing processes and equipment, OEMs have turned increasingly to outside contract manufacturers. By doing so, OEMs are able to focus on research, product design and development, marketing and distribution, and to rely on the production expertise of contract manufacturers. Other benefits to OEM's of using contract manufacturing include: access to manufacturers in regions with low labor and overhead costs and with leading-edge technology, such as COB, TAB and OLB, reduced time to market, reduced capital investment (which is increasingly important in view of the introduction of TAB and OLB, both of which are capital intensive technologies), improved inventory management, improved purchasing power and improved product quality. In addition, the use of contract manufacturers has helped OEMs manage production in view of increasingly shorter product life cycles. The Company believes that many OEMs now view contract manufacturers as an integral part of their business and manufacturing strategy, rather than as a backup source to in-house manufacturing capacity during peak periods.

     Nam Tai believes that factors underlying an OEM's selection of a particular manufacturer are quality, price and technological know-how. Consequently, the Company expects continued growth in outsourcing to contract manufacturers that have attained ISO 9000 certification, that are located in regions such as China, which offer abundant low cost labor, land and construction resources, and that are capable of high levels of technological know-how.

THE COMPANY'S STRATEGY

     The Company emphasizes high responsiveness to the needs of OEM customers through the development and volume production of increasingly sophisticated and specialized products. The Company seeks to build long-term relationships with its customers through high quality standards (supported by ISO 9001/9002 Certification), competitive pricing, strong research and development support, advanced assembly processes and high volume manufacturing, and with key suppliers through volume purchasing and reliable forecasting of component purchases. Nam Tai believes that the potential for increased manufacturing outsourcing by Japanese and U.S. OEMs in China is substantial and that it is in a position to take advantage of this because of its expanded production capacity and experience. Management believes Nam Tai's record of providing timely delivery in volume of high-quality, high technology, low-cost products builds close customer relationships and positions the Company to receive orders for more complex products. As the Company has grown, management has sought to maintain a low cost structure, reduce overhead where possible and continuously strive to improve its manufacturing quality and processes. Nam Tai's growth strategy is comprised of the following key elements:

     - Low Cost Manufacturing. Nam Tai believes that its ability to be competitive in its markets stems from its commitment to production in China where it can manufacture in high volumes at low cost. The Company has access to abundant pools of low cost labor, and believes that because it offers its workers better living and working conditions than those typically available for comparable workers in China, the Company enjoys greater production efficiency and less turnover among workers. Due to the low labor, land and construction costs in Shenzhen, the Company believes that the location of its production facilities in China contribute significantly to the Company's ability to lower its production costs.

     - Close Customer Relationships. Nam Tai has long-standing relationships with its major OEM customers, who work closely in the design and manufacture of new products with the Company's Japanese senior managers. It is common for Sharp Corporation, Seiko Instruments Inc., Canon Inc. and other of Nam Tai's customers to maintain representatives at the Company's China factory. These customers transfer important manufacturing process technology and know-how to the Company's engineers. The Company believes that OEM customers will increasingly use contract manufacturers that have a high degree of technological know-how to produce uniformly high quality products. The Company seeks to leverage its existing customer base to expand orders, and to leverage its manufacturing sophistication to enter markets for more sophisticated products.

     - Concentration on New Products and Advanced Assembly Processes. The Company utilizes its product development staff to assist OEMs to develop new products that employ specific feature sets and price points, as well as engineer products and production designs that permit cost-efficient manufacturing. To position itself to manufacture more sophisticated products, the Company has made advances in its use of SMT, TAB and OLB technologies that the Company believes make its PCB assembly process capabilities comparable to those currently available from the most technologically advanced Japanese and U.S. manufacturers. The Company has been pursuing a plan to enhance the technological capability of its engineering and production staff through various means. This plan has permitted the Company to penetrate markets for more technologically sophisticated products as its own manufacturing techniques have become more advanced. Nam Tai has, for example, recruited new factory management personnel with extensive experience in engineering, production and management and who, through know-how gained from their prior experience, assist the Company to implement the advanced process technology transferred to the Company from its OEM customers.

     - Excellence in Manufacturing. The Company is committed to excellence in manufacturing and continually strives for improvements in its processes. In December 1993, the Company's operations in China achieved certification under the international quality management standard ISO 9002. Management believes sophisticated customers increasingly are requiring their manufacturers to be ISO 9000-certified and that manufacturers of equipment that are not so qualified are increasingly looking to manufacturers like Nam Tai that have done so, rather than undertaking the expensive and timeconsuming process of qualifying their own operations. The Company achieved ISO 9001 certification in February 1996, which added design and development to the standards Nam Tai had already achieved in the areas of production, installation, servicing procedures, final inspection and product testing.

     - Close Relationships with Key Suppliers/Strategic Alliance. The Company believes that the ability to obtain a steady and sufficient supply of key components is a critical factor in remaining competitive. The Company believes its ability to purchase components in volume and to provide accurate purchasing forecasts has played a pivotal role in building close relationships with key component suppliers. In addition, in order to expand production, enter markets for more advanced products, and maintain quality and reliability, the Company has pursued strategic alliances with certain suppliers of components the Company deems critical to its operations. To that end, the Company has made a material equity investment in its key plastics supplier with operations in China, and intends to continue to evaluate its participation in similar strategic alliances in the future.

PRODUCTS

     The following table sets forth the percentage of net sales of each of the Company's product lines for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997:

                                                                                     SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,       ENDED
                                                         -------------------------    JUNE 30,
                      PRODUCT LINE                       1994      1995      1996       1997
    -------------------------------------------------    -----     -----     -----   -----------
    Personal organizers and linguistic products......      47%       47%       36%        27%
    Electronic calculators...........................      34        30        35         55
    Subassemblies, components and other products.....      17        22        28         17
    Silk screening...................................       1         1         1          1
    Discontinued products(1).........................       1         0         0          0
                                                         ----      ----      ----       ----
                                                          100%      100%      100%       100%
                                                         ====      ====      ====       ====

---------------

(1) Includes proprietary health care products, such as electronic scales, thermometers and blood pressure meters, which were discontinued in 1994.

  Personal Organizers and Linguistic Products

     The Company produces various types of electronic personal organizers, particularly telephone directories and business card organizers with scheduler, clock, memo pad and calculator functions. The linguistic products manufactured by Nam Tai include electronic spell checkers, dictionaries and language translators. These models generally include a built-in calculator.

  Electronic Calculators

     The Company manufactures a wide range of electronic calculators with a variety of features. These include calculators designed for different uses, including mini card, scientific, desk top, hand held, graphical and printer calculators.

  Subassemblies, Components and Other Products

     In 1994, the Company began manufacturing and delivering subassemblies consisting of LSIs bonded on PCBs utilizing advanced technological processes. These products are used to manufacture components which are incorporated into such products as electronic toys and games. In 1995, the Company expanded is subassembly manufacturing business into LCD modules. These subassemblies display information as part of such products as portable telephones, portable computers and facsimile machines, and employ the same bonding technologies as are used for the LSI bonded PCBs. In 1995, the Company delivered a sample run of IC card balance readers and in 1996 began volume shipments of these products. These readers are hand-held devices used to check information contained on the IC cards which are being developed for use by certain major banks in Europe and North America as an alternative to the use of cash. In 1996, the Company again expanded the component products it offers by completing development and shipping control panel modules for microwave ovens. These products are incorporated into microwave ovens manufactured by a division of Sharp Corporation, which, management believes, is a leading manufacturer of microwave ovens worldwide.

  Silk Screening Services

     The Company provides manufacturing and silk screening services to customers for plastic parts, PVC products and metal parts. This service is also supplied to other firms for incorporation into their finished products.

MANUFACTURING

  Quality Control

     The Company maintains strict quality control programs for its products, including the use of total quality management ("TQM") systems. All incoming raw materials and components are checked by the Company's quality control personnel. During the production stage, Nam Tai's quality control personnel check all work in process at several points in the production process. Finally, after the assembly stage, the Company conducts random testing of finished products. In addition, the Company provides office space at its China manufacturing facility for representatives of its major customers to permit them to monitor production of their products and to provide direct access to the Company's manufacturing personnel. Manufactured products have a low level of product defect, as required by the Company's OEM customers. When requested, Nam Tai provides a limited warranty of six months to one year for products it manufactures. To date, claims under the Company's warranty program have been negligible.

     The Company's Hong Kong and China subsidiaries have maintained ISO 9002 Certification since December 1993 and ISO 9001 Certification since February 1996. The "ISO," or International Organization for Standardization, is a Geneva-based organization dedicated to the development of worldwide standards for quality management guidelines and quality assurance. ISO 9000, which was the first quality system standard to gain worldwide recognition, requires a company to gather, analyze, document, monitor and make improvements where needed. The Company's receipt of ISO 9001 Certification demonstrates that the Company's manufacturing operations meet the most demanding of the established world standards.

     Management believes sophisticated customers are increasingly requiring their manufacturers to be ISO 9000 certified, and that manufacturers that are not so qualified are increasingly looking to certified manufacturers like Nam Tai rather than undertaking the expensive and time-consuming process of qualifying their own operations.

     In 1996, the Company received notice that it had been awarded the Texas Instruments Supplier Excellence Award for commitment to excellence and support of Texas Instruments' quality leadership. In early 1997, the Company again received notice that it received the award for a second year. Texas Instruments, one of the Company's largest OEM customers, has advised the Company that only a select group of its suppliers which have demonstrated an unwavering commitment to the principle of total quality are recognized with this award and that it was unusual for a company to be so honored in two consecutive years.

  Component Parts and Suppliers

     The Company purchases over 100 different component parts from more than 30 major suppliers and is not dependent upon any single supplier for any key component. The Company purchases components for its electronic products from suppliers in Japan and elsewhere. Orders for components are based on forecasts that Nam Tai receives from its OEM customers, which reflect anticipated shipments during the production cycle for a particular model.

     The major component parts purchased by the Company are ICs or "chips", LCDs, solar cells, printer heads and batteries. The Company purchases both stock "off the shelf" chips and custom chips, the latter being the most expensive component parts purchased by Nam Tai. At the present time, the Company purchases most of its chips from Toshiba Corporation, Sharp Corporation and certain of their affiliates, although there are many additional suppliers from which the Company could purchase chips.

     LCDs are readily available from many manufacturers and the Company currently has two major suppliers, Epson Hong Kong Ltd. and Sharp Corporation. PCBs and other circuit boards are purchased from circuit board manufacturers in Hong Kong and solar cells are purchased from Matsushita Battery Industrial Company Ltd. Batteries are standard "off the shelf" items, generally purchased in Hong Kong from agents of Japanese manufacturers. Certain components may be subject to limited allocation by certain of Nam Tai's suppliers. Although such shortages and allocations have not had a material adverse effect on the Company's results of operations, there can be no assurance that any future allocation or shortages would not have such an effect.

     In an effort to assure an adequate supply of competitively priced plastic components, the Company maintains a minority interest in a Hong Kong supplier of plastic parts, Deswell ("Deswell") (see "Formation of Strategic Alliances").

CUSTOMERS AND MARKETING

  General

     Approximate percentages of net sales to customers by geographic area, based upon location of product delivery, are set forth below for the periods indicated:

                                                                                  SIX
                                                      YEAR ENDED DECEMBER        MONTHS
                                                              31,                ENDED
                                                     ----------------------     JUNE 30,
                     GEOGRAPHIC AREAS                1994     1995     1996       1997
        -------------------------------------------  ----     ----     ----     --------
        Japan......................................   24%      34%      28%         21%
        North America..............................   33       30       34          56
        Hong Kong..................................   23       17       18           6
        Europe.....................................   14       13       12          14
        Other......................................    6        6        8           3
                                                     ===      ===      ===         ===
                                                     100%     100%     100%        100%
                                                     ===      ===      ===         ===

     The Company's Hong Kong based management personnel and sales staff are responsible for marketing products to existing customers as well as potential new customers. Five of the Company's major customers have done business with the Company for over five years or more, and management believes that Nam Tai has a stable relationship with all of its customers. The Company places great emphasis on providing quality service to its customers and has, as a result, limited the number of companies for which it manufactures in an effort to ensure quality service.

  Major Customers

     The Company's OEM customers include the following entities. The OEM customers either market Nam Tai's products under their own brand name or, where no brand name is shown, incorporate the Company's products into their products:

                                                 BRAND                                                    CUSTOMER
               CUSTOMER                           NAME                          PRODUCT                    SINCE
---------------------------------------    ------------------    -------------------------------------    --------
A&A International (Yichi-HK) Ltd.          Radio Shack           Calculators                                1993
Canon, Inc.                                Canon                 Personal organizers and calculators        1988
Casio Computer (Hong Kong)                 Casio                 Aluminum panels and PVC wallets            1994
Matsushita Battery Industrial Co. Ltd.     --                    IC card readers                            1994
Nintendo, Inc. (through Sharp Corp.)       --                    Bonding on PCBs                            1994
Optrex Corporation                         --                    Assemblies for LCD modules                 1994
Premier Precision Ltd.                     Citizen               Silk screening and aluminum panel          1993
Sanyo Electric (H.K.) Ltd.                 Sanyo, Casio          Silk screening                             1988
Seiko Instruments Inc.                     Seiko, SII            Personal organizers and linguistic
                                                                 products                                   1991
Sharp Corporation                          Sharp                 Personal organizers, calculators and
                                                                 control panel modules                      1989
Texas Instruments Incorporated             Texas Instruments     Personal organizers and calculators        1989

     At any given time, different customers account for a significant portion of Nam Tai's business. Percentages of total sales by customer vary from year to year and may fluctuate depending on the timing of production cycles for particular products. Sales to four major customers, Sharp Corporation, Texas Instruments Incorporated, Nintendo, Inc.(which orders through Sharp Corporation) and Seiko Instruments Inc., aggregated approximately 90%, 92%, 90% and 91% of the Company's total net sales during the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, respectively, as follows:

                                                                                      SIX
                                                          YEAR ENDED DECEMBER        MONTHS
                                                                  31,                ENDED
                                                         ----------------------     JUNE 30,
                         CUSTOMER                        1994     1995     1996       1997
    ---------------------------------------------------  ----     ----     ----     --------
    Sharp Corporation..................................  47.7%    47.9%    38.4%      29.6%
    Texas Instruments Incorporated.....................  9.8      13.2     22.3       43.8
    Nintendo, Inc. (through Sharp Corporation).........  13.0     18.0     16.1        5.1
    Seiko Instruments Inc..............................  19.2     13.2     13.5       12.9
                                                         ----     ----     ----       ----
                                                         89.7%    92.3%    90.3%      91.4%
                                                         ====     ====     ====       ====

     A number of products are made for its major customers such that the Company is not necessarily dependent on a single product for one customer. Although management believes that any one of the Company's customers could be replaced with time, the loss of any one of its major customers, particularly one or more of its top four customers, could have a material adverse effect on the Company's business. See "Management's Discussion and Analysis of Results of Operations and Financial Condition." While each of the companies listed above is expected to continue to be a significant customer, the Company continually tries to lessen its dependence on large customers through efforts to diversify its customer and product base. There can be no assurance, however, that such efforts will prove successful.

     The Company's sales to all of its OEM customers are based on purchase orders. Except for these purchase orders, the terms of which in a few cases are supplemented by basic agreements dependent upon the receipt of purchase orders, Nam Tai has no written agreements with its OEM customers. In many cases, the Company receives letters of credit to cover the next three months of orders and all the molds, tooling and development charges (including software design) are charged to the account of OEM customers prior to production.

     Many of Nam Tai's customers have a relationship which extends for a number of years and consequently the Company believes its relations with these customers are good. The Company encourages cooperation and communication with its most important customers. In particular, senior management includes a team of Japanese professionals who provide technical experience and work closely with both the Company's Japanese component suppliers and its Japanese customers. Management also believes the risk of a sudden withdrawal by any of its major customers is diminished by: (i) the lengthy production cycle, typically over three years for each model, which is required to produce the products sold to customers; (ii) the fact that production cycles may begin while other products for the same customers are in progress; and (iii) the investment in molds, tooling and development charges (including software design) which is borne by each OEM customer.

     Sales are predominately based on standard letters of credit denominated in either U.S. dollars or Japanese yen.

  Production Scheduling

     The typical cycle for a product to be manufactured and sold to an OEM customer is three to four years, including the development period and production period. Initially an OEM customer gathers data from its sales personnel as to products for which there is market interest, including features and unit costs. The OEM then contacts the Company, and possibly other prospective manufacturers, with forecasted total production quantities and design specifications or renderings. From that information, the Company in turn contacts its suppliers and determines estimated component costs. The Company later advises the OEM of the development costs, charges (including molds, tooling and development costs such as software design) and unit cost based on the forecasted production quantities desired during the expected production cycle. Once the Company and the OEM customer agree to the Company's quotation for the development costs and the unit cost, the Company begins the product development. This development period lasts approximately nine to 15 months, or longer if software design is included. During this time the Company completes all molds, tooling and software required to manufacture the product with the development costs reimbursed by the customer. Upon completion of the molds, tooling and software, the Company produces samples of the product for the customer's quality testing, and, once approved, commences mass production of the product.

     The production period usually lasts approximately 18 to 30 months. Typically, more advanced products have longer production runs. If total production quantities change, the OEM customer often provides six months notice before discontinuing orders for a product. At any point in time the Company is in different stages of the development period and production period for the various models it has under development or in production for OEM customers.

     The Company's production is based on forecasts received from OEM customers covering the next six month period, the first three months of which are scheduled shipments. These forecasts are reviewed and adjusted where necessary at the beginning of each month with confirmed orders covering the first three months. In many cases, confirmed orders are supported by letters of credit and may not be canceled once confirmed without the customer becoming responsible for all costs of the remaining components included in inventory for that order. During the years ended December 31, 1995 and 1994, the Company did not suffer a material loss resulting from the cancellation of an OEM customer confirmed order. However, during the course of the audit of its financial statements for the year ended December 31, 1996, the Company confirmed that certain components included in its raw material inventory were not likely to be used in connection with future production, and due to the passage of time, could not be charged to customers who would have otherwise been responsible for the reimbursement of cost. While the Company believes that it may in the future be able to use some portion of the components in connection with future production, the Company elected to write-off the cost of such inventory during 1996 in the net amount of $415,000.

  Transportation

     Since the Company sells its products F.O.B. Hong Kong, its customers are responsible for the transportation of finished products from Hong Kong to their final destination. Transportation of components and finished products to and from Shenzhen is by truck. Component parts purchased from Japan are generally shipped by air. To date, the Company has not been materially affected by any transportation problems.

MARKETING PLANS FOR CHINA

     The Company has Chinese government approval to sell up to 30% of the products and parts manufactured by the Company in China. The Company does not have any immediate plans to re-enter the China market and make domestic sales, however, the Company continually evaluates economic and other factors in China to determine whether doing so would be favorable to its operating results.

FORMATION OF STRATEGIC ALLIANCE

     The Company strives to maintain stable sources for quality components it uses in its manufacturing operations. Suppliers of these components have from time to time, in periods of short supply, limited allocation of their production among their customers. The Company believes that the formation of strategic alliances with certain of its suppliers assists the Company to satisfy its OEM customers' needs for timely delivery of high-quality products and permits Nam Tai to have greater control over the quality of its suppliers' components.

     Consistent with this strategy, in December 1994, the Company invested $3,931,000 for approximately 14% of Deswell's then outstanding capital stock. In July 1995, Deswell completed an initial public offering of its securities in the United States and the Company's investment was diluted to approximately 10.5% of Deswell's outstanding shares as at December 31, 1995. In July 1996, the Company exercised warrants to purchase an additional 12,000 shares of Deswell for $119,000. As at December 31, 1996, this investment was shown at cost and was approximately 87% of the market value of Deswell common shares as reported on The Nasdaq National Market at December 31, 1996. Subsequent to the end of the year, the market price of the Deswell shares rose substantially on The Nasdaq National Market and the Company elected to sell a portion of its investment in Deswell, reducing its stake in Deswell to approximately 5.8% of its shares reported outstanding at December 31, 1996. The Company realized a gain of $2,648,000 on sales of 230,000 shares for total gross proceeds of $4,553,000. In July 1997, the Company sold an additional 160,000 shares of Deswell for $4,164,000, realizing an additional gain of $2,840,000, and further reducing its stake in Deswell to approximately 1.9% of its shares reported outstanding at June 30, 1997.

TECHNOLOGY DEVELOPMENT

     Between 1984 and 1994, the Company spent an average of approximately $360,000 per year on research and development, chiefly to advance manufacturing technology. During the later half of this period Nam Tai concentrated on its OEM business and expenditures fell below the average by the end of the period. At that time the major responsibility of the Company's product design personnel was limited to the production to the satisfaction of and in accordance with the specifications provided by OEM customers.

     Since 1995, the Company has placed increased emphasis on research and development which provides greater service to OEM customers and assists in design and development of future products. Research and development expenses increased marginally to $950,000 in 1996 from $945,000 in 1995. Namtek, the Company's software development subsidiary which began operations in early 1996 accounted for approximately 40% of the research and development expenses in 1996 and these expenses were substantially recovered from fees paid by third parties.

COMPETITION

     The Company competes with numerous other companies in the contract electronic manufacturing industry and competition is intense. Competition has been limited by OEMs to a small number of companies who satisfy the requirements to become approved suppliers. While individual OEM customers are likely to prefer certain contract manufacturers, OEMs tend to order from several different suppliers in order to reduce dependence on any one. Competition for OEM sales is based primarily on unit price, product quality and availability, promptness of service, reputation for reliability and OEM confidence in the manufacturer. The Company believes that it competes favorably in each of these areas.

EMPLOYEES

     At June 30, 1997, Nam Tai employed approximately 2,170 persons on a full-time basis, of which approximately 2,134 were working in China, 25 in Hong Kong, and 11 in Canada. Of these, approximately 1,850 were engaged in manufacturing, 280 were engaged in clerical, research and development and marketing positions and the balance in supporting jobs such as security, janitorial, and food and medical services. The Company is not a party to any material labor contract or collective bargaining agreement. The Company has experienced no significant labor stoppages and believes that relations with its employees are satisfactory. The nature of its arrangement with its manufacturing employees is such that it can increase or reduce staffing levels without significant difficulty, cost or penalty.

     An employee incentive compensation program is in place in China whereby a regular bonus is paid to employees on the employee's return to work following the Chinese New Year holiday. Management believes this method has contributed to low employee turnover in the factory.

PATENTS, LICENSES AND TRADEMARKS

     The Company has no patents, licenses, franchises, concessions or royalty agreements that are material to its business as a whole. Due to rapid technological change in the products manufactured, the Company does not believe the absence of patents has had or will have a material impact on its business.

     The Company has obtained trademark registrations in Hong Kong for the mark "FORTEC" in connection with electronic calculators. Nam Tai has also obtained a trademark registration in Hong Kong for the mark "SANTRON" in connection with electronic calculators. The Company has registered the trademark "NAMTAI" in connection with electronic calculators in Hong Kong, the United States and Canada.

PROPERTIES

  British Virgin Islands

     As of January 17, 1997, the registered office of the Company was transferred to McNamara Chambers, P.O. Box 3342, Road Town, Tortola, British Virgin Islands. Only corporate administrative matters are conducted at such office, through Nam Tai's registered agent, McW. Todman & Co. The Company neither owns nor leases property in the British Virgin Islands.

  Hong Kong

     In February 1997 the Company leased new premises at Unit 9, 15/F., Tower 1, China Hong Kong City, 33 Canton Road, TST, Kowloon, Hong Kong for a term of three years. Rental is approximately $17,900 per month for the first two years, and will be renegotiated in the third year. The Company moved its principle executive and marketing offices into these new premises in late March 1997.

     The Company owns a residential flat in Hong Kong which was purchased for total consideration of $1,850,000. This property houses the Chief Executive Officer of the Company and forms part of his overall compensation. See "Management -- Compensation".

     The Company also owns approximately ten acres of land in Hong Kong which the Company plans to sell. This land has been held since 1984 and is carried on the books of the Company at its cost of approximately $523,000. In February 1997, the Company was notified that the Hong Kong government intends to expropriate 0.55 acres of this land and has offered compensation of approximately $240,000. In September 1997, the Company sold approximately 3.2 acres of land at a price of $2,651,000, realizing a gain of $2,478,000.

  Shenzhen, China

     Nam Tai's manufacturing complex is located in Baoan County, Shenzhen, China. It includes the original facility and Phase I of the factory expansion which was completed in May 1996. At December 31, 1996, the total combined capacity utilization of the original factory and Phase I of the factory expansion was 60%.

     The original facility consists of 150,000 square feet of manufacturing space under a 15 year lease expiring in 2007. The rental rate is approximately $32,000 per month due to increase by 20% in August 1997 and a further 20% in August 2002.

     Phase I of the complex expansion is located on 286,600 square feet of leasehold land adjacent to the original facility. The lease for this land was purchased for approximately $2,450,000 in 1994 and has a term of 50 years.

     Construction of the approximately 437,000 square feet new facility began in early 1995 and portions were completed in August 1995 to house new factory employees needed to expand production at that time. Nam Tai's Phase I complex expansion was completed on schedule in May 1996. The expanded new facility is adjacent to the Company's original facility and consists of 160,000 additional square feet of manufacturing space, 39,000 square feet of offices, 212,000 square feet of new dormitories, 26,000 square feet of full service cafeteria and recreation facilities and a swimming pool. The total cost of the new factory complex, excluding land, was approximately $21,800,000. In addition, during 1996 Nam Tai purchased $1,100,000 of new production equipment for the new factory. It has also transferred equipment from the original factory to the new factory. In accordance with an expansion schedule, Nam Tai intends to establish production lines and purchase additional equipment as required by growth in the Company's business through 1997 and into early 1998.

     The Company also has a 26,000 square foot facility in Shenzhen located approximately one mile from its complex. This contains 28 apartment units which the Company uses to house certain of its factory managers who are married and have families. The Company purchased this building for approximately $1,000,000, paying the final instalment in June 1993.

     During 1992, the Company purchased the development rights to a further parcel of leasehold land in Baoan County, Shenzhen, China. The purchase price was approximately $343,000. The land area consists of approximately 70,000 square feet of land in a developed area of commercial buildings and residences. The purchase of the leasehold land gives Nam Tai the right to use the land for fifty years. The Company reviewed the construction of a high rise office building to house its corporate headquarters and subsequently decided to concentrate on its core contract manufacturing business. In January 1997, Nam Tai entered into a Land Development Agreement with Shenzhen Baoheng (Group) Co. Ltd. which is expected to result in the eventual sale of the property and the recovery of the original purchase price. There can be no assurance that the sale will occur.

  Canada

     On November 1, 1995, Nam Tai Canada moved its corporate office to new leased premises in Vancouver, British Columbia. The Company entered into a lease for 2,637 square feet of office space at an annual rental of $26,000. The lease expires in August 1998.

     In 1995, the Company completed construction of a building in Burnaby, British Columbia in which it intended to house both manufacturing operations and its Canadian administration and finance office. The two-story building consists of approximately 7,000 square feet of office space and 8,000 square feet of manufacturing space. Construction was completed in mid 1995 at a cost of approximately $2,400,000, including the cost of land. The prospects for manufacturing have been re-evaluated and the property was sold in May 1997 for approximately $1,846,00 resulting in a loss of approximately $515,000.

  General

     The Company believes that its existing manufacturing and office facilities are adequate for the operation of its business for the foreseeable future.

LEGAL PROCEEDINGS

     The Company is not party to any legal proceedings other than routine litigation incidental to its business, and there are no material legal proceedings pending with respect to the property of the Company, other than as described below.

     In September 1993, Tele-Art, Inc., a shareholder of Nam Tai, commenced an action against the Company seeking an injunction prohibiting the Company from proceeding with a rights offering which was contemplated at that time. Tele-Art's application was based on claims that Nam Tai may have violated British Virgin Islands and United States law. Among other claims, Tele-Art asserted that the Company's rights offering was part of a scheme to enrich directors and management of Nam Tai and dilute the interest of minority shareholders. After a hearing, a temporary injunction obtained by Tele-Art was discharged, permitting the Company to proceed with, and complete, its rights and standby offerings in October 1993. Tele-Art is pursuing claims in the British Virgin Islands against Nam Tai for damages. In November 1993, Tele-Art applied to the Court to include the Company's directors in the proceedings, and in March 1994 the application was granted. In May 1996, the Court ordered the parties to make discovery by exchanging lists of documents and to-date this exchange has not occurred. The Company continues to believe that Tele-Art's claims are without merit and plans to continue to vigorously defend them as well as to seek from Tele-Art and its agents compensation for the damage caused by the injunction and the proceedings that were brought to obtain it.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company were as follows:

       NAME                           POSITION WITH COMPANY
------------------    ------------------------------------------------------
M.K. Koo              Chairman of the Board, Chief Financial Officer and
                      Director
Tadao Murakami        Chief Executive Officer, Vice-Chairman and Director
Hidekazu Amishima     General Manager
Jerry Chang           Vice General Manager
Charles Chu           Director
Stephen Seung         Director

     M.K. KOO. Mr. Koo has served as Chairman of the Board and a Director of Nam Tai and its predecessor companies since inception and assumed the role as Chief Financial Officer of the Company in April 1997. Mr. Koo serves on the Company's audit committee. Mr. Koo received his Bachelor of Laws degree from National Taiwan University in 1970.

     TADAO MURAKAMI. Mr. Murakami has served the Company in various executive capacities since 1984. He became Secretary and a Director of the Company in December 1989. From June 1989, he has been employed as the President of the Company's Hong Kong subsidiary. In July 1994, Mr. Murakami succeeded Mr. Koo as President and in June 1995 became the Company's Chief Executive Officer. Mr. Murakami assumed the position of Vice-Chairman in January 1996 and is in charge of the day-to-day manufacturing and marketing operations of the Company. Mr. Murakami graduated from Japan Electronic Technology College in 1964.

     HIDEKAZU AMISHIMA. Mr. Amishima joined the Company in August 1996 as Vice General Manager and assumed the responsibility for overseeing day-to-day factory operations of the Company's Shenzhen, China manufacturing complex as General Manager in November 1996. From 1964 until joining the Company, Mr. Amishima was employed by Kanda Tsushin Industrial Co. Ltd., a Japanese electronics manufacturer.

     JERRY CHANG. Mr. Chang joined the Company in 1995 and assumed the position of Vice General Manager in late 1996. Mr. Chang is in charge of production at the Company's Shenzhen, China manufacturing facility. Prior to joining Nam Tai he was General Manager of R.C. Centronix Electronics (M) SDN BHD, a Malaysian electronics manufacturer.

     CHARLES CHU. Mr. Chu originally served as Secretary and a Director of the Company from August 1987 to September 1989. He was reappointed a Director in December 1992. Since July 1988, Mr. Chu has been engaged in the private practice of law in Hong Kong. Mr. Chu serves on Nam Tai's audit committee. Mr. Chu received his Bachelor of Laws degree and Post-Graduate Certificate of Laws from the University of Hong Kong in 1980 and 1981, respectively.

     STEPHEN SEUNG. Mr. Seung was appointed a Director of Nam Tai in 1995. Mr. Seung is an attorney and Certified Public Accountant and has been engaged in the private practice of law in New York since 1981. Mr. Seung received a B.S. degree in Engineering from the University of Minnesota in 1969, an M.S. degree in Engineering from the University of California at Berkeley in 1971, an MBA degree from New York University in 1973 and a J.D. degree from New York Law School in 1979. Mr. Seung serves on Nam Tai's audit committee and acts as Nam Tai's authorized agent in the United States.

     No family relationship exists among any of the named directors, executive officers or key employees. No arrangement or understanding exists between any such director or officer and any other persons pursuant to which any director or executive officer was elected as a director or executive officer of the Company. Directors of the Company are elected each year at its annual meeting of shareholders and serve until their successors take office or until their death, resignation or removal. Executive officers serve at the pleasure of the Board of Directors of the Company.

COMPENSATION

     The aggregate amount of compensation paid by Nam Tai and its subsidiaries during the year ended December 31, 1996 to all directors and the five highest paid officers as a group for services in all capacities was approximately $1,574,000, including the benefit provided in lieu of compensation for loss of office described below. The Company also provides additional compensation in the form of housing for Mr. Murakami in Hong Kong.

     In August 1990, the Company fixed compensation for loss of office at $500,000 for Mr. M.K. Koo and $300,000 for Mr. Tadao Murakami. The Company also fixed the age of retirement for directors at age 65 years. At December 31, 1995, the Company had accrued the entire $800,000.

     Directors who are not employees of the Company nor any of its subsidiaries are paid $1,000 per month for services as a director, $750 per meeting attended in person, $500 per meeting attended by telephone. In addition they are reimbursed for all reasonable expenses incurred in connection with services as a director.

OPTIONS TO PURCHASE SECURITIES FROM THE COMPANY OR ITS SUBSIDIARIES.

     As at September 5, 1997, the Company had outstanding options to purchase an aggregate of 80,000 Common Shares. These options are held by Mr. M.K. Koo, were granted under the Company's 1993 stock option plan on January 12, 1996, vest in three equal annual installments commencing January 12, 1997, are exercisable at $10.50 per share (which was the fair market value on the date of grant) and expire on January 11, 2001.

CERTAIN TRANSACTIONS.

     In January 1995, Nam Tai entered into an arrangement with Mr. M.K. Koo, Chairman of the Company, requiring him to purchase a residential property in West Vancouver, British Columbia, Canada no later than December 31, 1995 at the higher of book value or market value. At December 29, 1995, Mr. Koo purchased the property for book value in the amount of $2,620,445 delivering to the Company a promissory note due on December 31, 1997. In August 1997, Mr. Koo paid the promissory note in full to the Company.

     It is the Company's policy that all future transactions between the Company and any interested director or executive officer be approved by a majority of the disinterested directors and on terms no more favorable than would be available from an independent third party.

                             PRINCIPAL SHAREHOLDERS

     The Company is not directly owned or controlled by another corporation or by any foreign government. The following table sets forth certain information regarding the ownership of the Company's Common Shares by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, (ii) each of the Company's directors owing Common Shares, (iii) all of the Company's directors and officers as a group as of the date of this Prospectus.

                                                                AMOUNT OF COMMON SHARES
                                                                  BENEFICIALLY OWNED
                                                                  BEFORE OFFERING(1)
                                                             -----------------------------
                                                                             PERCENTAGE OF
                                                               NUMBER OF      OUTSTANDING
                     NAME OF BENEFICIAL OWNER                COMMON SHARES      SHARES
        ---------------------------------------------------  -------------   -------------
        M. K. Koo..........................................    1,990,657          24.2%
        Tadao Murakami.....................................      418,061           5.1%
        Stephen Seung......................................       12,000             *
        Officers and directors as a group (5 persons)......    2,420,718          29.5%

---------------

 * Less than 1%.

(1) The maximum voting dilution to persons who do not exercise their subscription rights in the Rights Offering is approximately 36.6%. To the extent that Common Shareholders other than Mr. Koo and the Company's other officers and directors do not exercise their Rights in the Rights Offering, the control of the Company by Mr. Koo and the Company's other officers and directors, as compared to the Company's other shareholders prior to the Rights Offering, will be proportionately increased in such instances where the former exercise their rights. See "The Rights Offering" and "Standby Underwriting."

                           DESCRIPTION OF SECURITIES
UNITS

     Each Unit offered by this Prospectus consists of one Common Share and one Warrant, each Warrant to purchase one Common Share for $20.40. The Common Shares and Warrants will be separately transferable immediately.

COMMON SHARES

     The Company's authorized capital consists of 20,000,000 Common Shares, $.01 par value per share.

     Holders of Common Shares are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of Common Shares do not have cumulative voting rights in the election of directors. All Common Shares are equal to each other with respect to liquidation and dividend rights. Holders of Common Shares are entitled to receive dividends if and when declared by Nam Tai's Board of Directors out of funds legally available therefor under British Virgin Islands law. In the event of the liquidation of the Company, all assets available for distribution to the holders of the Common Shares are distributable among them according to their respective holdings. Holders of Common Shares have no preemptive rights to purchase any additional, unissued Common Shares. All of the outstanding Common Shares are, and the Common Shares offered hereby will be when issued upon payment of the consideration set forth in this Prospectus, duly authorized, validly issued, fully paid and nonassessable.

     The Company is organized under the laws of the British Virgin Islands. Pursuant to the Company's Memorandum and Articles of Association and pursuant to the laws of the British Virgin Islands, the Board of Directors may amend the Company's Memorandum and Articles of Association without shareholder approval. This includes, but is not limited to, amendments increasing or reducing the authorized capital stock of the Company and increasing or reducing the par value of its shares. In addition, the Board of Directors may approve certain fundamental corporate transactions, including reorganizations, certain mergers or consolidations and the sale or transfer of assets, without shareholder approval. The ability of the Company to amend its Memorandum and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in control of Nam Tai without any further action by the shareholders including, but not limited to, a tender offer to purchase the Common Shares at a premium over then-current market prices.

     Under U.S. law, management, directors and controlling shareholders generally have certain "fiduciary" responsibilities to the minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders which are obviously unreasonable may be declared null and void. The British Virgin Islands law protecting the interests of minority shareholders differs from, and may not be as protective of shareholders as, the law protecting minority shareholders in jurisdictions in the United States. While British Virgin Islands law does permit a shareholder of a British Virgin Islands company to sue its directors derivatively, i.e., in the name of and for the benefit of the Company, and to sue Nam Tai and its directors for his or her benefit and the benefit of others similarly situated, the circumstances in which any such action may be brought and the procedures and defenses that may be available in respect of any such action may result in the rights of shareholders of a British Virgin Islands company being more limited than those rights of shareholders in a company incorporated in a jurisdiction within the United States.

WARRANTS

     In connection with this offering, the Company has authorized the issuance of up to 3,130,000 Warrants (including 130,000 Warrants that may be issued upon exercise of the Standby Underwriter's Warrants and Counsel's Warrants) and has reserved an equivalent number of Common Shares for issuance upon exercise of such Warrants. Each Warrant will entitle the holder to purchase one Common Share at a price of $20.40 per share from the date of issuance until November 24, 2000. The Warrants are redeemable by the Company, at $.05 per Warrant, upon 30 days' notice, at any time after the Expiration Date if the closing sale price per Common Share for 20 consecutive trading days within the 30-day period prior to the date notice of redemption is given equals or exceeds $25.50 per share. In the event the Company gives notice of its intention to redeem, a holder would be forced either to exercise his or her Warrant within 30 days of the notice of redemption or accept the redemption price.

     The Warrants will be issued in registered form under a Warrant Agreement between the Company and U.S. Stock Transfer Corporation, as warrant agent (the "Warrant Agent"). The Common Shares underlying the Warrants, when issued upon exercise of a Warrant, will be fully paid and nonassessable, and the Company will pay any transfer tax incurred as a result of the issuance of Common Share to the holder upon its exercise.

     The Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of Common Shares issuable upon exercise of the Warrants in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers or consolidations. The Company is not required to issue fractional shares upon the exercise of a Warrant. The holder of a Warrant will not possess any rights as a shareholder of the Company until such holder exercises the Warrant. A copy of the form of Warrant Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Upon completion of the Standby Offering, the Company will sell, for $0.001 per warrant, (i) to the Representative warrants (the "Representative's Warrants") to purchase up to 120,000 Units and (ii) to the Company's counsel warrants ("Counsel's Warrants") to purchase up to 10,000 Units, each at an exercise price equal to 120% of the Subscription Price of the Units. Such warrants will be exercisable for a two-year period, commencing one year after the Expiration Date.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RESPECTING UNITS

     The following summary of certain United States federal income tax aspects is based on current law, is in general terms, and is not intended as tax advice to any particular prospective purchaser. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular taxpayers subject to special treatment under the federal income tax laws (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States).

     EACH PROSPECTIVE PURCHASER OF THE UNITS OFFERED HEREBY IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SUCH UNITS, OR THE COMMON SHARES OR WARRANTS COMPRISING THE UNITS, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP OR SALE.

     Basis in Units. If a shareholder exercises Rights, his or her basis in the Units will be the cost of the Units plus any amount previously allocated to the Rights. Each holder will allocate basis in the Units between the Common Shares and the Warrants, which are the component parts of the Units, pro rata in accordance with their values on the date of the exercise of the Rights.

     Holding Period for Common Shares and Warrants. A shareholder exercising Rights will commence a holding period for each component part of the Units as of the day after his or her date of acquisition of the Units. The holding period of the Common Shares acquired through the Warrants begins with the date of exercise of the Warrants.

     Disposition of Common Shares or Warrants. If the Common Shares and Warrants composing Units are sold or exchanged, the holder of such Unit will recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of the Unit. Similarly, if either the Common Share or the Warrant comprising the Unit is sold or exchanged (and in most cases if it is redeemed) separately, gain or loss will be recognized in an amount equal to the difference between the amount realized on such sale or exchange and the tax basis of the Common Share or Warrant sold. If a Warrant expires unexercised, the holder generally will recognize a capital loss in the amount of the holder's tax basis for the Warrant.

     All gains or losses recognized upon the sale or exchange of the Common Shares or Warrants will be capital gain or loss, provided that the security was a capital asset in the hands of the holder. A gain will be short term, mid-term, long term, depending on whether the security itself was held for less than one year (short term), between twelve and eighteen months (mid-term), or more than eighteen months (long term), (as noted above, holders acquiring Common Shares by exercising Warrants commence a new holding period for those Shares). The length of the holding period may have a substantial impact on the tax rate applied to a gain. For assets held more than five years, even lower rates may apply: 18% on assets purchased after December 31, 2000, and 8% on assets sold after December 31, 2000, for those in the 15% tax bracket.

     The anti-dilution provisions of the Warrant Agreement require that the number of Common Shares purchasable upon exercise of Warrants or the exercise price of the Warrants will be adjusted in the event of certain transactions. As to certain types of adjustments, holders of Warrants may be deemed to have received a constructive distribution under Sections 301 and 305 of the Internal Revenue Code of 1986, as amended, which may be taxable.

     For purposes of the limitations on passive activity losses, dividends, if any, declared on the Common Shares as well as gain from the sale or exchange of Units, Common Shares, or Warrants, will constitute "portfolio income" rather than income from a passive activity. Passive losses and credits generally may not be applied against portfolio income.

TRANSFER AND WARRANT AGENT

     U.S. Stock Transfer Corporation , 1745 Gardena Avenue, 2nd Floor, Glendale CA 91204, U.S.A., is the United States transfer agent and registrar for the Common Shares and the Warrant Agent for the Warrants. Montreal Trust Company of Canada, 151 Front Street, 8th Floor, Toronto, Ontario, M5J 2N2, Canada is the Canadian transfer agent and registrar for the Common Shares.

REPORTS TO SECURITY HOLDERS

     The Company furnishes annual reports to shareholders which include audited financial statements reported on by its independent accountants. The Company will continue to comply with the periodic reporting requirements imposed on foreign issuers by the Exchange Act. In addition, the Company furnishes quarterly reports to shareholders containing unaudited financial statements for each quarter of each fiscal year. The Company plans to furnish the same annual and quarterly reports to holders of its Warrants.

U.S. FEDERAL INCOME TAXATION OF DIVIDENDS.

     No reciprocal tax treaty regarding withholding exists between the United States and the British Virgin Islands. Under current British Virgin Islands law, dividends, interest or royalties paid by the Company to individuals are not subject to tax as long as the recipient is not a resident of the British Virgin Islands. The Company is not obligated to withhold any tax for payments of dividends and shareholders receive gross dividends irrespective of their residential or national status.

     Dividends, if any, paid to any U.S. resident or citizen shareholder will be treated as dividend income for U.S. federal income tax purposes. Such dividends would not be eligible for the dividend exclusion allowed to individuals under
Section 1216 of the United States Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") or for the 80% dividends-received deduction allowed to U.S. corporations under Section 243 of the Internal Revenue Code. Various Internal Revenue Code provisions impose special taxes in certain circumstances on non-U.S. corporations and their shareholders. Shareholders of the Company are urged to consult their tax advisors with regard to the applicability of any such provisions and their own tax situation.

     In addition to U.S. Federal income taxation, shareholders may be subject to state and local taxes upon their receipt of dividends.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SHAREHOLDERS

     There are no exchange control restrictions on payments of dividends on the Company's Common Shares or on the conduct of the Company's operations either in Hong Kong, where the Company's principal executive offices are located, or the British Virgin Islands, where the company is incorporated. Other jurisdictions in which the company conducts operations may have various exchange controls. Dividend distribution and repatriation by the Company's Chinese subsidiaries are regulated by Chinese laws and regulations. To date these controls have not had and are not expected to have a material impact on the Company's financial results. There are no material British Virgin Islands laws which impose foreign exchange controls on the Company or that affect the payment of dividends, interest, or other payments to nonresident holders of the Company's securities. As to the Company's securities, British Virgin Islands law and the Company's Memorandum and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote such securities.

                              STANDBY UNDERWRITING

     Pursuant to the terms and conditions of the Standby Underwriting Agreement between the Company and the Standby Underwriters, for whom Joseph Charles & Associates, Inc. is acting as Representative, the Company has agreed to sell to the Standby Underwriters, at the purchase price described below, the number of Units equal to 3,000,000 Units minus the number of Units purchased upon exercise of Rights (the "Underwritten Units") and the Standby Underwriters have severally agreed to purchase from the Company that percentage of the Underwritten Units set forth opposite its name below:

                                                                            PERCENTAGE OF
                                                                              NUMBER OF
                                                                            UNDERWRITTEN
                           STANDBY UNDERWRITERS                                 UNITS
    ------------------------------------------------------------------  ---------------------
    Joseph Charles & Associates, Inc..................................            68%
    Kashner Davidson Securities Corporation...........................            20
    Cohig & Associates, Incorporated..................................            12
                                                                                 ---
              Total...................................................           100%
                                                                                 ===

     The purchase price of the Underwritten Units will be the lower of the Subscription Price per Unit appearing on the cover page of this Prospectus or the closing bid price per Common Share as reported at the closing of The Nasdaq National Market on the Expiration Date; provided, however, that if the Representative exercises the Standby Underwriters' Oversubscription Cutback as described in "The Rights Offering," the purchase price of the Underwriter Units will be the Subscription Price per Unit appearing on the cover page of this Prospectus.

     The Standby Underwriters will receive a fee of four percent (4%) of the gross proceeds of the Rights and Standby Offerings, regardless of whether the Standby Underwriters are required to purchase any Units. In addition, the Company has agreed to pay the Representative a non-accountable expense allowance of one percent (1%) of the gross proceeds of the Rights and Standby Offerings.

     The Standby Underwriters will initially offer any Underwritten Units it purchases to the public at the price it has paid the Company therefor as soon after the Expiration Date of the Rights Offering as the number of Underwritten Units can be determined. The Standby Underwriters have also agreed to act as the agent of the Company to assist the Company in connection with the Rights Offering. The Company has been advised by the Representative that Standby Underwriters may offer Units to certain dealers at a concession not in excess of $.42 per Unit.

     The officers and directors of the Company have agreed, for a period of 90 days from the closing of the Standby Offering, that they will not offer, sell or otherwise dispose of any Common Shares owned by them to the public without the prior written consent of the Representative.

     The Company has agreed to sell to the Representative, at a price of $.001 each, warrants (the "Representative's Warrants") to purchase 120,000 Units at an exercise price per Unit equal to 120% of the Subscription Price of the Units offered pursuant to the Rights Offering. The Representative's Warrants, which have a term coextensive with the Warrants included in the Units offered pursuant to the Rights Offering, are not exercisable prior to the first anniversary date of the issuance of the Representative Warrants and are not transferable prior to the first anniversary date of the Representative's Warrants other than to officers or partners of the Representative and members of the selling group and/or their officers or partners. The exercise price and the number of Common Shares underlying the Units obtainable upon exercise of the Representative's Warrants are, under certain circumstances, subject to adjustment pursuant to anti-dilution provisions.

     For information concerning the warrants the Company plans to sell to its counsel upon the closing of the Standby Offering, see "Legal Matters."

     The Company has agreed to indemnify the Standby Underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act of 1933, or to contribute to payments that the Standby Underwriters may be required to make in respect thereof.

     The Company has agreed with the Representative not to solicit Warrants exercises other than through the Representative. Upon exercise of any Warrants, commencing one year from the Expiration Date, the Company will pay the Representative a fee of one percent (1%) of the aggregate exercise price, if (i) the market price of the Company Common Shares on the date the Warrant is exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrant was solicited by a member of the National Association of Securities Dealers, Inc.; (iii) the Warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrant; and (v) the solicitation of the exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Exchange Act.

     Prior to this offering, there has been a public market for the Common Shares of the Company, but no public market for the Units or the Warrants. The Subscription Price of the Units and the exercise price and other term of the Warrants have been determined by negotiations between the Company and the Representative. The principal factors considered in determined the Subscription Price of the Units were the bid price of the Company Common Shares at the time of the offering, the recent price history of the Common Shares and the general condition of the securities markets at the time of the offering.

     Certain persons participating in this offering may engage in passive market making transactions in the Common Shares on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits, upon the satisfaction of certain conditions, underwriting and selling group members participating in a distribution that are also registered Nasdaq market makers in the security being distributed (or a related security) to engage in limited passive market making transactions during the period.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by McW. Todman & Co., Road Town, Tortola, British Virgin Islands, who has also advised the Company on all matters of British Virgin Island law contained in this Prospectus. Wilkinson & Grist, Hong Kong, has advised the Company on all matters of Hong Kong law contained in this Prospectus. United States counsel to the Company is Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California. The Company plans to sell to Freshman, Marantz, Orlanski, Cooper & Klein, at a price of $.001 each, warrants (Counsel's Warrants") to purchase 10,000 Units at an exercise price per Unit equal to 120% of the Subscription Price of the Units offered pursuant to the Rights Offering. See "Description of Securities -- Warrants." Freshman, Marantz, Orlanski, Cooper & Klein frequently acts as counsel to Joseph Charles & Associates, Inc. in connection with other financings. Troop Meisenger Steuber & Pasich, LLP, Los Angeles, California, has acted as counsel to the Standby Underwriters with respect to certain legal matters in connection with the Rights and Standby Offerings.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance upon the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are hereby incorporated herein by reference:

          1. The Company's Annual Report on Form 20-F for the year ended December 31, 1996 filed with the Commission on April 2, 1997; and

          2. The Company's Form 8-A filed with the Commission on April 7, 1988, its Form 8-A/A1 (Amendment No. 1) filed with the Commission on April 18, 1995 and its Form 8-A filed with the Commission on October 21, 1997.

     All subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the Company with the Commission under the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus. The Company may incorporate by reference into this Prospectus certain Forms 6-K subsequently submitted to the Commission by identifying in such forms that they are being incorporated by reference into this Prospectus. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted to the Company, at Suite 530 -999 West Hastings Street, Vancouver, B.C. Canada V6C 2W2 Attention: Wendy L. Wiseman, Public Relations Secretary,
Telephone: (604) 669-7800; Fax: (604) 669-7816 toll-free telephone and fax:
(800) 661-8831.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Report of Independent Accountants.....................................................  F-1
Consolidated Balance Sheets as of December 31, 1995 and 1996..........................  F-2
Consolidated Statements of Income for the years ended December 31, 1994, 1995 and
  1996................................................................................  F-3
Consolidated Statements of Changes in Shareholders' Equity for the years ended
  December 31, 1994, 1995 and 1996....................................................  F-4
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and
  1996................................................................................  F-5
Notes to Consolidated Financial Statements............................................  F-6
Consolidated Balance Sheets as of June 30, 1996 and 1997 (Unaudited)..................  F-18
Consolidated Statements of Income for the six month ended June 30, 1996 and 1997
  (Unaudited).........................................................................  F-19
Consolidated Statements of Changes in Shareholders' Equity for the years ended
  December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997
  (Unaudited).........................................................................  F-20
Consolidated Statements of Cash Flows for the six month ended June 30, 1996 and 1997
  (Unaudited).........................................................................  F-21
Notes to Consolidated Financial Statements (Unaudited)................................  F-22

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
     NAM TAI ELECTRONICS, INC.

     We have audited the accompanying consolidated balance sheets of Nam Tai Electronics, Inc. and its subsidiaries as of December 31, 1995 and 1996, and the related statements of income, shareholders' equity, and cash flows for each of the three years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nam Tai Electronics, Inc. and its subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years ended December 31, 1994, 1995 and 1996 in conformity with accounting principles generally accepted in the United States of America.

                                          PRICE WATERHOUSE
                                          Certified Public Accountants

HONG KONG
March 31, 1997

                           NAM TAI ELECTRONICS, INC.

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                     ASSETS

                                                                           AS AT DECEMBER 31,
                                                                          --------------------
                                                                           1995         1996
                                                                          -------     --------
Current assets:
  Cash and cash equivalents (Note 12).................................    $10,927     $  1,761
  Term deposits.......................................................      6,435       15,980
  Accounts receivable, net............................................     17,699       16,589
  Inventories (Note 3)................................................     10,425       10,511
  Prepaid expenses and deposits.......................................      1,525        1,768
                                                                          -------     --------
          Total current assets........................................     47,011       46,609
                                                                          -------     --------
Long term investment (Note 4).........................................      3,931        4,050
                                                                          -------     --------
Property, plant and equipment, at cost................................     35,365       46,751
  Less: Accumulated depreciation and amortization.....................     (7,730)     (10,264)
                                                                          -------     --------
                                                                           27,635       36,487
                                                                          -------     --------
Other assets..........................................................        704        1,245
                                                                          -------     --------
Total assets..........................................................    $79,281     $ 88,391
                                                                          =======     ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term bank borrowings..........................................    $   273     $      0
  Notes payable.......................................................      5,320        5,186
  Accounts payable and accrued expenses...............................     13,408       16,184
  Income taxes payable................................................        107           31
          Total current liabilities...................................     19,108       21,401
                                                                          -------     --------
Shareholders' equity:
  Common stock (Note 13)..............................................         80           78
  Additional paid-in capital..........................................     28,182       28,572
  Stock option grants (Note 13(b))....................................        467          305
  Retained earnings...................................................     31,417       38,007
  Foreign currency translation adjustment.............................         27           28
                                                                          -------     --------
Total shareholders' equity............................................     60,173       66,990
                                                                          -------     --------
Total liabilities and shareholders' equity............................    $79,281     $ 88,391
                                                                          =======     ========
Commitments and contingencies (Note 11)

          See accompanying notes to consolidated financial statements.

                           NAM TAI ELECTRONICS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                (IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1994           1995           1996
                                                         ----------     ----------     ----------
Net sales..............................................  $   96,564     $  121,240     $  108,234
Cost of sales..........................................      79,341         98,088         86,049
                                                         ----------     ----------     ----------
  Gross profit.........................................      17,223         23,152         22,185
                                                         ----------     ----------     ----------
Costs and expenses
Selling, general and administrative expenses...........       9,370         11,441         12,702
  Research and development expenses....................         239            945            950
                                                         ----------     ----------     ----------
                                                              9,609         12,386         13,652
                                                         ----------     ----------     ----------
Income from operations.................................       7,614         10,766          8,533
  (Loss) on disposal of fixed assets...................         (48)             0           (123)
  Other income -- net (Note 5).........................         761            225          1,253
  Interest expense.....................................        (129)          (161)           (89)
                                                         ----------     ----------     ----------
Income from consolidated companies before income taxes
  and minority interests...............................       8,198         10,830          9,574
Income tax (expense) benefit (Note 8)..................        (173)           589           (158)
                                                         ----------     ----------     ----------
                                                              8,025         11,419          9,416
Minority interests in subsidiaries.....................          74              0              0
                                                         ----------     ----------     ----------
Net income.............................................  $    8,099     $   11,419     $    9,416
                                                         ==========     ==========     ==========
Earnings per share.....................................  $     1.09     $     1.40     $     1.16
                                                         ==========     ==========     ==========
Weighted average Common Shares outstanding and common
  stock equivalents (Note 1)...........................   7,459,570      8,171,750      8,142,131
                                                         ==========     ==========     ==========

          See accompanying notes to consolidated financial statements.

                           NAM TAI ELECTRONICS, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
            (IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARES OUTSTANDING)

                                       COMMON SHARES                                           FOREIGN
                                    --------------------   ADDITIONAL    STOCK                CURRENCY        TOTAL
                                      SHARES                PAID-IN     OPTION    RETAINED   TRANSLATION   SHAREHOLDERS'
                                    OUTSTANDING   AMOUNT    CAPITAL     GRANTS    EARNINGS   ADJUSTMENT       EQUITY
                                    -----------   ------   ----------   -------   --------   -----------   ------------
Balance at December 31, 1993......   6,498,825     $ 65     $ 15,355     $ 690    $12,084       $ (32)       $ 28,162
Shares issued on exercise of
  options.........................       9,000       --           69       (21)        --          --              48
Options cancelled.................          --       --           --       (38)        --          --             (38)
Warrants cancelled................          --       --         (657)       --         --          --            (657)
Shares issued on exercise of
  warrants........................   1,485,202       15       12,878        --         --          --          12,893
Net income........................          --       --           --        --      8,099          --           8,099
Dividends paid....................          --       --           --        --        (65)         --             (65)
Foreign currency translation
  adjustments.....................          --       --           --        --         --           7               7
                                     ---------      ---      -------     -----    -------        ----         -------
Balance at December 31, 1994......   7,993,027     $ 80     $ 27,645     $ 631    $20,118       $ (25)       $ 48,449
Shares issued on exercise of
  options.........................      70,150       --          537      (161)        --          --             376
Options cancelled.................          --       --           --        (3)        --          --              (3)
Net income........................          --       --           --        --     11,419          --          11,419
Dividends paid....................          --       --           --        --       (120)         --            (120)
Foreign currency translation
  adjustments.....................          --       --           --        --         --          52              52
                                     ---------      ---      -------     -----    -------        ----         -------
Balance at December 31, 1995......   8,063,177     $ 80     $ 28,182     $ 467    $31,417       $  27        $ 60,173
Share buy-back program............    (273,500)      (3)          --        --     (2,583)         --          (2,586)
Shares issued on exercise of
  options.........................      47,550        1          390       (91)        --          --             300
Options cancelled.................          --       --           --       (71)        --          --             (71)
Net income........................          --       --           --        --      9,416          --           9,416
Dividends paid....................          --       --           --        --       (243)         --            (243)
Foreign currency translation
  adjustments.....................          --       --           --        --         --           1               1
                                     ---------      ---      -------     -----    -------        ----         -------
Balance at December 31, 1996......   7,837,227     $ 78     $ 28,572     $ 305    $38,007       $  28        $ 66,990
                                     =========      ===      =======     =====    =======        ====         =======

          See accompanying notes to consolidated financial statements.

                           NAM TAI ELECTRONICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
Cash flows from operating activities:
  Net income...............................................  $  8,099     $ 11,419     $  9,416
                                                             --------     --------     --------
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation.............................................     2,063        2,612        2,676
  Gain on release of deferred credit to income.............      (594)          --           --
  Loss on disposal of property, plant and equipment........        48           --          123
  Gain on disposal of product lines........................      (129)          --           --
  Minority interests in subsidiaries.......................       (74)          --           --
  Other items..............................................         9           --           --
  Changes in current assets and liabilities:
     (Increase) decrease in accounts receivable............    (1,857)      (5,955)       1,110
     (Increase) in inventories.............................    (2,414)      (1,338)         (86)
     (Increase) in prepayments and deposits................      (337)        (517)        (243)
     Increase (decrease) in notes payable..................    (4,244)        (797)        (134)
     Increase in accounts payable and accrued expenses.....     2,917        2,876        2,776
     (Decrease) in income taxes payable....................      (140)        (519)        (176)
                                                             --------     --------     --------
          Total adjustments................................     3,736       (3,638)       6,146
                                                             --------     --------     --------
Net cash provided by operating activities..................    11,835        7,781       15,562
                                                             --------     --------     --------
Cash flows from investing activities:
  Proceeds from disposal of property, plant and
     equipment.............................................        12           12           --
  Proceeds from disposal of product lines..................       270           --           --
  Additions to property, plant and equipment...............   (10,673)     (13,696)     (11,650)
  Additions to other assets................................      (199)        (379)        (541)
  Term deposits............................................        --       (6,035)      (9,545)
  Purchase of long term investment.........................    (3,931)          --         (119)
                                                             --------     --------     --------
Net cash used in investing activities......................   (14,521)     (20,098)     (21,855)
Cash flows from financing activities:
  Share buy-back program...................................        --           --       (2,583)
  Increase (decrease) in short-term bank loans and
     overdraft.............................................       173         (290)        (273)
  (Distributed to) received from minority interests........       (41)          --           --
  Additional shares issued (net)...........................    12,284          373          226
  Dividends paid...........................................       (65)        (120)        (243)
                                                             --------     --------     --------
Net cash (used in) provided by financing activities........    12,351          (37)      (2,873)
                                                             --------     --------     --------
Net increase (decrease) in cash and cash equivalents.......     9,665      (12,354)      (9,166)
Cash and cash equivalents at beginning of period...........    13,616       23,281       10,927
                                                             --------     --------     --------
Cash and cash equivalents at end of period.................  $ 23,281     $ 10,927     $  1,761
                                                             ========     ========     ========
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Interest paid..............................................  $    131     $    186     $     89
                                                             ========     ========     ========
Income taxes paid..........................................  $    313     $     47     $    234
                                                             ========     ========     ========

          See accompanying notes to consolidated financial statements.

                           NAM TAI ELECTRONICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of consolidation

     The consolidated financial statements include the financial statements of Nam Tai Electronics, Inc. ("the Company") and all its subsidiaries. Intercompany accounts and transactions have been eliminated on consolidation. Minority interest is recognized in respect of earnings of less than wholly-owned subsidiaries. The details of the Company's subsidiaries are described in Note 9.

  Deferred credit

     When a subsidiary is purchased, the excess of the fair value of the net assets acquired over the purchase price is recorded as a reduction to non-current assets with any remainder being recorded as a deferred credit. If the purchase price exceeds the fair value of net assets acquired, the excess cost is recorded as goodwill. Any goodwill or deferred credit which may result is amortized over its estimated useful life, not to exceed forty years. The remaining deferred credit of $594,000 at September 30,1994 was credited to income in 1994 as the subsidiary to which the deferred credit related commenced liquidation procedures and was insolvent.

  Inventories

     Inventories are stated at the lower of cost and market value. Cost is determined on the first-in, first-out basis.

  Property, plant and equipment

     Property, plant and equipment are recorded at cost and include interest on funds borrowed to finance construction in Canada. Capitalized interest was nil, $12,650 and $12,650 for the years ended December 31, 1994, 1995 and 1996 respectively. The cost of major improvements and betterments is capitalized whereas the cost of maintenance and repairs is expensed in the year incurred.

     All land in Hong Kong is owned by the government which leases the land at public auction to nongovernmental entities. With the exception of those leases which expire after June 30, 1997 and before June 30, 2047 with no right of renewal, the Sino-British Joint Declaration extends the terms of all currently existing land leases for another 50 years beyond June 30, 1997. Thus, all of the Company's land leaseholds in Hong Kong are considered to be purchased long-term assets. The cost of such land leaseholds is amortized on the straight-line basis over the respective terms of the leases.

     All land in the People's Republic of China ("PRC") is owned by the government. The government in the PRC, according to PRC law, may sell the right to use the land for a specified period of time. Thus all of the Company's land purchases in the PRC are considered to be land leaseholds and are amortized on the straight line basis over the respective term of the right to use the land.

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

     Depreciation and amortization rates computed using the straight-line method are as follows:

                                 CLASSIFICATION                              RATE
        -----------------------------------------------------------------  --------
        Long-term leasehold buildings....................................   2%-4.5%
        Freehold buildings...............................................   3.3%-4%
        Furniture and fixtures...........................................   18%-25%
        Machinery and equipment..........................................    9%-25%
        Molds and tools..................................................   18%-25%
        Motor vehicles...................................................   18%-25%
        Leasehold improvements...........................................   18%-33%

     During 1996, management reassessed the useful life of certain plant and equipment assets and changed their estimated useful life from four to five years effective January 1, 1996. As a result of this change, the 1996 depreciation expense was $860,000 less than it would have been had an estimated life of four years been used.

  Per share amounts

     The per share amounts in the consolidated statements of income have been computed based on the weighted average number of Common Shares and common stock equivalents outstanding during each period. Common stock equivalents include the number of shares that would be issued from the exercise of in- the-money stock options reduced by the assumed number of shares that could be purchased from the proceeds based on the average market price of the Company's Common Stock.

     The weighted average number of shares outstanding for the years ended December 31, 1994, 1995 and 1996 were 6,934,098, 8,018,252 and 8,040,497, respectively. Common stock equivalents for the years ended December 31, 1994, 1995 and 1996 were 525,472, 153,498 and 101,634, respectively. Fully diluted earnings per share do not differ materially from the undiluted figures.

  Foreign currency translations

     The financial statements have been stated in United States dollars, the official currency used in the British Virgin Islands (the Company's place of incorporation). Although the operating facilities are located in Hong Kong and the PRC, the United States dollar is the currency of the primary economic environment in which the Company's consolidated operations are conducted. The exchange rate between the Hong Kong dollar and the United States dollar has been pegged (HK$7.80 to US$1.00) since October 1983.

     All transactions in currencies other than functional currencies during the year are translated at the exchange rates existing on the respective transaction dates. Related accounts payable or receivable existing at the balance sheet date denominated in currencies other than functional currencies are translated at the exchange rates existing on that date. Exchange differences arising in these cases are dealt with in the statement of income.

     The financial statements of all subsidiaries with functional currencies other than the United States dollar are translated in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". With the exception of Namtai Electronic (Shenzhen) Co. Ltd. ("NTES"), Zastron Plastic & Metal Products (Shenzhen) Ltd. ("Zastron") and Shenzhen Namtek Co. Ltd. ("Namtek"), which are companies incorporated in the PRC, all assets and liabilities are translated at the rates of exchange ruling at the balance sheet date and all income and expense items are translated at the average rates of exchange over the year. Also with the exception of the PRC companies, all exchange differences arising from translation of subsidiaries' financial statements are dealt with as a separate component of equity.

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

     As NTES, Zastron and Namtek act as production centers for the Company, the Company controls their operations and the majority of their transactions are made in Hong Kong dollars. Therefore, the Hong Kong dollar has been determined to be the functional currency of NTES, Zastron and Namtek. Accordingly, all monetary assets and liabilities are translated at the rates of exchange ruling at the balance sheet date, non-monetary assets and liabilities are translated at the historical rate and all income and expense items are translated at the average rates of exchange over the year and all translation adjustments resulting from the conversion of NTES, Zastron and Namtek's financial statements to Hong Kong dollars are taken to the income statements. Exchange rates used to translate and remeasure transactions and balances of NTES, Zastron and Namtek are the rates quoted by the Bank of China.

  Income taxes

     The Company provides for all taxes based on income whether due at year end or estimated to become due in future periods but based on profits earned to date. However, under the current tax legislation in the People's Republic of China ("PRC"), the Company has reasonable grounds to believe that income taxes paid in respect of any year would be refunded after the profits earned in that year are reinvested in the business. Accordingly, any PRC tax paid during the year is recorded as an amount receivable at year end. Deferred income taxes are provided to recognize the effect on the difference between the financial statement and income tax bases of assets and liabilities.

  Staff retirement plan costs

     The Company's contributions to the staff retirement plan (Note 6) are charged to the income statements as incurred.

  Deferred Compensation Arrangement costs

     For the years 1990 to 1995, the liability relating to the Deferred Compensation Arrangement (Note 7) was provided ratably over the future employment periods of the beneficiaries of the plan until their dates of retirement or earlier departure from the Company. At December 31, 1995, the remaining balance was fully provided for. Consequently, at December 31, 1996, no provision was taken.

  Cash and cash equivalents

     Cash equivalents include certificates of deposit having a maturity date of three months or less upon acquisition.

  Currency contracts

     The Company enters into forward currency contracts in its management of foreign currency exposures. Since the forward currency contracts are not intended to hedge an identifiable foreign currency commitment, generally accepted accounting principles require that the contracts are marked to market with the net realized or unrealized gains or losses recognized in other income. (Note 5).

  Long term investment

     Long term investment is stated at the lower of cost and market value.

  Research and development costs

     Research and development costs relating to the development of new products and processes, including significant improvements and refinements to existing products are expensed as incurred. The amounts charged against income were $239,139, $945,333 and $949,941 for the years ended December 31, 1994, 1995 and
1996 respectively.

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

  Stock options

     Financial Accounting Standards Board ("FASB") Statement No. 123 allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or to continue to apply the existing accounting rules under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", but with additional financial statement disclosure. The Company plans to continue to account for stock-based compensation arrangements under APB Opinion No. 25 and provides additional disclosure to that effect in Note 13 (b).

 2. FINANCIAL INSTRUMENTS

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of its cash equivalents, term deposits and trade receivables.

     The Company's cash equivalents and term deposits are high-quality deposits placed with banking institutions with high credit ratings. This investment policy limits the Company's exposure to concentration of credit risk.

     The trade receivable balances largely represent amounts due from the Company's principal customers who are generally international organizations with high credit ratings. As a consequence, concentrations of credit risk are limited. Letters of credit are the principal security obtained to support lines of credit or negotiated contracts when the financial strength of a customer is not considered sufficient.

     All of the Company's significant financial instruments at December 31, 1996 are reported in current assets or current liabilities in the consolidated balance sheet at carrying amounts which approximate their fair value.

     From time to time, the Company hedges its currency exchange risk, which primarily arises from materials purchased in currencies other than the United States dollar, through the purchase and sale of forward exchange contracts. Such contracts typically allow the Company to buy or sell currency at a fixed price for up to one year, but the Company normally books forward six months. At December 31, 1996, there was no open forward currency contract and at December 31, 1995, the open forward contracts amounted to $60,000 at face value.

 3. INVENTORIES

     Inventories consist of (in thousands):

                                                                   AS AT DECEMBER 31,
                                                                   -------------------
                                                                    1995        1996
                                                                   -------     -------
        Finished goods...........................................  $ 1,927     $   576
        Work-in-progress.........................................    1,690       2,548
        Raw materials............................................    6,808       7,387
                                                                   -------     -------
                                                                   $10,425     $10,511
                                                                   =======     =======

 4. LONG TERM INVESTMENT

     In December 1994, the Company purchased 14.04% or 477,370 of the outstanding common shares of Deswell Investment Holdings Limited ("Deswell"), a supplier of plastic parts to the Company, for a total consideration of $3,931,284. In 1995, Deswell changed its name to Deswell Industries, Inc. and completed its initial public offering which reduced the Company's ownership to approximately 10.5% at December 31, 1995.

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

In July 1996, the Company elected to exercise warrants which increased its holdings by 12,000 shares to 489,370 or 10.6% of the outstanding common shares of Deswell Industries, Inc.

     In February 1997, the Company sold 225,000 shares of Deswell Industries Inc. realizing a net gain of $2,564,500.

 5. OTHER INCOME -- NET

     Other income -- net consists of (in thousands):

                                                                        AS AT DECEMBER 31,
                                                                   ----------------------------
                                                                    1994       1995       1996
                                                                   ------     ------     ------
Foreign exchange gains.........................................    $   68     $   52     $   20
Interest income................................................       591      1,548      1,092
Bank charges...................................................      (364)      (490)      (406)
Release of deferred credit (Note 1(c)).........................       594         --         --
Offering costs written off.....................................        --       (334)        --
Full provision for Deferred Compensation Arrangement (Note
  7)...........................................................        --       (560)        --
Special bonus..................................................        --       (376)        --
Miscellaneous income (expenses)................................      (128)       385        547
                                                                    -----     ------     ------
                                                                   $  761     $  225     $1,253
                                                                    =====     ======     ======

 6. STAFF RETIREMENT PLAN

     The Company maintains staff retirement plans (defined contribution pension plans) which cover certain of its employees. The cost of the Company's contributions amounted to $67,034, $80,545 and $92,399 for the years ended December 31, 1994, 1995 and 1996 respectively.

 7. DEFERRED COMPENSATION ARRANGEMENT

     In August 1990, the Company agreed to provide compensation in the event of loss of office, for whatever reason, for two officers. The amount of compensation to be ultimately provided is $500,000 for Mr. Koo and $300,000 for Mr. Murakami. A provision of $40,000 was made in each of the years ended December 31, 1995 and 1994. At December 31, 1995, the balance of the deferred compensation arrangement, which amounted to $560,000, was provided for. For the year ended December 31, 1996, pursuant to an agreement between Mr Koo and the Company, an amount of $450,000 payable to Mr M.K. Koo was transferred from the provision for compensation for loss of office and applied against an amount receivable from him. (Note 10).

 8. INCOME TAXES

     Under the current British Virgin Islands law, the Company's income is not subject to taxation. Subsidiaries, primarily operating in Hong Kong and the PRC, are subject to income tax as described below.

     The provision for current income taxes of the subsidiaries operating in Hong Kong has been calculated by applying the current rate of taxation of 16.5% (1995: 16.5% and 1994: 16.5%) to the estimated taxable income earned in or derived from Hong Kong during the period.

     Deferred tax, where applicable, is provided under the liability method at the rate of 16.5% (1995: 16.5%, 1994: 16.5%), being the effective Hong Kong statutory income tax rate applicable to the ensuing financial year, on the difference between the financial statement and income tax bases of assets and liabilities.

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

     The basic corporate tax rate for Foreign Investment Enterprises ("FIE's") in the PRC, such as NTES, Zastron and Namtek, is currently 33% (30% state tax and 3% local tax). However, because NTES, Zastron and Namtek are located in the designated Special Economic Zone ("SEZ") of Shenzhen and are involved in production operations, they qualify for a special reduced state tax rate of 15%. In addition, the local tax authorities in the Shenzhen SEZ are not currently assessing any local tax. Since NTES, Zastron, and Namtek have agreed to operate for a minimum of ten years in the PRC, a two year tax holiday from the first profit making year is available, following which in the third through fifth years there is a 50% reduction to 7.5%. In any event, for FIE's such as NTES, Zastron and Namtek which export 70% or more of the production value of their products, a reduction in the tax rate is available; in all cases apart from years in which a tax holiday is available, there is an overall minimum tax rate of 10%. In 1990 and 1991, NTES qualified for a tax holiday; tax was payable at the rate of 7.5% on the assessable profits of NTES in 1992, 1993 and 1994, and 10% in 1995 and 1996. In 1992 and 1993, Zastron qualified for a tax holiday; tax was payable at the rate of 7.5% on the assessable profits of Zastron in 1994, 1995 and 1996. Namtek in 1996 was in its first year of operation and qualified for a two year tax holiday.

     An FIE whose foreign investor directly reinvests its share of profits obtained from that FIE in establishing or expanding an export-oriented or technologically advanced enterprise in the PRC for a minimum period of five years may obtain a refund of the taxes already paid on those profits. The Company has gained reasonable assurance through previous experience that when profits are reinvested, PRC taxes paid are refunded in full in the ensuing year.

     NTES qualified for such refunds of its 1993, 1994 and 1995 taxes as a result of reinvesting its profits in those years. Zastron qualified for such refund of its 1994 taxes as a result of reinvesting its profits in that year.

     The tax refunds received were as follows:

                                     TAXATION                                     DATE
                  COMPANY              YEAR         PAID       REFUNDED         RECEIVED
        ---------------------------  --------     --------     --------     ----------------
        NTES.......................    1993       $212,000     $212,000     Nov 1994
                                       1994       $714,000     $714,000     Aug 1995
                                       1995       $918,727     $918,727     Dec 1996

        Zastron....................    1994       $ 68,000     $ 68,000     Aug 1995
                                       1995       $ 30,967           --     Refund awaited

     The Company intends to reinvest profits earned in 1996 by NTES and Zastron and accordingly no provision for PRC taxes was made in 1996.

     The current and deferred components of the income tax (expense) benefit appearing in the income statement are as follows (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                              1994      1995     1996
                                                              -----     ----     -----
        Current tax.........................................  $(173)    $589     $(158)
        Deferred tax........................................   --        --       --
                                                              ------    -----    ------
                                                              $(173)    $589     $(158)
                                                              ======    =====    ======

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

     A reconciliation of the tax (expense) benefit to the amount computed by applying the current tax rate to the income from continuing operations before taxes in the consolidated statements of income is as follows (in thousands except tax rate):

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1994        1995        1996
                                                                -------     -------     -------
Hong Kong statutory tax rate..................................     16.5%       16.5%       16.5%
Income tax expense at current tax rate on income from
  consolidated companies before income taxes and minority
  interests...................................................  $(1,353)    $(1,787)    $(1,580)
Tax (expense) benefit arising from items which are not
  (allowable) assessable for tax purposes:
  Gain on write-off of deferred credit which is not taxable
     under Hong Kong tax law..................................       98           0           0
  Effect of difference between PRC and Hong Kong tax applied
     to PRC taxable income....................................      873       1,659       1,449
  Reversal of subsidiary's tax provision......................        0         314           0
  Income tax refund...........................................      270         391           0
  Other.......................................................      (61)         12         (27)
                                                                -------     -------     -------
                                                                $  (173)    $   589     $  (158)
                                                                =======     =======     =======

     No income tax arose in the United States of America in any of the periods presented.

     In prior years, the purchase cost of patents and trademarks and certain expenses incurred by a subsidiary, Nam Tai Supplies Ltd., were claimed as tax deductible expenses. The Hong Kong Inland Revenue Department ("IRD") has taken issue on the deductibility of these expenses and issued revised assessments to recover taxes of $995,000. In January 1994, the IRD petitioned the Hong Kong court to wind up the subsidiary for non-payment of assessed taxes. A winding up order was made on March 9, 1994, and the Official Receiver was appointed as liquidator. In 1995, the tax provision of $314,000 for this subsidiary was reversed as the subsidiary is in the process of liquidation and is insolvent.

 9. INVESTMENT IN SUBSIDIARIES

                                                                                       PERCENTAGE OF
                                                                                         OWNERSHIP
                                                                                       -------------
                                                 COUNTRY OF                            DECEMBER 31,
          CONSOLIDATED SUBSIDIARIES             INCORPORATION    PRINCIPAL ACTIVITY    1995     1996
----------------------------------------------  -------------   ---------------------  ----     ----
Nam Tai Electronic & Electrical Products
  Ltd.........................................  Hong Kong       Trading                100%     100%
Nam Tai Electronics (Canada) Ltd..............  Canada          Services               100%     100%
Namtai Electronic (Shenzhen) Co. Ltd..........  PRC             Manufacturing          100%     100%
Zastron Plastic & Metal Products (Shenzhen)
  Ltd.........................................  PRC             Manufacturing          100%     100%
Shenzhen Namtek Co. Ltd.......................  PRC             Software Development    --      100%

     In February 1995, NTEE invested $9,546,000 in NTES by reinvesting NTES's 1994 net income. This increased NTEE's total investment in NTES to $24,490,000. In April 1996, NTEE invested a further $9,165,000 in NTES by reinvesting NTES's 1995 net income. This increased NTEE's total investment in NTES to $33,655,000.

     At December 31, 1995, NTEE's investment in Zastron was $3,100,000 and Nam Tai Electronics, Inc's investment in Nam Tai Electronics (Canada) was $256,000. At December 31, 1996, NTEE's investment in

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

Zastron and Namtek were $3,512,000 and $225,000, respectively. Nam Tai Electronics, Inc.'s investment in Nam Tai Electronics (Canada) Ltd. was $256,000.

     Retained earnings are not restricted as to the payment of dividends except to the extent dictated by prudent business practices. The Company believes that there are no material restrictions, including foreign exchange controls, on the ability of its non-PRC subsidiaries to transfer surplus funds to the Company in the form of cash dividends, loans, advances or purchases. With respect to the Company's PRC subsidiaries, there are restrictions on the purchase of materials by these companies, the payment of dividends and the removal of dividends from the PRC. However, the Company believes that such restrictions will not have a material effect on the group's liquidity or cash flows.

10. RELATED PARTY TRANSACTIONS

     In June 1995, the Company completed the construction of a residential property pursuant to an agreement dated January 13, 1995. As the property had not been sold to a third party by December 31, 1995, Mr. M.K. Koo, the Chairman of the Company, purchased the property for book value of $2,620,000 being the higher of the market value and book value of the property as required by the contract. At December 31, 1995 this amount was included in accounts receivable. In March 1996, Mr. M.K. Koo elected to apply $450,000 available from his compensation for loss of office against the account receivable. The balance outstanding at December 31, 1996 amounting to $2,120,000 is repayable by Mr. M.K. Koo on or before December 31, 1997.

11. COMMITMENTS AND CONTINGENCIES

     Pursuant to the August 17, 1992 land purchase and development agreement between NTES and Baoan County City Development Foundation, NTES is required to construct a multi-purpose business building of seven floors or more in Baoan City, Shenzhen, PRC. The Company is looking for a partner to develop, manage and finance the entire project. To date, the Company has invested $488,000 to purchase the land and in capitalized design fees. Subsequent to December 31, 1996 the Company signed an agreement with Shenzhen Baoheng (Group) Co. Ltd., a Chinese company, which will be responsible for the design, construction and marketing of this project.

  Lease commitments

     At December 31, 1996, there were annual commitments under operating leases which relate to land and buildings as follows (in thousands):

        1997................................................................  $  891
        1998................................................................     698
        1999................................................................     469
        2000................................................................     443
        2001 and thereafter.................................................  $3,174
                                                                              ------
                                                                              $5,675
                                                                              ======

     The Company has been advised that Tele-Art, Inc., a shareholder of the Company, intends to pursue claims in a court in the British Virgin Islands for damages allegedly suffered as a result of the rights offering completed in 1993. Management believes that the claim is without merit and will vigorously defend it and believes that the outcome of the case will not have a significant effect on the financial statements.

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

12. BANKING FACILITIES

     General banking facilities amounted to $49,200,000 at December 31, 1996, (December 31, 1995 -- $38,202,000), with interest charged based on the Hong Kong prime rate for Hong Kong dollar transactions and banks' cost of funds rate for transactions in other currencies (effectively 8.50% and 0.50%, respectively at December 31, 1996).

     The total amount of banking facilities utilized as at December 31, 1996 was $7,629,000 (December 31, 1995 -- $10,216,000).

     The notes payable, which include trust receipts, shipping guarantees and discounted bills, may not agree to utilized banking facilities due to a timing difference between the Company receiving the goods and the bank issuing the trust receipt to cover financing of the purchase. The Company recognizes the outstanding letter of credit as a note payable when the goods are received, even though the bank may not have issued the trust receipt. However, this will not affect the total bank facility utilization, as an addition to trust receipts will be offset by a reduction in the same amount of outstanding letters of credit.

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1995        1996
                                                                           -------     -------
Outstanding letters of credit............................................  $ 7,724     $ 3,688
Usance bills pending maturity............................................    2,159         619
Discounted bills.........................................................       --          --
Trust receipts and shipping guarantees...................................       --       3,322
Short-term bank borrowings...............................................      273          --
Forward exchange contracts...............................................       60          --
                                                                           -------     -------
Total banking facilities utilized........................................   10,216       7,629
Less:
  Outstanding letters of credit..........................................   (7,724)     (3,688)
  Short-term bank borrowings.............................................     (273)         --
  Forward Contracts......................................................      (60)         --
Plus:
  Goods received but trust receipts not issued by the bank...............    3,161       1,245
                                                                           -------     -------
Notes payable per balance sheets.........................................  $ 5,320     $ 5,186
                                                                           =======     =======

     Discounted bills normally have a term to maturity of 30 days. Trust receipts normally have terms from 90 to 100 days. The interest rate for the above facilities is normally prime plus 3/4% for all currencies.

     In the third quarter of 1995, the Company's bankers agreed to release the charges on the pledged assets and to provide the banking facilities with only the corporate guarantee from Nam Tai Electronics, Inc., the parent company, and its undertaking not to pledge any assets to any banks without the prior consent of the Company's bankers. Throughout 1996, banking facilities bore the corporate guarantee of Nam Tai Electronics, Inc.

13. COMMON SHARES

  Authorized shares

     In July 1994, the Board of Directors increased the number of authorized Common Shares to 20,000,000. The par value of each Common Share is $0.01.

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

  Stock options

     In August 1993, the Board of Directors approved a stock option plan which authorized the issuance of 300,000 vested options to key employees of the Company at an exercise price of $5.35. The options expire in September 1998. Because the option's exercise price was less than the market value of the Company's Common Shares on the date of grant, the Company recorded compensation expense of $690,000 reflecting the excess of the fair value of the underlying stock over the exercise price. In December 1993 and January 1996, the option plan was amended and the maximum number of shares to be issued pursuant to the exercise of options granted was increased to 650,000 and 1,000,000 respectively.

          A summary of stock option activity is as follows:

                                                      NUMBER
                                                        OF                  OPTION PRICE
                                                     OPTIONS                 PER SHARE
                                                     --------     --------------------------------
Outstanding at December 31, 1993...................   300,000     $5.35
  Exercised........................................    (9,000)    $5.35
  Granted..........................................   365,000     $11.00
  Cancelled........................................   (40,750)    $5.35 & $11.00
                                                     --------
Outstanding at December 31, 1994...................   615,250     $5.35 & $11.00
  Reissued.........................................    40,750     $11.00
  Exercised........................................   (70,150)    $5.35
  Cancelled........................................   (25,000)    $11.00
  Reissued.........................................    10,000     $11.375
                                                     --------
Outstanding at December 31, 1995...................   570,850     $5.35, $11.00 & $11.375
  Exercised........................................   (47,550)    $5.35 & $11.00
  Granted..........................................   170,000     $10.50
  Cancelled........................................  (156,000)    $5.35 & $11.00
                                                     --------
Outstanding at December 31, 1996...................   537,300     $5.35, $10.50, $11.00 & $11.375

     Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                    1995    1996
                                                                                   ------   -----
Net Income           As Reported.................................................  11,419   9,416
                     Pro forma...................................................  11,340   9,081
Earnings per share   As Reported.................................................    1.40    1.16
                     Pro forma...................................................    1.39    1.12

     The weighted-average fair value of options granted during the year was $4.52 (1995 -- $4.03), using the Black-Scholes option-pricing model based on the following assumptions:

                                                $11.00 OPTIONS   $11.375 OPTIONS   $10.50 OPTIONS
                                                --------------   ---------------   --------------
        Risk-free interest rate...............          6.0%              5.4%             5.3%
        Expected life.........................      8/01/98          12/01/98          1/12/00
        Expected volatility...................         44.0%             49.0%            48.0%
        Expected dividends....................         .030              .030             .030

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

  Share buy-back program

     During 1996, the Company bought back 273,500 Common Shares of its outstanding capital stock at an average price of $9.46 per share.

14. BUSINESS SEGMENT INFORMATION

     The Company operates principally in the consumer electronic products industry. The following is a summary of sales, income from continuing operations and assets by geographic area (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                              1994         1995          1996
                                                            --------     ---------     --------
Net sales from operations within Hong Kong:
  Unaffiliated customers..................................  $ 95,470     $ 119,417     $105,170
  Related parties.........................................        --            --           --
  Intersegment sales......................................        --           353           --
                                                            --------     ---------     ---------
                                                              95,470       119,770      105,170
  People's Republic of China:
  Unaffiliated customers..................................       810         1,445        3,064
  Intersegment sales......................................    92,612       112,804       95,669
                                                            --------     ---------     ---------
                                                              93,422       114,249       98,733
  Canada:
  Unaffiliated customers..................................       284           378           --
Intersegment eliminations.................................   (92,612)     (113,157)     (95,669)
                                                            --------     ---------     ---------
          Total net sales.................................  $ 96,564     $ 121,240     $108,234
                                                            ========     =========     =========
Income (loss) from continuing operations within:
  -- People's Republic of China...........................     7,491        10,448       10,339
  -- Hong Kong............................................     2,020         4,196        2,921
  -- Canada...............................................    (1,412)       (3,225)      (3,844)
                                                            --------     ---------     ---------
Net income................................................  $  8,099     $  11,419     $  9,416
                                                            ========     =========     =========
Identifiable assets by geographic area:
  -- People's Republic of China...........................    19,116        42,416       44,975
  -- Hong Kong............................................    23,463        25,505       24,564
  -- Canada...............................................    23,708        11,360       18,852
                                                            --------     ---------     ---------
          Total assets....................................  $ 66,287     $  79,281     $ 88,391
                                                            ========     =========     =========

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

     Intersegment sales arise from the transfer of finished goods between subsidiaries operating in different areas. These sales are generally at estimated market prices.

                                                           YEAR ENDED DECEMBER 31,
                                                      ---------------------------------
                                                       1994         1995         1996
                                                      -------     --------     --------
        Net sales to customers by geographic area:
          -- North America..........................  $31,686     $ 36,730     $ 36,595
          -- Japan..................................   23,547       41,532       30,483
          -- Hong Kong..............................   21,855       20,544       19,404
          -- Europe.................................   13,831       16,003       13,187
          -- Other..................................    5,645        6,431        8,565
                                                      -------     --------     --------
                  Total net sales...................  $96,564     $121,240     $108,234
                                                      =======     ========     ========

     The Company had sales to four major customers, each individually exceeding 10% of total sales in 1996 as follows:

                          CUSTOMER
        --------------------------------------------
        A...........................................  $46,032     $ 58,124     $ 41,569
        B (through customer A)......................   12,600       21,805       17,395
        C...........................................    9,421       16,022       24,138
        D...........................................   18,573       15,962       14,642
                                                      -------     --------     --------
                                                      $86,626     $111,913     $ 97,744
                                                      =======     ========     ========

                           NAM TAI ELECTRONICS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                             AS AT JUNE 30,
                                                                          --------------------
                                                                           1996         1997
                                                                          -------     --------
                                            ASSETS
Current assets:
  Cash and cash equivalents (Note 12)...................................  $ 1,670     $  2,263
  Term deposits.........................................................   15,191       28,794
  Accounts receivable, net..............................................   13,881       23,342
  Inventories (Note 3)..................................................    9,091        9,594
  Prepaid expenses and deposits.........................................    5,325        2,194
                                                                          -------     --------
          Total current assets..........................................   45,158       66,187
                                                                          -------     --------
Long term investment (Note 4)...........................................    3,931        2,157
                                                                          -------     --------
Property, plant and equipment, at cost..................................   40,747       44,665
  Less: Accumulated depreciation and amortization.......................   (9,106)     (12,378)
                                                                          -------     --------
                                                                           31,641       32,287
                                                                          -------     --------
Other assets............................................................      821        1,702
                                                                          -------     --------
          Total assets..................................................  $81,551     $102,333
                                                                          =======     ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable (Note 12)...............................................  $ 5,574     $  3,123
  Accounts payable and accrued expenses.................................   11,642       17,523
  Dividend payable......................................................      243           --
  Income taxes payable..................................................      124          263
                                                                          -------     --------
          Total current liabilities.....................................   17,583       20,909
                                                                          -------     --------
Shareholders' equity:
  Common stock (Note 13)................................................       81           81
  Additional paid-in capital............................................   28,572       30,725
  Stock option grants (Note 13(b))......................................      371           47
  Retained earnings.....................................................   34,916       50,544
  Foreign currency translation adjustment...............................       28           27
                                                                          -------     --------
          Total shareholders' equity....................................   63,968       81,424
                                                                          -------     --------
          Total liabilities and shareholders' equity....................  $81,551     $102,333
                                                                          =======     ========

Commitments and contingencies (Note 11)

          See accompanying notes to consolidated financial statements.

                           NAM TAI ELECTRONICS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                (IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE DATA)

                                                                      SIX MONTHS ENDED JUNE 30,
                                                                      -------------------------
                                                                         1996           1997
                                                                      ----------     ----------
Net sales...........................................................  $   50,242     $   71,596
Cost of sales.......................................................      40,299         51,756
                                                                       ---------      ---------
  Gross profit......................................................       9,943         19,840
                                                                       ---------      ---------
Costs and expenses
  Selling, general and administrative expenses......................       6,323          7,664
  Research and development expenses.................................         412            541
                                                                       ---------      ---------
                                                                           6,735          8,205
                                                                       ---------      ---------
Income from operations..............................................       3,208         11,635
  Loss on disposal of fixed assets..................................          --           (634)
  Other income -- net (Note 5)......................................         617          2,611
  Interest expense..................................................         (19)           (37)
                                                                       ---------      ---------
Income from consolidated companies before income taxes and minority
  interests.........................................................       3,806         13,575
Income tax expense (Note 8).........................................         (64)          (242)
                                                                       ---------      ---------
Net income..........................................................  $    3,742     $   13,333
                                                                       =========      =========
Earnings per share..................................................  $     0.46     $     1.68
                                                                       =========      =========
Weighted average Common Shares outstanding and common stock
  equivalents (Note 1(f))...........................................   8,212,954      7,947,421
                                                                       =========      =========

          See accompanying notes to consolidated financial statements.

                           NAM TAI ELECTRONICS, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                  (UNAUDITED)
            (IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARES OUTSTANDING)

                                        COMMON SHARES                                          FOREIGN        TOTAL
                                     --------------------   ADDITIONAL    STOCK                CURRENCY      SHARE-
                                       SHARES                PAID-IN     OPTION    RETAINED   TRANSLATION   HOLDERS'
                                     OUTSTANDING   AMOUNT    CAPITAL     GRANTS    EARNINGS   ADJUSTMENT     EQUITY
                                     -----------   ------   ----------   -------   --------   ----------   -----------
Balance at December 31, 1995.......   8,063,177     $ 80     $ 28,182     $ 467    $31,417       $ 27        $60,173
Shares issued on exercise of
  options..........................      47,550     $  1     $    390       (91)        --         --            300
Options cancelled..................          --       --           --        (5)        --         --             (5)
Net income.........................          --       --           --        --      3,742         --          3,742
Dividends paid.....................          --       --           --        --       (243)        --           (243)
Foreign currency translation
  adjustments......................          --       --           --        --         --          1              1
                                      ---------      ---      -------      ----    -------        ---        -------
Balance at June 30, 1996...........   8,110,727     $ 81     $ 28,572     $ 371    $34,916       $ 28        $63,968
                                      =========      ===      =======      ====    =======        ===        =======
Share buy-back program.............    (273,500)      (3)          --        --     (2,583)        --         (2,586)
Shares issued on exercise of
  options..........................          --       --           --        --         --         --             --
Options cancelled..................          --       --           --       (66)        --         --            (66)
Net income.........................          --       --           --        --      5,674         --          5,674
Foreign currency translation
  adjustments......................          --       --           --        --         --         --             --
                                      ---------      ---      -------      ----    -------        ---        -------
Balance at December 31, 1996.......   7,837,227     $ 78     $ 28,572     $ 305    $38,007       $ 28        $66,990
                                      =========      ===      =======      ====    =======        ===        =======
Share buy-back program.............      (1,000)      --           --        --        (10)        --            (10)
Shares issued on exercise of
  options..........................     229,400     $  3     $  2,153      (258)        --         --          1,898
Net income.........................          --       --           --        --     13,333         --         13,333
Dividends paid.....................          --       --           --        --       (786)        --           (786)
Foreign currency translation
  adjustments......................          --       --           --        --         --         (1)            (1)
                                      ---------      ---      -------      ----    -------        ---        -------
Balance at June 30, 1997...........   8,065,627     $ 81     $ 30,725     $  47    $50,544       $ 27        $81,424
                                      =========      ===      =======      ====    =======        ===        =======

          See accompanying notes to consolidated financial statement.

                           NAM TAI ELECTRONICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                          --------------------
                                                                           1996         1997
                                                                          -------      -------
Cash flows from operating activities:
  Net income............................................................  $ 3,742      $13,333
                                                                          -------      -------
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation.......................................................    1,382        2,434
     Loss on disposal of property, plant and equipment..................       --          634
     Gain on disposal of long term investment...........................       --       (2,648)
     Changes in current assets and liabilities:
       (Increase) decrease in accounts receivable.......................    3,818       (6,462)
       Decrease in inventories..........................................    1,334          917
       (Increase) in prepayments and deposits...........................   (3,800)        (426)
       (Decrease) increase in notes payable.............................      254       (2,063)
       Increase (decrease) in accounts payable and accrued expenses.....   (1,766)       1,302
       Increase in dividends payable....................................      243           --
       Increase in income taxes payable.................................       17          232
                                                                          -------      -------
          Total adjustments.............................................    1,482       (6,080)
                                                                          -------      -------
Net cash provided by operating activities...............................    5,224        7,253
                                                                          -------      -------
Cash flows from investing activities:
  Proceeds from disposal of property, plant and equipment...............       --        1,791
  Proceeds from disposal of long term investment........................       --        4,541
  Additions to property, plant and equipment............................   (5,387)        (952)
  Additions to other assets.............................................     (117)        (457)
  Term deposits.........................................................   (8,756)     (12,814)
                                                                          -------      -------
Net cash used in investing activities...................................  (14,260)      (7,891)
                                                                          -------      -------
Cash flows from financing activities:
  Share buy-back program................................................       --          (10)
  Decrease in short-term bank loans and overdraft.......................     (273)          --
  Additional shares issued, net.........................................      295        1,899
  Dividends paid........................................................     (243)        (749)
                                                                          -------      -------
Net cash provided by (used in) financing activities.....................     (221)       1,140
                                                                          -------      -------
Net increase (decrease) in cash and cash equivalents....................   (9,257)         502
Cash and cash equivalents at beginning of period........................   10,927        1,761
                                                                          -------      -------
Cash and cash equivalents at end of period..............................  $ 1,670      $ 2,263
                                                                          =======      =======
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Interest paid...........................................................  $    19      $    37
                                                                          =======      =======
Income taxes paid.......................................................  $    46      $    10
                                                                          =======      =======

          See accompanying notes to consolidated financial statements.

                           NAM TAI ELECTRONICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, the financial statements at June 30, 1996 and 1997, and for each of the six-month periods then ended, reflect all normal and recurring adjustments necessary for a fair presentation of the financial position and results of operations for each of the periods presented. The results of operations, cash flows and statements of changes in shareholders equity for such periods are not necessarily indicative of results to be expected for the full year.

  Principles of consolidation

     The consolidated financial statements include the financial statements of Nam Tai Electronics, Inc. ("the Company") and all its subsidiaries. Intercompany accounts and transactions have been eliminated on consolidation. Minority interest is recognized in respect of earnings of less than wholly-owned subsidiaries. The details of the Company's subsidiaries are described in Note 9.

  Deferred credit

     When a subsidiary is purchased, the excess of the fair value of the net assets acquired over the purchase price is recorded as a reduction to non-current assets with any remainder being recorded as a deferred credit. If the purchase price exceeds the fair value of net assets acquired, the excess cost is recorded as goodwill. Any goodwill or deferred credit which may result is amortized over its estimated useful life, not to exceed forty years. The remaining deferred credit of $594,000 at September 30,1994 was credited to income in 1994 as the subsidiary to which the deferred credit related commenced liquidation procedures and was insolvent.

  Inventories

     Inventories are stated at the lower of cost and market value. Cost is determined on the first-in, firstout basis.

  Property, plant and equipment

     Property, plant and equipment are recorded at cost and include interest on funds borrowed to finance construction in Canada. Capitalized interest was nil for the six months ended June 30, 1997 and for the six months ended June 30, 1996. The cost of major improvements and betterments is capitalized whereas the cost of maintenance and repairs is expensed in the year incurred.

     All land in Hong Kong is owned by the government which leases the land at public auction to nongovernmental entities. With the exception of those leases which expire after June 30, 1997 and before June 30, 2047 with no right of renewal, the Sino-British Joint Declaration extends the terms of all currently existing land leases for another 50 years beyond June 30, 1997. Thus, all of the Company's land leaseholds in Hong Kong are considered to be purchased long-term assets. The cost of such land leaseholds is amortized on the straight-line basis over the respective terms of the leases.

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

     All land in the People's Republic of China ("PRC") is owned by the government. The government in the PRC, according to PRC law, may sell the right to use the land for a specified period of time. Thus all of the Company's land purchases in the PRC are considered to be land leaseholds and are amortized on the straight line basis over the respective term of the right to use the land.

     Depreciation and amortization rates computed using the straight-line method are as follows:

        CLASSIFICATION                                                       RATE
        --------------                                                     ---------
        Long-term leasehold buildings..................................    2% - 4.5%
        Freehold buildings.............................................    3.3% - 4%
        Furniture and fixtures.........................................    18% - 25%
        Machinery and equipment........................................     9% - 25%
        Molds and tools................................................    18% - 25%
        Motor vehicles.................................................    18% - 25%
        Leasehold improvements.........................................    18% - 33%

  Per share amounts

     The per share amounts in the consolidated statements of income have been computed based on the weighted average number of Common Shares and common stock equivalents outstanding during each period. Common stock equivalents include the number of shares that would be issued from the exercise of in-the-money stock options reduced by the assumed number of shares that could be purchased from the proceeds based on the average market price of the Company's Common Stock.

     The weighted average number of shares outstanding for the six months ended June 30, 1997 and June 30, 1996 were 7,947,421 and 8,212,954 respectively.
Common stock equivalents for the six months ended June 30, 1997 and June 30, 1996 were 88,051 and 137,500, respectively. Fully diluted earnings per share do not differ materially from the undiluted figures.

  Foreign currency translations

     The financial statements have been stated in United States dollars, the official currency used in the British Virgin Islands (the Company's place of incorporation). Although the operating facilities are located in Hong Kong and the PRC, the United States dollar is the currency of the primary economic environment in which the Company's consolidated operations are conducted. The exchange rate between the Hong Kong dollar and the United States dollar has been pegged (HK$7.80 to US$1.00) since October 1983.

     All transactions in currencies other than functional currencies during the year are translated at the exchange rates existing on the respective transaction dates. Related accounts payable or receivable existing at the balance sheet date denominated in currencies other than functional currencies are translated at the exchange rates existing on that date. Exchange differences arising in these cases are dealt with in the statement of income.

     The financial statements of all subsidiaries with functional currencies other than the United States dollar are translated in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". With the exception of Namtai Electronic (Shenzhen) Co. Ltd. ("NTES"), Zastron Plastic & Metal Products (Shenzhen) Ltd. ("Zastron") and Shenzhen Namtek Co. Ltd. ("amtek"), which are companies incorporated in the PRC, all assets and liabilities are translated at the rates of exchange ruling at the balance sheet date and all income and expense items are translated at the average rates of exchange over the year. Also with the exception of the PRC companies, all exchange differences arising from translation of subsidiaries' financial statements are dealt with as a separate component of equity.

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

     As NTES, Zastron and Namtek act as production centers for the Company, the Company controls their operations and the majority of their transactions are made in Hong Kong dollars. Therefore, the Hong Kong dollar has been determined to be the functional currency of NTES, Zastron and Namtek. Accordingly, all monetary assets and liabilities are translated at the rates of exchange ruling at the balance sheet date, non-monetary assets and liabilities are translated at the historical rate and all income and expense items are translated at the average rates of exchange over the year and all translation adjustments resulting from the conversion of NTES, Zastron and Namtek's financial statements to Hong Kong dollars are taken to the income statements. Exchange rates used to translate and remeasure transactions and balances of NTES, Zastron and Namtek are the rates quoted by the Bank of China.

  Income taxes

     The Company provides for all taxes based on income whether due at year end or estimated to become due in future periods but based on profits earned to date. However, under the current tax legislation in the People's Republic of China ("PRC"), the Company has reasonable grounds to believe that income taxes paid in respect of any year would be refunded after the profits earned in that year are reinvested in the business. Accordingly, any PRC tax paid during the year is recorded as an amount receivable at year end. Deferred income taxes are provided to recognize the effect on the difference between the financial statement and income tax bases of assets and liabilities.

  Staff retirement plan costs

     The Company's contributions to the staff retirement plan (Note 6) are charged to the income statements as incurred.

  Deferred Compensation Arrangement costs

     For the years 1990 to 1995, the liability relating to the Deferred Compensation Arrangement (Note 7) was provided ratably over the future employment periods of the beneficiaries of the plan until their dates of retirement or earlier departure from the Company. At December 31, 1995, the remaining balance was fully provided for. Consequently, at June 30, 1996 and at June 30, 1997, no provision was taken.

  Cash and cash equivalents

     Cash equivalents include certificates of deposit having a maturity date of three months or less upon acquisition.

  Currency contracts

     The Company enters into forward currency contracts in its management of foreign currency exposures. Since the forward currency contracts are not intended to hedge an identifiable foreign currency commitment, generally accepted accounting principles require that the contracts are marked to market with the net realized or unrealized gains or losses recognized in other income. (Note 5).

  Long term investment

     Long term investment is stated at the lower of cost and market value.

  Research and development costs

     Research and development costs relating to the development of new products and processes, including significant improvements and refinements to existing products are expensed as incurred. The amounts charged

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

against income were $239,139, $945,333 and $949,941 for the years ended December 31, 1994, 1995 and 1996, respectively. The amount charged against income was $412,210 and $540,772 for the six months ended June 30, 1996 and June 30,1997, respectively.

  Stock options

     Financial Accounting Standards Board ("AFASB") Statement No. 123 allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or to continue to apply the existing accounting rules under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," but with additional financial statement disclosure. The Company plans to continue to account for stock-based compensation arrangements under APB Opinion No. 25 and provides additional disclosure to that effect in Note 13(b).

 2. FINANCIAL INSTRUMENTS

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of its cash equivalents, term deposits and trade receivables.

     The Company's cash equivalents and term deposits are high-quality deposits placed with banking institutions with high credit ratings. This investment policy limits the Company's exposure to concentration of credit risk.

     The trade receivable balances largely represent amounts due from the Company's principal customers who are generally international organizations with high credit ratings. As a consequence, concentrations of credit risk are limited. Letters of credit are the principal security obtained to support lines of credit or negotiated contracts when the financial strength of a customer is not considered sufficient.

     All of the Company's significant financial instruments at December 31, 1996 are reported in current assets or current liabilities in the consolidated balance sheet at carrying amounts which approximate their fair value.

     From time to time, the Company hedges its currency exchange risk, which primarily arises from materials purchased in currencies other than the United States dollar, through the purchase and sale of forward exchange contracts. Such contracts typically allow the Company to buy or sell currency at a fixed price for up to one year, but the Company normally books forward six months. At December 31, 1996, there was no open forward currency contract and at December 31, 1995, the open forward contracts amounted to $60,000 at face value. There were no open forward contracts at June 30, 1997 and June 30, 1996.

 3. INVENTORIES

     Inventories consist of (in thousands):

                                                                      AS AT JUNE 30,
                                                                     -----------------
                                                                      1996       1997
                                                                     ------     ------
        Finished goods.............................................  $  565     $1,079
        Work-in-progress...........................................   2,152      2,190
        Raw materials..............................................   6,374      6,325
                                                                     ------     ------
                                                                     $9,091     $9,594
                                                                     ======     ======

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

 4. LONG TERM INVESTMENT

     In December 1994, the Company purchased 14.04% or 477,370 of the outstanding common shares of Deswell Investment Holdings Limited ("Deswell"), a supplier of plastic parts to the Company, for a total consideration of $3,931,284. In 1995, Deswell changed its name to Deswell Industries, Inc. and completed its initial public offering which reduced the Company's ownership to approximately 10.5% at December 31, 1995. In July 1996, the Company elected to exercise warrants which increased its holdings by 12,000 shares to 489,370 or 10.6% of the outstanding common shares of Deswell Industries, Inc.

     For the six months ended June 30, 1997, the Company sold 230,000 shares of Deswell Industries Inc. realizing a net gain of $2,648,100.

 5. OTHER INCOME -- NET

     Other income -- net consists of (in thousands):

                                                                             SIX MONTHS ENDED
                                                                                 JUNE 30
                                                                             ----------------
                                                                             1996       1997
                                                                             -----     ------
Interest income..........................................................    $ 603     $  496
Bank charges.............................................................     (195)      (189)
Dividend income..........................................................       --        104
Gain on disposal of long term investment.................................       --      2,648
Miscellaneous (expenses) income..........................................      209       (448)
                                                                             -----     ------
                                                                             $ 617     $2,611
                                                                             =====     ======

 6. STAFF RETIREMENT PLAN

     The Company maintains staff retirement plans (defined contribution pension plans) which cover certain of its employees. The cost of the Company's contributions amounted to $45,701 and $38,717 for the six months ended June 30, 1996 and the six months ended June 30,1997, respectively.

 7. DEFERRED COMPENSATION ARRANGEMENT

     In August 1990, the Company agreed to provide compensation in the event of loss of office, for whatever reason, for two officers. The amount of compensation to be ultimately provided is $500,000 for Mr. Koo and $300,000 for Mr. Murakami. A provision of $40,000 was made in each of the years ended December 31, 1994 and 1995. At December 31, 1995, the balance of the deferred compensation arrangement, which amounted to $560,000, was provided for. For the year ended December 31, 1996, pursuant to an agreement between Mr Koo and the Company, an amount of $450,000 payable to Mr M.K. Koo was transferred from the provision for compensation for loss of office and applied against an amount receivable from him.(Note 10).

 8. INCOME TAXES

     Under the current British Virgin Islands law, the Company's income is not subject to taxation. Subsidiaries, primarily operating in Hong Kong and the PRC, are subject to income tax as described below.

     The provision for current income taxes of the subsidiaries operating in Hong Kong has been calculated by applying the current rate of taxation of 16.5% (16.5% for the six months ended June 30, 1996) to the estimated taxable income earned in or derived from Hong Kong during the period.

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

     Deferred tax, where applicable, is provided under the liability method at the rate of 16.5% (16.5% for the six months ended June 30, 1996), being the effective Hong Kong statutory income tax rate applicable to the ensuing financial year, on the difference between the financial statement and income tax bases of assets and liabilities.

     The basic corporate tax rate for Foreign Investment Enterprises ("FIE's") in the PRC, such as NTES, Zastron and Namtek, is currently 33% (30% state tax and 3% local tax). However, because NTES, Zastron and Namtek are located in the designated Special Economic Zone ("SEZ") of Shenzhen and are involved in production operations, they qualify for a special reduced state tax rate of 15%. In addition, the local tax authorities in the Shenzhen SEZ are not currently assessing any local tax. Since NTES, Zastron, and Namtek have agreed to operate for a minimum of ten years in the PRC, a two year tax holiday from the first profit making year is available, following which in the third through fifth years there is a 50% reduction to 7.5%. In any event, for FIE's such as NTES, Zastron and Namtek which export 70% or more of the production value of their products, a reduction in the tax rate is available; in all cases apart from years in which a tax holiday is available, there is an overall minimum tax rate of 10%.

     In 1990 and 1991, NTES qualified for a tax holiday; tax was payable at the rate of 7.5% on the assessable profits of NTES in 1992, 1993 and 1994, and 10% in 1995, 1996 and 1997. In 1992 and 1993, Zastron qualified for a tax holiday; tax was payable at the rate of 7.5% on the assessable profits of Zastron in 1994, 1995, 1996 and 1997. Namtek in 1996 was in its first year of operation and qualified for a two year tax holiday. An FIE whose foreign investor directly reinvests its share of profits obtained from that FIE in establishing or expanding an export-oriented or technologically advanced enterprise in the PRC for a minimum period of five years may obtain a refund of the taxes already paid on those profits. The Company has gained reasonable assurance through previous experience that when profits are reinvested, PRC taxes paid are refunded in full in the ensuing year.

     NTES qualified for such refunds of its 1993, 1994 and 1995 taxes as a result of reinvesting its profits in those years. Zastron qualified for such refund of its 1994 taxes as a result of reinvesting its profits in that year.

     The tax refunds received were as follows:

                  TAXATION
  COMPANY           YEAR             PAID           REFUNDED         DATE RECEIVED
  --------        --------         --------         --------         --------------
  NTES....         1993            $212,000         $212,000         Nov 1994
                   1994            $714,000         $714,000         Aug 1995
                   1995            $918,727         $918,727         Dec 1996
                   1996            $844,530               --         Refund awaited
  Zastron..        1994            $ 68,000         $ 68,000         Aug 1995
                   1995            $ 30,967               --         Refund awaited

     The Company intends to reinvest profits earned in 1997 by NTES and Zastron and accordingly no provision for PRC taxes was made for the six months ended June 30, 1997 (nil for the six months ended June 30,1996).

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

     The current and deferred components of the income tax (expense) benefit appearing in the income statement are as follows (in thousands):

                                                                         SIX MONTHS
                                                                       ENDED JUNE 30,
                                                                       --------------
                                                                       1996     1997
                                                                       ----     -----
        Current tax................................................    $(64)    $(242)
        Deferred tax...............................................      --        --
                                                                       ----     -----
                                                                       $(64)    $(242)

     A reconciliation of the tax (expense) benefit to the amount computed by applying the current tax rate to the income from continuing operations before taxes in the consolidated statements of income is as follows (in thousands except tax rate):

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                            -----------------
                                                                            1996       1997
                                                                            -----     -------
Hong Kong statutory tax rate..............................................   16.5%       16.5%
Income tax expense at current tax rate on income from consolidated
  companies before income taxes and minority interests....................  $(628)    $(2,240)
Tax (expense) benefit arising from items which are not (allowable)
  assessable for tax purposes:
Effect of difference between PRC and Hong Kong tax applied to PRC taxable
  income..................................................................    570       1,931
  Other...................................................................     (6)         67
                                                                            -----     -------
                                                                            $ (64)    $  (242)
                                                                            =====     =======

     No income tax arose in the United States of America in any of the periods presented.

     In prior years, the purchase cost of patents and trademarks and certain expenses incurred by a subsidiary, Nam Tai Supplies Ltd., were claimed as tax deductible expenses. The Hong Kong Inland Revenue Department ("IRD") has taken issue on the deductibility of these expenses and issued revised assessments to recover taxes of $995,000. In January 1994, the IRD petitioned the Hong Kong court to wind up the subsidiary for non-payment of assessed taxes. A winding up order was made on March 9, 1994, and the Official Receiver was appointed as liquidator. In 1995, the tax provision of $314,000 for this subsidiary was reversed as the subsidiary is in the process of liquidation and is insolvent.

 9. INVESTMENT IN SUBSIDIARIES

                                                                                    PERCENTAGE OF
                                                                                      OWNERSHIP
                                                                                     AS AT JUNE
                                                                                         30,
CONSOLIDATED                                     COUNTRY OF         PRINCIPAL       -------------
SUBSIDIARIES                                    INCORPORATION        ACTIVITY       1996     1997
------------                                    -------------     --------------    ----     ----
Nam Tai Electronic & Electrical Products        Hong Kong         Trading           100%     100%
  Ltd.........................................
Nam Tai Electronics (Canada) Ltd..............  Canada            Services          100%     100%
Namtai Electronic (Shenzhen) Co. Ltd..........  PRC               Manufacturing     100%     100%
Zastron Plastic & Metal Products (Shenzhen)     PRC               Manufacturing     100%     100%
  Ltd.........................................
Shenzhen Namtek Co. Ltd.......................  PRC               Software            --     100%
                                                                  Development

     In February 1995, NTEE invested $9,546,000 in NTES by reinvesting NTES's 1994 net income. This increased NTEE's total investment in NTES to $24,490,000. In April 1996, NTEE invested a further $9,165,000 in NTES by reinvesting NTES's 1995 net income. This increased NTEE's total investment in

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

NTES to $33,655,000. In April 1997, NTEE invested a further $8,345,000 in NTES by reinvesting NTES's 1996 net income. This increased NTEE's total investment in NTES to $42,000,000.

     At June 30, 1996, NTEE's investment in Zastron and Namtek were $3,512,000 and $225,000 respectively, Nam Tai Electronics, Inc's investment in Nam Tai Electronics (Canada) was $256,000. At June 30, 1997, NTEE's investment in Zastron and Namtek were $3,512,000 and $225,000 respectively. Nam Tai Electronics, Inc.'s investment in Nam Tai Electronics (Canada) Ltd. was $256,000.

     Retained earnings are not restricted as to the payment of dividends except to the extent dictated by prudent business practices. The Company believes that there are no material restrictions, including foreign exchange controls, on the ability of its non-PRC subsidiaries to transfer surplus funds to the Company in the form of cash dividends, loans, advances or purchases. With respect to the Company's PRC subsidiaries, there are restrictions on the purchase of materials by these companies, the payment of dividends and the removal of dividends from the PRC. However, the Company believes that such restrictions will not have a material effect on the group's liquidity or cash flows.

10. RELATED PARTY TRANSACTIONS

     In June 1995, the Company completed the construction of a residential property pursuant to an agreement dated January 13, 1995. As the property had not been sold to a third party by December 31, 1995, Mr. M.K. Koo, the Chairman of the Company, purchased the property for book value of $2,620,000 being the higher of the market value and book value of the property as required by the contract. At December 31, 1995 this amount was included in accounts receivable. In March 1996, Mr M.K. Koo elected to apply $450,000 available from his compensation for loss of office against the account receivable. In August 1997, Mr. Koo reversed his election regarding the compensation for loss of office and paid the Company the gross amount outstanding of $2,570,000

11. COMMITMENTS AND CONTINGENCIES

     Pursuant to the August 17, 1992 land purchase and development agreement between NTES and Baoan County City Development Foundation, NTES is required to construct a multi-purpose business building of seven floors or more in Baoan City, Shenzhen, PRC. The Company is looking for a partner to develop, manage and finance the entire project. To date, the Company has invested $488,000 to purchase the land and in capitalized design fees. On January 13, 1997, the Company signed an agreement with Shenzhen Baoheng (Group) Co. Ltd., a Chinese company, which will be responsible for the design, construction and marketing of this project.

  Lease commitments

     At June 30, 1997, there were annual commitments under operating leases which relate to land and buildings as follows (in thousands):

        1997 (from July to December)......................................    $  439
        1998..............................................................       698
        1999..............................................................       469
        2000..............................................................       443
        2001 and thereafter...............................................     3,174
                                                                              ------
                                                                              $5,223
                                                                              ======

     The Company has been advised that Tele-Art, Inc., a shareholder of the Company, intends to pursue claims in a court in the British Virgin Islands for damages allegedly suffered as a result of the rights offering

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

completed in 1993. Management believes that the claim is without merit and will vigorously defend it and believes that the outcome of the case will not have a significant effect on the financial statements.

12. BANKING FACILITIES

     General banking facilities amounted to $49,200,000 at June 30, 1997 (as at June 30, 1996 - $55,200,000) with interest charged based on the Hong Kong prime rate for Hong Kong dollar transactions and banks' cost of funds rate for transactions in other currencies (effectively 8.50% and 0.50%, respectively at June 30, 1997).

     The total amount of banking facilities utilized as at June 30, 1997 was $5,220,000. (as at June 30, 1996 -- $9,865,000).

     The notes payable, which include trust receipts, shipping guarantees and discounted bills, may not agree to utilized banking facilities due to a timing difference between the Company receiving the goods and the bank issuing the trust receipt to cover financing of the purchase. The Company recognizes the outstanding letter of credit as a note payable when the goods are received, even though the bank may not have issued the trust receipt. However, this will not affect the total bank facility utilization, as an addition to trust receipts will be offset by a reduction in the same amount of outstanding letters of credit.

                                                                              AS AT JUNE 30,
                                                                             -----------------
                                                                              1996      1997
                                                                             -------   -------
Outstanding letters of credit (including usance bills
  pending maturity)........................................................  $ 7,685     2,577
Trust receipts and shipping guarantees.....................................    2,180     2,643
Short-term bank borrowings.................................................       --        --
Forward exchange contracts.................................................       --        --
                                                                             -------   -------
Total banking facilities utilized..........................................    9,865     5,220
Less:
  Outstanding letters of credit............................................   (6,329)   (2,577)
  Short-term bank borrowings...............................................       --        --
  Forward contracts........................................................       --        --
Plus:
  Goods received but trust receipts not issued by the bank.................    2,038       480
                                                                             -------   -------
Notes payable per balance sheets...........................................  $ 5,574   $ 3,123
                                                                             =======   =======

     Discounted bills normally have a term to maturity of 30 days. Trust receipts normally have terms from 90 to 100 days. The interest rate for the above facilities is normally prime plus 3/4% for all currencies.

     In the third quarter of 1995, the Company's bankers agreed to release the charges on the pledged assets and to provide the banking facilities with only the corporate guarantee from Nam Tai Electronics, Inc., the parent company, and its undertaking not to pledge any assets to any banks without the prior consent of the Company's bankers. Throughout 1996 and for the six months ended June 30, 1997, banking facilities bore the corporate guarantee of Nam Tai Electronics, Inc.

13. COMMON SHARES

  Authorized shares

     In July 1994, the Board of Directors increased the number of authorized Common Shares to 20,000,000. The par value of each Common Share is $0.01.

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

  Stock options

     In August 1993, the Board of Directors approved a stock option plan which authorized the issuance of 300,000 vested options to key employees of the Company at an exercise price of $5.35. The options expire in September 1998. Because the option's exercise price was less than the market value of the Company's Common Shares on the date of grant, the Company recorded compensation expense of $690,000 reflecting the excess of the fair value of the underlying stock over the exercise price. In December 1993 and January 1996, the option plan was amended and the maximum number of shares to be issued pursuant to the exercise of options granted was increased to 650,000 and 1,000,000 respectively.

     A summary of stock option activity is as follows:

                                                             NUMBER
                                                               OF
                                                            OPTIONS
                                                              PER
                                                             SHARE             OPTION PRICE
                                                            --------     ------------------------
Outstanding at December 31, 1993..........................   300,000     $5.35
  Exercised...............................................   (90,000)    $5.35
  Granted.................................................   365,000     $11.00
  Cancelled...............................................   (40,750)    $5.35 & $11.00
                                                            --------
Outstanding at December 31, 1994..........................   615,250     $5.35 & $11.00
  Reissued................................................    40,750     $11.00
  Exercised...............................................   (70,150)    $5.35
  Cancelled...............................................   (25,000)    $11.00
  Reissued................................................    10,000     $11.375
                                                            --------
Outstanding at December 31, 1995..........................   570,850     $5.35, $11.00, $11.375
  Exercised...............................................   (47,550)    $5.35 & $11.00
  Granted.................................................   170,000     $10.50
  Cancelled...............................................   (49,500)    $5.35 & $11.00
                                                            --------
Outstanding at June 30, 1996..............................   643,000     $5.35, $10.50,
                                                                         $11.00 & $11.375
  Exercised...............................................         0     $5.35, & $11.00, $11.375
  Granted.................................................         0
  Cancelled...............................................  (106,500)    $5.35, $10.50, $11.00
                                                            --------
Outstanding at December 31, 1996..........................   537,300     $5.35, $10.50, $11.00 &
                                                                         $11.375
  Exercised...............................................  (229,400)    $5.35, $11.00, $11.375
  Granted.................................................         0
  Cancelled...............................................   (97,300)    $5.35, $10.50, $11.00
                                                            --------
Outstanding at June 30, 1997..............................   210,600     $5.35, $10.50, $11.00
                                                            ========

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

     Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                               SIX MONTHS ENDED
                                                                                   JUNE 30,
                                                                              ------------------
                                                                               1996       1997
                                                                              ------     -------
Net Income (in thousands)   As reported.....................................  $3,742     $13,333
                            Pro forma.......................................   3,407      13,077
Earnings per share          As reported.....................................    0.46        1.68
                            Pro forma                                           0.41        1.68

     The weighted-average fair value of options granted in 1996 was $4,52 (1995 -- $4.03), using the Black-Scholes option-pricing model based on the following assumptions:

                                                $11.00 OPTIONS   $11.375 OPTIONS   $10.50 OPTIONS
                                                --------------   ---------------   --------------
        Risk-free interest rate...............          6.0%              5.4%             5.3%
        Expected life.........................      8/01/98          12/01/98          1/12/00
        Expected volatility...................         44.0%             49.0%            44.0%
        Expected dividends....................         0.30              0.30             0.30

  Share buy-back program

     During the six months ended June 30, 1997, the Company bought back 1,000 Common Shares of its outstanding capital stock at an average price of $9.49 per share.

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

14. BUSINESS SEGMENT INFORMATION

     The Company operates principally in the consumer electronic products industry. The following is a summary of sales, income from continuing operations and assets by geographic area (in thousands):

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                                 ---------------------
                                                                   1996         1997
                                                                 --------     --------
        Net sales from operations within Hong Kong:
        Unaffiliated customers.................................  $ 49,352     $ 70,496
        Intersegment sales.....................................        --           --
                                                                 --------     --------
                                                                   49,352       70,496
        People's Republic of China:
          Unaffiliated customers...............................       890        1,100
          Intersegment sales...................................    45,675       66,217
                                                                 --------     --------
                                                                   67,317       46,565
        Canada:
          Unaffiliated customers...............................        --           --
          Intersegment eliminations............................   (45,675)     (66,217)
                                                                 --------     --------
                  Total net sales..............................  $ 50,242     $ 71,596
                                                                 ========     ========
        Income (loss) from continuing operations within:
        -- People's Republic of China..........................     3,921       10,326
        -- Hong Kong...........................................     2,009        2,505
        -- Canada..............................................    (2,188)         502
                                                                 --------     --------
        Net income.............................................  $  3,742     $ 13,333
                                                                 ========     ========
        Identifiable assets by geographic area:
        -- People's Republic of China..........................  $ 42,981     $ 42,034
        -- Hong Kong...........................................    21,735       25,658
        -- Canada..............................................    16,835       34,641
                                                                 --------     --------
                  Total assets.................................  $ 81,551     $102,333
                                                                 ========     ========

     Intersegment sales arise from the transfer of finished goods between subsidiaries operating in different areas. These sales are generally at estimated market prices.

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                                   -------------------
                                                                    1996        1997
                                                                   -------     -------
        Net sales to customers by geographic area:
        -- North America.........................................  $17,145     $40,395
        -- Japan.................................................   15,073      15,035
        -- Hong Kong.............................................    6,923       4,409
        -- Europe................................................    7,585       9,811
        -- Other.................................................    3,516       1,946
                                                                   -------     -------
                  Total net sales................................  $50,242     $71,596
                                                                   =======     =======

                           NAM TAI ELECTRONICS, INC.

                               (IN U.S. DOLLARS)

     The Company has sales to four major customers, each individually exceeding 10% of total sales for six months ended June 30, 1997 as follows:

                                CUSTOMER
        ---------------------------------------------------------
        A........................................................  $22,045     $21,221
        B (through customer A)...................................    8,920       3,713
        C........................................................   10,399      31,388
        D........................................................    4,721       9,236
                                                                   -------     -------
                                                                   $46,085     $65,558
                                                                   =======     =======

======================================================

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR BY THE STANDBY UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Available Information.................      2
Enforceability of Civil Liabilities...      2
Prospectus Summary....................      3
Risk Factors..........................      7
The Rights Offering...................     12
Use of Proceeds.......................     17
Dividend Policy.......................     17
Price Range of Common Shares..........     18
Capitalization........................     19
Selected Consolidated Financial
  Data................................     20
Management's Discussion and Analysis
  of
  Results of Operations and Financial
  Condition...........................     21
Business..............................     31
Management............................     42
Principal Shareholders................     44
Description of Securities.............     45
Standby Underwriting..................     49
Legal Matters.........................     50
Experts...............................     50
Incorporation of Certain Documents by
  Reference...........................     51
Index to Consolidated Financial
  Statements..........................     52

=============================================

======================================================
                                 [NamTai Logo]
                                3,000,000 UNITS,
                            EACH UNIT CONSISTING OF
                              ONE COMMON SHARE AND
                          ONE REDEEMABLE COMMON SHARE
                                PURCHASE WARRANT
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                JOSEPH CHARLES &
                                ASSOCIATES, INC.
                                OCTOBER 30, 1997
======================================================